Exhibit 4.51
STERLITE 2400 MW COAL BASED POWER PROJECT
COMMON RUPEE LOAN AGREEMENT
AMONG
STERLITE ENERGY LIMITED
As the Borrower
AND
STATE BANK OF INDIA
As Facility Agent for the Lenders
AND
IDBI TRUSTEESHIP SERVICES LIMITED
As Security Trustee
AND
THE PERSONS
SET FORTH IN PART A of SCHEDULE II
As Rupee Lenders
AND
STATE BANK OF INDIA
As the Issuing Bank
Amarchand & Mangaldas & Suresh A. Shroff & Co.
Solicitors & Advocates

TABLE OF CONTENTS

1.	DEFINITIONS	3
2.	ORDER OF PRIORITY	3
3.	THE FACILITY	4
4.	APPLICATION OF PROCEEDS	5
5.	DISBURSEMENT MECHANISM	6
6.	REPRESENTATIONS AND WARRANTIES	16
7.	CONDITIONS PRECEDENT	31
8.	AFFIRMATIVE COVENANTS	57
9.	NEGATIVE COVENANTS	86
10.	CANCELLATION OF THE FACILITY	92
12.	DISBURSEMENTS BY WAY OF LETTER OF COMMITMENT	93
13.	LIABILITY OF AND PAYMENTS BY LENDERS	104
14.	INTEREST	111
15.	REPAYMENTS	114
16.	PREPAYMENTS AND COMMITMENT REDUCTIONS	115
17.	PAYMENTS	118
18.	FACILITY AGENT AND SECURITY TRUSTEE	120
19.	EXPENSES AND INDEMNIFICATIONS	120
20.	EVENTS OF DEFAULT	125
21.	MISCELLANEOUS	134
SCHEDULE I		154
SCHEDULE II		189
SCHEDULE III		205
SCHEDULE IV		208
SCHEDULE V		211
SCHEDULE VI		214
SCHEDULE VII		215
SCHEDULE VIII		216
SCHEDULE IX		218
SCHEDULE X		222
SCHEDULE XIII		226
SCHEDULE XIV		228
SCHEDULE XV		243
SCHEDULE XVI		245
EXHIBIT 1		248

(i)

EXHIBIT 2	252
EXHIBIT 3	256

(ii)

COMMON RUPEE LOAN AGREEMENT
THIS COMMON RUPEE LOAN AGREEMENT (this “Agreement”) is made at                     this 29th day of June, 2009 by and among:
1.	STERLITE ENERGY LIMITED, a company incorporated in India under the Companies Act, 1956, with its registered office at SIPCOT Industrial Complex, Madurai By Pass Road, T V Puram, P O Tuticorin, Tamil Nadu — 628 002 (hereinafter referred to as the “Borrower”, which expression shall, unless repugnant to the context, be deemed to include its successors and permitted assigns);

2.	STATE BANK OF INDIA, a body corporate constituted under the State Bank of India Act, 1955 with its Corporate Centre at Project Finance SBU, State Bank Bhavan, Madame Cama Road, Mumbai- 400 021 acting as the facility agent for the Lenders (hereinafter referred to as the “Facility Agent”, which expression shall, unless repugnant to the context hereof, be deemed to include its successors, transferees, and permitted assigns);

3.	IDBI TRUSTEESHIP SERVICES LIMITED, a company incorporated in India, having its registered office at Asian Building, Ground Floor, 17, R.K. Kamani Marg, Ballard Estate, Mumbai- 400 001 in its capacity as security trustee for the Lenders (hereinafter referred to as the “Security Trustee”, which expression shall, unless repugnant to the context, be deemed to include its successors, transferees and permitted assigns);

4.	THE PERSONS as set out in Part A of Schedule II, as Rupee Lenders (hereinafter referred to as the “Rupee Lenders”, which expression shall, unless repugnant to the context, be deemed to include their successors, transferees, novatees and assigns); and

5.	STATE BANK OF INDIA, a body corporate constituted under the State Bank of India Act, 1955 with its Corporate Centre at State Bank Bhavan, Madame Cama Road, Mumbai- 400 021, as the Issuing Bank (hereinafter referred to as the “Issuing Bank”, which expression shall, unless repugnant to the context, be deemed to include its successors, transferees and assigns).
Each of the parties mentioned above, are hereinafter collectively referred to as the “Parties” and individually as a “Party”.
WHEREAS
(A)	Upon the request of the Borrower and to enable the Borrower to partly finance implementation of the Project undertaken by it for the development, designing and commissioning of a power plant at Jharsuguda Orissa, (i) the Rupee Lenders have agreed to grant to the Borrower the rupee term loan facility in the aggregate principal amount of Rupees Five Thousand Five Hundred Sixty Nine Crores (Rs. 55,69,00,00,000) not exceeding the amounts mentioned against their names respectively in Part A of Schedule II hereto; and (ii) the Issuing Bank and some of the Rupee Lenders have agreed to issue letters of commitment for making payments towards Project Costs upon the terms and conditions as more particularly set out in this Agreement.
(B)	This Agreement provides for, inter-alia, (i) certain common representations, warranties and covenants of the Borrower, (ii) certain uniform conditions of drawdown of the Facility and (iii) certain events of default and conditions precedent to the provision of the Facility to the Borrower.
NOW, THEREFORE, in consideration of the foregoing, and other good and valid consideration, the receipt and adequacy expressly acknowledged, the Parties hereby agree as follows:
1.	DEFINITIONS

For the purposes of this Agreement, (i) capitalized terms, not otherwise defined in the body of this Agreement shall have the meanings set forth in Schedule I, and (ii) the principles for construction and interpretation of this Agreement shall be as set forth in Schedule I.

2.	ORDER OF PRIORITY

In the case of any discrepancy between the provisions of this Agreement and those of the Intercreditor Agreement and the Trust and Retention Account Agreement, except as provided in Section 5.4.1.1 (ii) below, the provisions in the Intercreditor Agreement and the Trust and Retention Account Agreement shall prevail in order of priority of firstly the Intercreditor Agreement and secondly the Trust and Retention Account Agreement.

3.	THE FACILITY

3.1	The Facility
3.1.1	The Borrower agrees to borrow from the Rupee Lenders and the Rupee Lenders agree to lend and advance to the Borrower during the Availability Period a rupee amount up to a maximum of all their respective Commitments (the “Rupee Facility Amount”) as a rupee facility (the “Rupee Facility”). The Rupee Lenders and the Issuing Bank further agree that they shall participate in or issue Letters of Commitment under the terms of this Agreement to the maximum extent of their respective Earmarked Amounts/Commitment and on the terms and conditions contained in this Agreement (the “LOC Facility”).

For the avoidance of doubt, Life Insurance Corporation of India shall have no obligation to participate in or issue any Letters of Commitment under this Agreement.

3.1.2	The Rupee Lenders agree and acknowledge that to part finance the Project Costs, the Borrower may, after achievement of Financial Close but before Project COD, borrow amounts by way of External Commercial Borrowings/ borrowings from export credit agency/foreign currency loans/domestic bonds, upto the extent of the Additional Loan Amount (the “Additional Loans”) in one or more tranches. Upon availing the Additional Loans, the Available Commitment shall be reduced to the extent of the amount of the Additional Loans. The Commitment and the Earmarked Amount of each Rupee Lender shall be reduced pro rata to effect any such reduction of the Available Commitment.

3.1.3	Any amount disbursed or a letter of commitment issued by: (i) IDBI Bank Limited to the Borrower under the facility agreement dated September 6, 2008 entered into by it with the Borrower (the “IDBI Interim Rupee Facility Agreement”), (ii) State Bank of India to the Borrower under the interim rupee facility agreement dated January 3, 2009 entered into by it with the Borrower (the “SBI Interim Rupee Facility Agreement”), (iii) Punjab National Bank to the Borrower under the interim rupee facility agreement dated June 24, 2009 entered into by it with the Borrower (the “PNB Interim Rupee Facility Agreement”), and (iv) Jammu & Kashmir Bank Limited to the Borrower under the interim rupee facility agreement dated June 24, 2009 entered into by it with the Borrower (the “J&K Interim Rupee Facility Agreement”) (the IDBI Interim Rupee Facility Agreement, the SBI Interim Rupee Facility Agreement, the PNB Interim Rupee Facility Agreement and the J&K Interim Rupee Facility Agreement collectively referred to as the “Interim Rupee Facility Agreements”) shall, from the Initial Drawdown Date, be deemed to be a Drawdown made under this Agreement. All terms and conditions contained in the Financing Documents shall apply to such disbursement made or letters of commitment issued under the Interim Rupee Facility Agreements from the Initial Drawdown Date as if such Drawdown had been made under the Financing Documents. Provided that any disbursement or action or event occurring under the Interim Rupee Facility Agreements prior to the Initial Drawdown Date shall be governed by the provisions of the Interim Rupee Facility Agreements, including for the avoidance of doubt, satisfaction of conditions precedent with respect to any such disbursements made prior to the Initial Drawdown Date. For the avoidance of doubt, the amount of Commitment mentioned against the names of IDBI Bank Limited, State Bank of India, Punjab National Bank and Jammu & Kashmir Bank Limited in Schedule II include the amounts committed and/or disbursed and/or earmarked pursuant to issue of letters of commitment under the IDBI Interim Facility Agreement, the SBI Interim Rupee Facility Agreement, the PNB Interim Rupee Facility Agreement and the J&K Interim Rupee Facility Agreement, respectively.
4.	APPLICATION OF PROCEEDS

The Borrower agrees that it shall apply the proceeds of each Drawdown in and towards financing of the Project Costs in accordance with the terms of the Financing Documents.
5.	DISBURSEMENT MECHANISM

5.1	Certain Agreements

The Lenders have agreed to provide the Facility to the Borrower subject to the terms and conditions set forth in this Agreement. The Commitments of the Lenders shall be as per Schedule II.

5.2	Availability

Drawdowns under this Agreement shall be made only during the Availability Period. The Drawdowns shall be subject to the satisfaction (or waiver) of each condition precedent set forth in Section 7, provided, however, that the conditions set forth in Sections 7.1 and 7.2 of this Agreement shall be required to be satisfied (or waived) only in connection with the Initial Drawdown.

5.3	Mechanics for Requesting Drawdowns
5.3.1	The Borrower shall request Drawdowns under the Facility by delivering a Notice of Drawdown with respect to each such Drawdown substantially in the form attached hereto as Exhibit 2, to the Facility Agent with a copy to each Lender, no later than ten (10) Business Days prior to the Initial Drawdown Date or Drawdown Date referred to below.

5.3.2	Each Notice of Drawdown shall contain a certification by an Authorized Officer of the Borrower as to the following:
(i)	the amount of the Drawdown under the Facility (if any);

(ii)	the Initial Drawdown Date or the Drawdown Date for such Drawdowns, which shall be a Business Day and shall be the same date for each Drawdown requested by such Notice of Drawdown;
(iii)	Outstanding Due Amounts under the Facility including the amount of each Drawdown requested on such Drawdown Date;

(iv)	that with respect to the Initial Drawdown, 30% of the Required Equity or with respect to any subsequent Drawdown, all proceeds of the equity then required to have been funded pursuant to the provisions of the Sponsor Support Agreement, shall have been (or, as of the date of the making of the applicable Drawdown, will be) contributed and applied to pay (or reimburse the Borrower) for Project Costs;

(v)	both before and after giving effect to such requested Drawdowns and taking into account the equity then required to have been funded concurrently therewith, the ratio of: (i) the sum of the principal amount outstanding of the Facility; over (ii) the sum of all paid up Equity is no greater than 75:25;

For the purpose of calculating the ratio under this Section 5.3.2(v):
(a)	any Equity invested by or in the Borrower other than for the purposes of the Project or any equity/ shareholding of the Borrower in any Person shall be excluded, and

(b)	the calculation of Equity for the purposes of this Section 5.3.2(v) shall be done on an unconsolidated basis. By way of illustration, if Rs. 100 is invested into the Borrower by way of equity, of which Rs. 40 is used by the Borrower to subscribe to shares of its subsidiary, if permitted, only the remainder Rs. 60 shall be used for the purposes of calculating Equity under this Section 5.3.2(v).
(vi)	that the proceeds of each Drawdown shall be applied to only such Project Costs as are permitted under this Agreement;

(vii)	each representation and warranty of the Borrower made in Section 6 hereof and in any of the Financing Documents shall be true, complete and correct in all respects, in each case, with the same force and effect as though each such representation and warranty were made in and as of the date of such Notice of Drawdown, except for any representation and warranty which expressly related to an earlier date and is not surviving; and

(viii)	no Potential Event of Default or Event of Default has occurred or is continuing.
5.3.3	The Notice of Drawdown shall include as attachments all certificates and documentation required thereby, provided, however, that those certificates and documentation required under Section 7.2 in connection with the Initial Drawdown shall not be required to be attached to any subsequent Notice of Drawdown delivered in connection with any subsequent Drawdown, unless this Agreement specifically contemplates otherwise pursuant to Section 7.3.

5.3.4	The Notice of Drawdown with respect to any Coal Investment JV Drawdown shall in addition to the requirements of this Section 5.3, also be accompanied by a certificate from the Authorized Officer of the Borrower certifying that some or all of the proceeds of such Drawdown, as the case may be, shall be utilized for the purpose of investment in Rampia Coal Mine and Energy Private Limited.
5.4	Mechanics for Funding Drawdowns

5.4.1	Procedure for Drawdowns
5.4.1.1	(i)	Promptly after each receipt of a Notice of Drawdown (and in any event no later than ten (10) Business Days prior to the Drawdown Date), the Facility Agent shall: (A) review such Notice of Drawdown and attachments thereto to determine whether all required documentation has been provided and whether all applicable conditions precedent pursuant to this Agreement under which such Drawdowns as requested have been satisfied; and (B) notify each of the Lenders of its determination. In making such determination, the Facility Agent shall, without any further enquiry or investigation, be entitled to assume that each condition precedent under this Agreement shall have been satisfied if no Unsatisfied CP Notice (as defined in subparagraph (iii) below) shall have been received by it with respect to such conditions prior to the time required therefor pursuant to such subparagraph (iii).

	(ii)	Subject to Section 5.2 and the other subparagraphs of this Section 5.4 and upon satisfaction or waiver of all applicable conditions precedent and any other applicable provisions hereunder under which such Drawdowns are requested, at such time as the Facility Agent has determined that all applicable conditions precedent set forth in Section 7 have been satisfied or waived by the Lenders, funding under the Facility may occur; provided, however, that there is nothing to the contrary contained in any Financing Document (it being understood that in the event of any conflict between this Agreement and any other Financing Document in respect of the matters set forth in this Section 5.4, this Agreement shall prevail).

(iii)	If in connection with any Drawdown, any Lender determines that any condition precedent under Section 7.2 or Section 7.3 has not been satisfied, such Lender shall notify the Borrower and the Facility Agent no later than five (5) Business Days prior to the Drawdown Date that the Drawdown may not be made and shall give the reasons therefor (any such notice, is hereinafter referred to as an “Unsatisfied CP Notice”). Any such notice received less than five (5) Business Days prior to the Drawdown Date shall not be effective as an Unsatisfied CP Notice.

(iv)	If the Facility Agent: (A) on or prior to the Drawdown Date determines that the conditions precedent to a Drawdown have not been satisfied; or (B) at least five (5) Business Days prior to the Drawdown Date receives an Unsatisfied CP Notice, then the Facility Agent shall notify the Borrower thereof in writing within one (1) Business Day of such determination or receipt, as the case may be. The notice from the Facility Agent shall specify the conditions precedent which have not been satisfied and/or attach a copy of the Unsatisfied CP Notice received by the Facility Agent with respect to such Drawdown. Upon such written notice from the Facility Agent, none of the Lenders shall have any obligation to make the Drawdown requested under the related Notice of Drawdown.

(v)	At such time, if ever, as: (A) the Facility Agent determines that the condition precedent to the Drawdown which had not been satisfied has been satisfied or waived in accordance with the Financing Documents; or (B) those Person(s) which gave an Unsatisfied CP Notice to the Facility Agent with respect to such Drawdown inform the Facility Agent in writing that the event giving rise to such

Unsatisfied CP Notice no longer exists or has been waived, the Facility Agent shall notify the Borrower thereof. Provided that where the Borrower provides the Facility Agent and the Lenders satisfactory information as to the satisfaction of the condition precedent, which is the subject of such Unsatisfied CP Notice, the Unsatisfied CP Notice shall be deemed to be revoked if, within one (1) Business Day of receipt of such information from the Borrower, none of the Lenders issues a fresh Unsatisfied CP Notice.

Upon the occurrence of any of the foregoing, such Unsatisfied CP Notice shall be deemed to be revoked and the Facility Agent shall promptly notify the Borrower and the Lenders thereof.

(vi)	The Facility Agent shall have no liability to any Person arising from any notice issued pursuant to this Section 5.4 as a result of an Unsatisfied CP Notice submitted by any Person, whether or not such Person was entitled to issue any such notice. No Lender or the Facility Agent shall have any liability to the Borrower or any Affiliate thereof or any other Lender arising from the issuance of an Unsatisfied CP Notice, if such Person shall have issued the Unsatisfied CP Notice in good faith.
5.4.1.2	If the Facility Agent has not received an Unsatisfied CP Notice pursuant to Section 5.4.1.1(iii) and is satisfied that the conditions precedent to a Drawdown have been satisfied, or at such time as the Facility Agent has issued a notice to the Borrower under Section 5.4.1.1(iv) and is otherwise satisfied that the conditions precedent to a Drawdown are satisfied or an Unsatisfied CP Notice is deemed revoked pursuant to Section 5.4.1.1(v) and the Facility Agent is satisfied that the conditions precedent have been fulfilled, the Facility Agent shall issue a notice confirming the Drawdown, (hereinafter the “Lending Confirmation Notice”) substantially in the form attached hereto as Exhibit 3 to the Borrower no later than two (2) Business Days prior to the Drawdown Date to which the Notice of Drawdown relates or, in the event of the issuance by the Facility Agent of any notice pursuant to Section 5.4.1.1(iv) above, promptly upon the issuance of the related notice under Section 5.4.1.1(v), approving such requested Drawdown.
5.4.1.3	(i)	On the proposed Drawdown Date following the issue of a Lending Confirmation Notice, each of the Lenders, shall, on the Drawdown Date make the proceeds of the Drawdown available to the Borrower in immediately available funds, in Rupees by depositing such proceeds into the Construction Account under the Trust and Retention Account Agreement.

	(ii)	Subject to the proviso below and Section 5.9, in respect of any Drawdown requested by the Borrower, the Lenders shall make available disbursements in the same proportion as their respective amounts of Commitment (or respective Earmarked Amounts in case of issue of a Letter of Commitment) bears to the aggregate of all the Commitments (or aggregate Earmarked Amounts in case of issue of a Letter of Commitment) as more particularly set out in Section 5.9.

Provided that the issue of Letter of Commitment by the Issuing Bank or by any Rupee Lender shall be deemed to be a Drawdown for a Rupee Lender of an amount equivalent to: (a) where the Letter of Commitment is issued by the Issuing Bank, the Participating Interest of each Rupee Lender participating in such Letter of Commitment on the Drawdown Date; or (b) where the Letter of Commitment is issued by any individual Rupee Lender, the face value of such Letter of Commitment.
5.4.1.4	Subject to the foregoing provisions of this Section 5.4.1, so long as no Drawstop Notice is in effect, the failure of any Lender to make available a Drawdown shall not relieve any other Lender of its obligation hereunder (provided no Event of Default or Potential Event of Default has occurred) to make any requested Drawdown under its Commitment but no Lender shall be responsible for the failure of any other such Person to make available any Drawdown or any portion thereof.
5.4.2	Drawstop Notices
5.4.2.1	In addition to the ability to issue an Unsatisfied CP Notice pursuant to Section 5.4.1.1(iii) and notwithstanding the issuance of any Lending Confirmation Notice by the Facility Agent pursuant to Section 5.4.1.2 in connection with any Drawdown any Lender may, on the occurrence of an Event of Default or a Potential Event of Default issue a notice (a “Drawstop Notice”) to the Borrower with a copy to each of the other Lenders, the Security Trustee, and the Account Bank, notifying the Borrower that no Drawdowns shall be made under any Notice of Drawdown.

5.4.2.2	A Drawstop Notice issued pursuant to Section 5.4.2 shall remain in full force and effect until, as the case may be till:
(i)	the Potential Event of Default or Event of Default which led to the issuance of such Drawstop Notice has been remedied by the Borrower or waived by the Lenders;

(ii)	the Lender which issued such Drawstop Notice revokes such Drawstop Notice by sending notice of such revocation to the Facility Agent, other Lenders, the Security Trustee and the Account Bank (which notice shall specify in reasonable detail the basis for such revocation and shall have attached thereto copies of relevant documentation supporting such revocation).

Upon the occurrence of any of the foregoing, such Drawstop Notice shall be deemed to be revoked and the Facility Agent shall promptly notify the Borrower and the Lenders, thereof, whereupon the applicable Lender(s) shall make the requested Drawdowns as soon as practicable thereafter (and in any event no later than five (5) Business Days thereafter).
5.5	No Approval of Work

The making of any Drawdown or the issuance of a Lending Confirmation Notice shall not be deemed an approval or acceptance by any Lenders or the Facility Agent of any work, labour, supplies, materials or equipment furnished or supplied with respect to the Project.

5.6	Availability Period

Advances: (a) under the Facility; and (b) subject to Section 12.1.4, under the Unutilized Earmarked Amounts, will be made to the Borrower in compliance with the terms of this Section 5 hereunder and upon request by the Borrower upon issuance of a valid Notice of Drawdown at any time during the Availability Period subject to the terms of this Agreement and the other Financing Documents.

5.7	Notice of Drawdown Irrevocable

Each Notice of Drawdown is irrevocable and shall commit the Borrower to borrow in accordance with such notice.

5.8	Reliance on Notices of Borrowing

The Facility Agent and the Lenders shall be entitled (but not obliged) to rely and act upon any Notice of Drawdown and any documentation or information in connection with a Notice of Drawdown, which appears on its face to have been duly completed notwithstanding that the Notice of Drawdown, documentation or information proves to be not genuine, not properly signed or otherwise incorrect in any respect.

5.9	Proportion of Advances

The contribution of the Rupee Lenders towards each Drawdown under the Facility shall be pro rata to the extent of their respective Commitments. The Facility Agent shall, with respect to each Drawdown requested by the Borrower determine and communicate to each Lender, the share of each Lender in such Drawdown request, after taking into account Drawdown previously made by each Lender under the terms of the Financing Documents so as to ensure that the contribution of each Lender towards each Drawdown is pro rata to the extent of their respective Commitments. For the avoidance of doubt:
(i)	the amounts disbursed or Letters of Commitment issued by IDBI Bank Limited, Punjab National Bank, State Bank of India and Jammu & Kashmir Bank Limited under the Interim Rupee Facility Agreements shall be taken into account while making such calculations and IDBI Bank Limited, Punjab National Bank, State Bank of India and Jammu & Kashmir Bank Limited shall not have any obligation to make any Drawdown until the other Rupee Lenders have made Drawdowns such that proportion of Drawdowns made by each of State Bank of India, IDBI Bank Limited, Punjab National Bank and Jammu & Kashmir Bank Limited to their respective Commitments is the same as the proportion of Drawdowns made by the Rupee Lenders (other than State Bank of India,

IDBI Bank Limited, Punjab National Bank and Jammu & Kashmir Bank Limited) to their respective Commitments. Proceeds of Drawdown shall be deposited in the Construction Account as provided for in the Trust and Retention Account Agreement. For the avoidance of doubt, proceeds of any Drawdowns shall not be utilised to repay any portion of the amounts owed by the Borrower to IDBI Bank Limited, Punjab National Bank, State Bank of India and Jammu & Kashmir Bank Limited under their respective Interim Rupee Facility Agreement.
(ii)	where Drawdowns have been made or participated in by any of the Rupee Lenders by way of participating in or issuing Letters of Commitment (such Rupee Lenders hereinafter referred to as the “Participating Rupee Lenders”), no Disbursement shall be made by any of the Participating Rupee Lenders until such time, as the ratio of all Disbursements made by all the other Rupee Lenders to their respective Commitments is the same as the ratio of all Drawdowns made by the Participating Rupee Lenders to their respective Commitments.

5.10	Individual Letters of Commitment

Notwithstanding anything contained in Section 5.3.1, if the Borrower requests for a Drawdown by way of issue of an individual Letter of Commitment in accordance with Section 12.1A hereof, the Notice of Drawdown shall only be delivered to the Facility Agent and the relevant Rupee Lender, and the procedure set forth in Section 5.4 shall only be applicable with respect to the Facility Agent and the relevant Rupee Lender.

6.	REPRESENTATIONS AND WARRANTIES

In order to induce each Secured Party and the Facility Agent to enter into the Financing Documents and to disburse the Facility in terms thereof, the Borrower makes the following representations and warranties as of the date hereof and as of the Initial Drawdown Date and the date of each subsequent Drawdown and the date of each drawing under a Letter of Commitment, and on each Interest Payment Date and each LOC Commission Payment Date and each Repayment Date other than those made as of a particular date, which representations and warranties shall survive the execution and delivery of this Agreement and the making of the Drawdowns under the Financing Documents and drawing under the Letter(s) of Commitment till the Final Settlement Date.
6.1	Corporate Organisation and Authorisations
(i)	The Borrower: (i) is a duly organised and validly existing company under the laws of India; and (ii) has the power and authority to execute and deliver the Transaction Documents and obtain ownership rights and/or leasehold rights in its property and assets and perform its obligations under the Transaction Documents, to transact the business in which it is engaged or proposes to be engaged and to do all things necessary or appropriate in respect of the Project and to consummate the transactions contemplated by the Transaction Documents to which it is a Party.

(ii)	Such of the acts, conditions and things required to be done, fulfilled or performed, and all authorisations as required or essential, as on the date when this representation and warranty is made, for the purpose of the Project or for the entry and delivery of the Transaction Documents entered into or for the performance of the Borrower’s obligations in terms of and under the Transaction Documents have been done, fulfilled, obtained, effected and performed and are in full force and effect and no such authorisation has been, or is threatened (as evidenced by a notice or receipt of communication in writing) to be, revoked or cancelled.

(iii)	The Borrower has, wherever necessary, obtained import licences with list of equipment and/or necessary authorisations about eligibility, scope and validity of imports under open general licence for equipment to be imported for the Project.

6.2	No Contravention

Neither the execution and delivery by the Borrower of the Transaction Documents to which it is a party, nor the Borrower’s compliance with or performance of the terms and provisions hereof or thereof, nor the use of the proceeds under each of the Drawdowns as contemplated by the Financing Documents: (i) will contravene any provision of any Applicable Law or any order, writ, injunction or decree of any court or Governmental Authority binding on the Borrower; (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a Potential Event of Default or Event of Default under, or result in the creation or imposition of (or the obligation to create or impose) any Security Interest (except any Permitted Security Interest) upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, any facility agreement, or any other agreement, contract or instrument to which the Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject; or (iii) will violate any provision of the Memorandum and Articles of Association of the Borrower.
6.3	Filings and Payments
(i)	The Borrower certifies that all registrations, recordings, filings and notarisations of any Transaction Document and all payments of any tax or duty, including without limitation stamp duty, registration charges or similar amounts which are required to be effected or made by the Borrower which is necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents have been made.

(ii)	The Borrower has filed all tax returns and paid, except those Contested in Good Faith, all Taxes and fees, including in relation to stamp duties and registration fees due and payable.

6.4	Events of Default, Legal Proceedings, Material Adverse Effect
(i)	The Borrower confirms that there has not occurred any material amendment to or modification of, any Transaction Document that is executed as on the date this representation and warranty is made, without the prior written consent of the Secured Parties.

(ii)	The Borrower confirms that there has not been initiated nor is there pending nor are there any threatened (as evidenced by a notice or receipt of communication in writing) Legal Proceedings, relating to the Project, the Borrower, the Sponsor or their assets, or any Major Project Party having or likely to have a Material Adverse Effect.

(iii)	The Borrower confirms that no Event of Default or Potential Event of Default has occurred or is subsisting under any Transaction Document.

(iv)	The Borrower confirms that none of its Directors or promoters is on the caution list/specific approval list of the Export Credit Guarantee Corporation of India Limited (ECGC) or the Reserve Bank of India’s defaulter list/caution list or the defaulters list under the Conservation of Foreign Exchange and Prevention of Smuggling Activities Act, 1974 (COFEPOSA) or is the defaulter of any of the Lenders and that no Director is disqualified under Section 274 of the Companies Act.
6.5	Consents

The Borrower confirms that, other than Clearances which have already been obtained with respect to the Borrower and all other Material Project Participants, no Clearance or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority, is required to authorise, or is required in connection with: (i) the execution, delivery and performance of the Transaction Documents to which they are party; (ii) the legality, validity, binding effect or enforceability hereof or thereof; or (iii) the ownership, construction or operation of the Project as contemplated by the Project Documents. The Borrower further confirms that no notice has been received and the Borrower is not aware of any reason to believe that any authorisation/ Clearance which is necessary or required to be obtained in relation to the Project will not be granted or obtained.
6.6	Compliance with Laws
(i)	The Borrower, Sponsor and all other Major Project Parties are in compliance in all respects with all Applicable Law, governmental authorisations for the development, construction, ownership and operation of the Project.

(ii)	The Borrower certifies that the Project is being carried out in compliance with all Applicable Law.

(iii)	Neither the Project Site nor the Plant (nor any other property with respect to which the Borrower has retained or assumed liability either contractually or by operation of law) has been affected by any hazardous material in a manner which does or is reasonably likely to give rise to any liability of the Borrower under any Applicable Law nor is there disposal of any hazardous material by the Borrower outside the Project Site.
6.7	Good Title
(i)	The Borrower has ownership rights/leasehold rights and title to the immovable property, and owns the movable property, assets and revenues of the Borrower on which it grants or purports to grant Security Interest(s) pursuant to the Security Documents, in each case free and clear of any encumbrance other than any Permitted Security Interest, and further confirms that the Security Interest(s) created or expressed to be created by the Security Documents is valid and enforceable.

(ii)	The Borrower is lawfully possessed of the ownership, use and other interests or rights (including leasehold rights), with respect to the Project Site and on which it purports to grant Security Interest including any special purpose facilities on the Project Site, free of all Security Interests (other than Permitted Security Interest) and confirms that the Project Site is suitable for the location, construction and operation of the Project.
(iii)	There are no encumbrances subsisting or in existence on any of the Borrower’s assets other than any Permitted Security Interest.
6.8	No Subsidiaries or Equity Interest

Other than as may have been permitted by the Facility Agent, and other than Talwandi Sabo Power Limited, the Borrower has no other subsidiaries and owns no equity interest in any Person other than Talwandi Sabo Power Limited to the extent of Fifty Thousand (50,000) shares having a par value of Rs. 10 (Rupees Ten) per share and Rampia Coal Mine and Energy Private Limited to the extent of 5,217,432 shares having a par value of Re. 1 (Rupee One) per share.
6.9	Sufficient Funds

Undisbursed monies in the Accounts, together with the aggregate of: (i) amounts that are committed but undrawn under the Financing Documents; (ii) Loss Proceeds received by and available to the Borrower; (iii) liquidated damages and other amounts that have crystallised pursuant to the Project Documents; and (iv) without duplication, amounts available under the Sponsor Support Agreement, equal or exceed the amount necessary to pay all Project Costs which have been or may be incurred in connection with the completion of the Project and achievement of Final Completion, including all working capital needs of the Borrower in connection with start-up activities and all interest, LOC Commission, fees and other amounts to be paid under the Financing Documents.

6.10	Utility Services

All utility services necessary for the construction, operation and maintenance of the Project, including but not limited to storm and sanitary sewer, electricity and telephone services and facilities, as are necessary for the Project, are, or will be when needed to be, available to the Project and, to the extent necessary, arrangements in respect thereof have been made on commercially reasonable terms.
6.11	Security
(i)	The Borrower certifies that all Security Documents when executed, delivered and registered (where necessary or desirable) and when appropriate forms are filed as required under Applicable Law, shall create and perfect legal, valid and enforceable Security (including performance of all registrations and filings as may be required and obtaining of all consents required therefor) over the assets referred therein including without limitation a legal, valid and enforceable security assignment of all Project Documents, and all other necessary and appropriate action has been taken so that each such Security Document creates an effective Security Interest on all right, title, estate and interest of the Borrower in the property, assets and revenues of the Borrower covered thereby.

(ii)	Each of the Secured Parties shall have a first ranking charge over all the assets referred to in the Security Documents.

(iii)	The Borrower has not created any Security Interest upon any of its present or future revenues or other assets in favour of any Person other than the Secured Parties nor does it have any obligation to create any Security Interest other than Permitted Security Interest.

(iv)	The Borrower confirms that the Security Interests to be created pursuant to this Agreement or under any Financing Document or at any time created in favour of or for the benefit of the Lenders shall be and remain a continuing security to secure the Lenders and accordingly shall:
a.	secure the Borrower’s dues under the Financing Documents;

b.	not be discharged by any intermediate payment by the Borrower or any settlement of accounts between the Borrower and the Lenders or the Security Trustee;

c.	be in addition to and not in substitution for or derogation of any other security which the Lenders or the Security Trustee may at any time hold in respect of the Borrower’s dues/obligations under the Financing Documents; and

d.	be a security for all amounts due and payable by the Borrower for all the sums due by the Borrower to the Lenders and its trustees or agents, whether under the Financing Documents or otherwise.
(v)	The Security created and indemnities and undertakings given herein and/or by the Security Documents executed in favour of, or for the benefit of the Lenders to secure the Facility shall operate as continuing security and/or indemnities and/or undertakings for all monies, indebtedness and liabilities of the Borrower with respect to the Facility and will operate as security and/or indemnities and/or undertaking for the ultimate balance or aggregate balance with interest thereon and costs, charges and expenses, if any, to become payable upon the account(s) to be opened and the said account(s) is/are not closed and is/are not to be considered to be closed for the purpose of such security and/or indemnity and/or undertaking and the security and/or indemnity and/or undertaking is not to be considered exhausted merely by reason of the said account(s) being closed and fresh accounts being opened in respect of any fresh financial assistance being granted within the overall limit sanctioned to the Borrower or either or any of them being brought to credit at any time or from time to time or any partial payments made thereto or any fluctuations of such account(s) and if the whole of the Lender’s dues shall be repaid and the whole of the security be withdrawn the account(s) or either or any of them may nevertheless at any time before such account(s) has or have been closed, be continued under this Agreement upon the security as aforesaid being again furnished.
6.12	Insurance
(i)	The Borrower certifies that all its assets over which a Security Interest has been created in favour of the Lenders have been insured and the Insurance Contracts have been duly endorsed to the Lenders/Security Trustee as loss payees or beneficiaries.

(ii)	The Borrower confirms that all insurance as per the Insurance Contracts have been put in place at the times and in the manner required herein and are as contemplated herein and are in full force and effect and it has complied with all its obligations under the Insurance Contracts and no event or circumstances has occurred nor has there been any omission to disclose a fact which in any such case would entitle any insurer to avoid or otherwise reduce its liability thereunder to less than the amount provided in the relevant policy and insurance coverage provided by such insurance.
6.13	Intellectual Property

The Borrower has lawful and valid right to use free and clear of any pending or threatened Security Interest, all patents, patent applications, trademarks, permits, service marks, trade names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licenses, franchises and formulas, or rights (collectively the “Intellectual Property Rights”) with respect thereto necessary for implementation of the Project. The Borrower confirms that all actions (including registration, payment of all registration and renewal fees)

required to maintain the same in full force and effect have been taken as and when required. Further, none of the Intellectual Property Rights owned or enjoyed by the Borrower, or which the Borrower is licensed to use, which are material in the context of the Borrower’s business and operations are being infringed nor, so far as the Borrower is aware, is there any infringement or threatened (as evidenced by a notice or receipt of communication in writing) infringement of those Intellectual Property Rights licensed or provided to the Borrower by any Person.
6.14	Project Schedule

The Project Schedule accurately specifies the work that the counterparties to the Project Documents (for the Scope of Work), propose to complete in each quarter from the Initial Drawdown Date till Final Completion, all of which can be expected to be achieved for the timely construction of the Project in the manner contemplated by the Transaction Documents.
6.15	No Immunity
(a)	The execution or entering into by the Borrower and the Sponsor of the Financing Documents constitute, and its exercise of its rights and performance of its obligations under the Financing Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(b)	Each of the Borrower and the Sponsor is not, will not be entitled to, and will not claim any immunity whatsoever for itself or any of its properties, assets, revenues or rights to receive income from any contract, suit, or from the jurisdiction of any court, from execution of a judgment suit, execution, attachment or other legal process in any proceedings in relation to the Transaction Documents.
6.16	All Representations and Warranties

The Borrower confirms that all representations and warranties of the Borrower set forth in the Project Documents are true, complete and correct in all respects at the time as of which such representations and warranties were made or deemed made.
6.17	Capitalisation
(i)	On the date of this Agreement, (i) the authorized capital of the Borrower consists of 3,500,000,000 equity shares of par value Rs. 10 per share and 1,000,000,000 redeemable cumulative convertible preference shares of Rs.10 each; (ii) 1,186,493,500 equity shares and 803,230 redeemable cumulative convertible preferable shares of Rs. 10 each carrying a coupon rate of two per cent (2%) have been issued by the Borrower; and (iii) 1,186,493,440 of such issued equity shares (representing 99.9% of the equity shares issued by the Borrower) is owned by the Sponsor. All of the equity share capital of the Borrower, including the Equity Interest of the Sponsor is duly and validly issued and fully paid.

(ii)	The Borrower does not have outstanding: (i) as of the date hereof and as of the Initial Drawdown Date, any subordinated indebtedness, (ii) any securities convertible into or exchangeable for its Equity Interests except for the Twinstar Preference Shares or (iii) other than as set forth in the Sponsor Support Agreement, any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements, arrangements or understandings providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests.
6.18	Transaction Documents
6.18.1 (i)	The Borrower has, or by the Initial Drawdown Date will have, duly executed and delivered each of the Transaction Documents to which it is a party other than those Transaction Documents for the execution of which different time periods have been provided for in this Agreement, and each of such Transaction Documents constitutes or, when executed and delivered, will constitute, its legal, valid and binding obligation enforceable without any further action being required with respect to such documents on the part of the Secured Parties or the Facility Agent.
(ii)	The Facility Agent has received a true, complete and correct copy of each of the Transaction Documents in effect or required to be in effect as of the date this representation is made or deemed made (including all exhibits, schedules, side letters and disclosure letters referred to therein or delivered pursuant thereto, if any).
6.18.2	The services to be performed, the materials to be supplied and the easements, licenses and other rights granted or to be granted to the Borrower pursuant to the terms of the executed Transaction Documents provide or will provide the Borrower with all rights and property interests required to enable the Borrower to obtain all services, materials or rights (including access) required for the design, construction, start-up, operation and maintenance of the Project, including the Borrower’s full and prompt performance of its obligations, and full and timely satisfaction of all conditions precedent to the performance by others of their obligations, under the Project Documents, other than those services, materials or rights that reasonably can be expected to be obtained in the ordinary course of business without material additional expenses or material delay.
6.18.3	All conditions precedent to the obligations of the respective parties under all executed Project Documents have been satisfied as of the date of this Agreement or will be satisfied when required or, with the written consent of the Facility Agent, waived, except where the effectiveness of this Agreement is the only condition remaining unperformed for the effectiveness of such Project Document.

6.19	True and Complete Disclosure
6.19.1	The Borrower certifies that the Financial Statements of the Borrower delivered to the Facility Agent are accurate in all respects as of the date of such statements.

6.19.2	The Borrower certifies that all information whether in writing, electronic form or otherwise or documents furnished to the Secured Parties or the Facility Agent or any representatives of the Secured Parties or the Facility Agent in connection with the transaction contemplated hereby, by or on behalf of the Borrower is true, correct and complete in all respects on the date hereof, and is not false or misleading in any respect nor incomplete by omitting to state any fact necessary to make such information not misleading in any respect. No fact is known to the Borrower which could be expected to have a Material Adverse Effect which has not been disclosed in writing to the Facility Agent and the Secured Parties prior to the execution of this Agreement.
6.20	Purpose of the Company

The Borrower is not engaged in any business or trade nor has incurred any liabilities other than in connection with its participation in the transactions contemplated by the Transaction Documents and other than holding the shares of Talwandi Sabo Power Limited and Rampia Coal Mine and Energy Private Limited.
6.21	Expenses prior to Financial Close

The Borrower agrees that all preliminary, preoperative and development expenses incurred by the Borrower prior to Financial Close shall be accounted as part of Project Cost only to the extent certified by the Lenders Engineer/ Auditor or any other person required by the Lenders and as accepted by the Lenders.

6.22	Fees and Enforcement
6.22.1	Except for fees and Taxes that have been paid in full or will have been paid in full on or by the date when such fees and Taxes are due, or any fees and Taxes Contested in Good Faith, no fees or Taxes are required to be paid for the legality, validity or enforceability of the Transaction Documents.

6.22.2	This Agreement and each of such Transaction Documents executed and delivered as of the date this representation is made or deemed made are each in proper legal form: (i) under Applicable Law; and (ii) for the enforcement thereof in the applicable jurisdiction without any further action on the part of the Facility Agent or any Secured Party.
6.23	Budgets and other Items
6.23.1	The Construction Budget accurately specifies all costs and expenses previously incurred and the Borrower’s best estimate of all costs and expenses anticipated to be incurred in order to achieve Final Completion in accordance with the timetable set out in the Project Schedule, all as confirmed by the Lenders Engineer.

6.23.2	All projections and budgets, including the projections of revenues and expenses contained in the initial Operating Budget, the Base Case and the Project Schedule furnished or to be furnished to the Lenders or the Facility Agent by the Borrower and the summaries of significant assumptions related thereto: (i) have been and will be prepared with due care; (ii) will present, in all respects, the Borrower’s expectations as to the matters covered thereby as of such date; (iii) are based on, and will be based on all factual matters in respect of the estimates therein (including dispatch levels, interest rates and costs); (iv) are and will be in all respects consistent with the provisions of the Transaction Documents and Applicable Law; and (v) are prepared on a basis consistent with the

Financial Statements referred to in this Agreement. There are no statements, assumptions or conclusions in any of the projections or budgets which are based upon or include information known to the Borrower to be misleading or which fail to take into account information regarding the matters reported therein.
6.24	Transactions with Affiliates

The Borrower is not a party to any contracts or agreements with, nor has any other commitments to any of its Affiliates other than:
(i)	contracts or agreements which have been entered into on an arm’s length basis; or

(ii)	contracts or agreements that are permitted to be entered into with Affiliates under this Agreement; or

(iii)	as may have been permitted by the Facility Agent, and a copy of which contract or agreement has been provided to the Facility Agent.
6.25	No Other Powers of Attorney

The Borrower has not executed and delivered any powers of attorney or similar documents, instruments or agreements, or made arrangements except for those issued under the Security Documents and the powers authorizing modification, amendments or signatures of the Transaction Documents, other than in the ordinary course of business.
6.26	Investments

Other than: (i) Permitted Investments; (ii) any investments permitted by the Facility Agent; and (iii) the equity interests held by the Borrower in Talwandi Sabo Power Limited to the extent of Rs. 5,00,000 (Rupees Five Lakhs) and Rampia Coal Mine and Energy Private Limited to the extent of Rs. 52,17,432

(Rupees Fifty Two Lakhs Seventeen Thousand Four Hundred and Thirty Two), the Borrower has not acquired an equity interest in, loaned money, extended credit or made deposits with or advances (other than deposits or advances in relation to the payment for goods and equipment the making of which is expressly contemplated pursuant to the Project Documents) to any Person or purchased or acquired any stock, obligations or securities of, or any other interest in, or made any capital contribution to, or acquired all or substantially all of the assets of, any other Person, or purchased or otherwise acquired (in one or a series or related transactions) any part of the property or assets of any Person (other than purchases or other acquisitions of inventory of materials or capital expenditures, each in accordance with the Construction Budget or the applicable Operating Budget, as the case may be).
6.27	Accounts

The most recent Audited Annual Financial Statements of the Borrower delivered to the Facility Agent/Lenders:
(i)	have been prepared in accordance with accounting principles and practices generally accepted in India, consistently applied; and

(ii)	represent a true and fair view of its financial condition as at the date to which they were drawn up, and there has been no Material Adverse Effect since the date on which those accounts were drawn up.
7.	CONDITIONS PRECEDENT
7.1	Conditions Precedent to Commitment

The obligation of the Lenders to make available the Facility pursuant to this Agreement shall become effective only upon the Borrower fulfilling to the satisfaction of the Lenders (unless any waiver is granted by the Lenders) all of the following conditions:
(a)	Corporate Authorisations and Clearances
(i)	The Borrower shall have agreed to amend its Memorandum and Articles of Association, for inter alia enhancing the authorized capital and borrowing power of the Borrower as required under the Financing Plan, and appointment of nominee directors as required under this Agreement, and making such other changes as may be required by the Lenders.

(ii)	The Lenders shall have received all corporate documents, incumbency certificates and resolutions in each case certified by the appropriate officers of such Person which shall include, but not be limited to:
(A)	up-to-date certified true copies of the constitutional documents and certificate of incorporation and commencement of business of the Borrower and the Sponsor including any amendments required as per the provisions of the Financing Documents;

(B)	certified true copy of resolutions of the Board of Directors of each of the Borrower or Sponsor, as the case may be:
(i)	approving the terms and execution of, and the transactions contemplated by the Financing Documents to which it is a party;

(ii)	authorizing, the affixation of the common seal on the Financing Documents, and/or a director or directors or other authorized executives to execute the Financing Documents to which it is a party;
(iii)	authorizing a Person or Persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Financing Documents to which it is a party; and

(iv)	specimen signatures of each such Person authorized by the resolutions referred to in sub-sections (B)(ii) and (B)(iii) above.
(C)	recent certified Audited Annual Financial Statements;

(D)	certified copy of the resolution of the shareholders of the Borrower under Section 293(1)(a) and Section 293 (1)(d) of the Companies Act authorising borrowing of the Facility and the Foreign Currency Facility and creation of Security and approving such Borrower’s participation and undertaking of obligations in the Project;

(E)	a certificate of the Auditors of the Borrower confirming that the borrowing or the availing of the Facility under the Agreement would not cause any borrowing limit binding on the Borrower to be exceeded;

(F)	a certificate from the company secretary/Director of the Borrower certifying that the Borrower and its Directors have the necessary powers under the constitutional documents of the Borrower to borrow or avail the Facility and enter into the Financing Documents and that the borrowing or availing of the Facility would not cause any borrowing limit binding on the Borrower to be exceeded;

(G)	certified copy of the resolution of the shareholders of the Sponsor under Section 372A of the Companies Act authorising the Sponsors’ participation and undertaking of obligations in the Project or a certificate from a director of the Sponsor certifying the non-applicability of the same;

(H)	all other corporate authorizations/resolutions as may be required under the Applicable Law and for the purposes of the Project Documents; and

(I)	all Clearances and all necessary third party consents, waivers and other approvals, required for the Project and for the execution, delivery, and enforcement of the Transaction Documents except for the following:
(i)	Clearances required for requisite water drawal required for the Project from the Hirakud Dam/any other source from the Government of Orissa, or any other Person, which shall be required to be obtained on or before June 30, 2009;

(ii)	Clearances required in connection with the height of the chimney(s) as may be required for the Project, from the Airports Authority of India, which shall be required to be obtained on or before June 30, 2009; and

(iii)	environmental Clearances from the Government of Orissa/other statutory bodies with respect to any Unit, which shall be required to be obtained on or before a date which is six (6) months prior to the Date of Commercial Operation of such Unit, provided that with respect to the first Unit, such environmental Clearances (other than those specified in sub-sections (i) and (ii) above) shall be obtained on or before a date which is three (3) months prior to the Date of Commercial Operations of the first Unit.
(b)	Appointments
(i)	Lenders Engineer and Lenders Insurance Consultant

The Borrower shall have appointed or agreed to appoint the Lenders Engineer and Lenders Insurance Consultant (hereinafter referred to as “Lenders Consultants”) in consultation with the Facility Agent to undertake the roles described in the Lenders Engineer Appointment Letter (including but not limited to review of Project Costs, including reasonability of contract prices, and Project Documents, review of technical configuration of the Plant, conducting pre-construction due diligence monitoring the construction and performance tests and monitor the operations of the Project and submitting reports to the Facility Agent every financial quarter, or such other intervals as the Lenders may require) and the Insurance Consultancy Appointment Letter (including to review and finalise the Insurance Contracts), respectively and shall have undertaken to pay or arrange or shall have paid or arranged the payment of all fees, expenses and other charges payable to the Lenders Consultants. The Borrower shall have agreed and undertaken to provide all information and other assistance required by the Lenders Consultant for the discharge of their services and to carry out all such changes/alterations as may be recommended by them.
(ii)	Lenders Counsel

The Borrower shall have appointed the Lenders Counsel to inter alia assist the Lenders in reviewing and finalizing the Transaction Documents and shall have undertaken to pay or arrange the payment of all fees, expenses and other charges payable to the Lenders Counsel. The Borrower shall have agreed and undertaken to provide all information and other assistance required by the Lenders Counsel for the discharge of its services and to carry out all such changes/alterations as may be recommended by it.
(iii)	Auditors

The Borrower shall have appointed the Auditors to the satisfaction of the Lenders. The Auditors shall have certified all expenses incurred by the Borrower prior to the Initial Drawdown Date.
(iv)	Other Consultants

Any other consultant/advisor as may be required by the Lenders/Facility Agent shall have been appointed, and the Borrower shall have agreed to bear all expenses, fees and costs in relation to such appointment.
(c)	The Borrower shall have caused the Sponsor to execute the Sponsor Support Agreement in form and substance satisfactory to the Facility Agent, wherein the Sponsor shall have undertaken to, inter alia, do the following:
(i)	contribute such additional funds as may be required to meet the shortfall, if any, in the Required Equity of the Borrower;
(ii)	in the event of any Cost Overrun, contribute the amounts by which the Project Costs exceed the Estimated Project Costs without recourse to the Project assets;

(iii)	meet the export obligations (from its operations) as required under the available export promotion capital good scheme (“EPCG Scheme”) based upon the duty benefit made available to the Borrower by way of concessional duty payable for import of plant and machinery and equipments or any benefit of deemed exports on domestic acquisition, if any under EPCG Scheme for the Project and agree that any increase in Project Costs due to non-availability of such import duty/deemed export benefits under the EPCG Scheme, shall be met by the Sponsor from its own resources to the satisfaction of the Lenders;

(iv)	ensure that the Borrower shall raise the necessary funds for refinancing of the Rupee Bullet Repayment Amount;

(v)	provide the Borrower with all funds required by the Borrower for the development of the Coal Blocks under the Mining JV Agreement;

(vi)	in the event of failure by the Borrower to:
(a)	enter into transmission arrangements satisfactory to the Lenders for evacuation of power generated from the Project at least six (6) months prior to the Date of Commercial Operation of each Unit;

(b)	make suitable arrangements for adequate supply and transportation of coal by entering into the Fuel Supply Agreements and Coal Transportation Agreements at least six (6) months prior to the Date of Commercial Operation of each Unit other than the first Unit, for which the Fuel Supply Agreements and the Coal Transportation Agreement need to be in place prior to the Initial Drawdown Date;

(c)	enter into such PPAs so as to achieve a minimum DSCR of 1.1, in the manner contemplated in the Financing Documents, at least six (6) months prior to Project COD;

(d)	make necessary arrangements and obtain necessary Clearances for requisite water drawal required for the Project from the Hirakud Dam/any other source from the Government of Orissa, on or before June 30, 2009; and

(e)	obtain Clearances required in connection with the height of the chimney(s) as may be required for the Project, from the Airports Authority of India, on or before June 30, 2009,

the Sponsor shall make available funds to the Borrower, in a manner satisfactory to the Lenders, to enable the Borrower to so discharge its Obligations; and
(d)	The Borrower shall have finalized to the satisfaction of the Facility Agent the Insurance Contracts as provided in Section 8.19 and shall have provided to the Facility Agent a certificate or other acceptable evidence and such certificate or other evidence shall accurately describe the insurance already obtained by the Borrower and shall also certify that all such insurance is in full force and effect and conforms in all respects to the insurance required to be obtained on or before the date of this Agreement.

(e)	Accounts
(i)	The Borrower shall have provided sufficient evidence of having established, in the manner satisfactory to the Facility Agent, each of the Accounts, including the Debt Service Reserve Account, in the manner contemplated in the Trust and Retention Account Agreement and this Agreement.

(ii)	The Borrower shall deposit all the cash inflows of the Project in the Account as specified in the Trust and Retention Account Agreement and ensure that the reserves required to be maintained in accordance with the Trust and Retention Account Agreement are maintained.

(iii)	The Borrower shall utilise the Project Proceeds in a manner and priority as agreed to in the Trust and Retention Account Agreement.
7.2	Conditions Precedent to Initial Drawdown

Drawdowns under this Agreement shall be subject to the fulfilment (or waiver in accordance with Section 7.4) prior to or on the Drawdown Date for such Drawdown, in a manner satisfactory to the Facility Agent, of all the conditions set forth below and such satisfaction is to be recorded in writing, and the acceptance of the benefits of each Drawdown shall constitute a representation and warranty by the Borrower to each of the Lenders that all the conditions specified in this Section 7.2 have been satisfied or waived by such of the Lenders as of that time:
(a)	Transaction Documents
(i)	Other than the Transaction Documents expressly permitted to be executed at a different time under Section 8.6.2, each of the Transaction Documents shall have been executed by the respective parties thereto and shall have become (or, as the case may be, shall remain) effective and enforceable in accordance with their respective terms and copies thereof shall have been delivered to the Facility Agent together with a certificate of the Borrower to the effect that each of such Transaction Document as are required to be executed on the Initial Drawdown Date are true, correct and complete in all respects, and in full force and effect including without limitation the Fuel Supply Agreements and

Coal Transportation Agreements for meeting the coal requirements of the first Unit.
(ii)	The Borrower shall have provided a certificate signed by an Authorized Officer of the Borrower and expressed to be effective as of the Initial Drawdown Date, stating that the Borrower is in compliance with all provisions of the Transaction Documents.

(iii)	The Lenders Engineer shall have reviewed each of the Project Documents and shall have submitted its report and certified that the Project Documents are adequate for implementation of the Project.
(b)	Opinion of Counsels
(i)	The Borrower shall have provided confirmation from its legal counsels: (i) that the Borrower has entered into valid, binding and enforceable Project Documents required by it to be executed prior to Initial Drawdown; (ii) that the Borrower has entered into binding agreements for financing as required under the Financing Plan to meet the Estimated Project Costs and that the conditions for Drawdown of amounts under such Financing Documents have been satisfied or waived; (iii) that the Borrower accepts to provide, effectuate and perfect the Security Interest in the form and manner as may be required by the Lenders from time to time; (iv) all Clearances required prior to Initial Drawdown have been obtained and are in full force and effect; and (v) all Taxes (including the stamp duty and registration fees) other than those Contested in Good Faith have been duly and validly paid.

The Facility Agent shall have received legal opinions pertaining inter alia to the validity and enforceability of the Transaction Documents, each dated the date of the Notice of Drawdown in relation to the Initial Drawdown from the following persons:
(A)	Lenders Counsel;

(B)	Legal advisors to the Foreign Currency Lender;

(C)	Legal advisors to the Borrower and Sponsor; and

(D)	Where any of the counterparties to the Project Documents are not Persons organised under the laws of, or residents of, India, the international counsel of such counterparties to the Project Documents.
(c)	Clearances
(i)	Other than the Clearances which are expressly permitted under Section 8.16 to be obtained at a different time, the Borrower shall have obtained all Clearances as may be required for the Project, and such Clearances shall be in full force and effect and the Borrower shall have fulfilled the conditions stipulated in such Clearances and the Facility Agent shall have received certified copies of each Clearance, together with a certificate from the Borrower certifying that all such Clearances have been obtained and are in full force and effect.

(ii)	The Borrower shall have obtained all necessary third party consents, waivers and other approvals required for the Project and for the execution, delivery, and enforcement of the Transaction Documents. The permission of the assessing officer under Section 281(1)(ii) of the Income Tax Act, 1961 shall have been obtained by the Borrower prior to creation of any Security

(iii)	The Lenders Engineer shall have certified the adequacy and

validity of the Clearances.
(d)	Project
(i)	The Facility Agent shall have received a report from the Lenders Engineer inter alia certifying the Estimated Project Costs in the form and manner as provided in Schedule XI, a preliminary legal due diligence report from the Lenders Counsel and the Borrower shall have resolved all issues raised in all of the abovementioned reports and incorporated necessary changes to the satisfaction of the Facility Agent in the Project Documents, the Estimated Project Cost and the Financing Plan.

(ii)	The Facility Agent shall have received satisfactory evidence from the Lenders Engineer that the Project Site is suitable for the Project and suitable security and other arrangements have been made with respect thereto as also a report in relation to Project Cost, the Project Documents (other than Insurance Contracts), provision of liquidated damages by the Major Project Parties, performance guarantees and such other matters as may be specified by the Facility Agent.

(iii)	The Facility Agent shall have received a schedule for award of contracts matching with the implementation schedule for the Project, which shall have been reviewed by the Lenders Engineer.
(e)	Project Documents

The Borrower shall have identified all key contractors (including any Major Project Parties) required for the implementation of the Project and finalized all key Project Documents, which shall have been reviewed by the Lenders Engineer.

(f)	Applicable Law

The Borrower shall have received a certificate from an Authorized Officer of the Borrower certifying that the Project and the Borrower are in compliance in all respects with all Applicable Law as in effect on the Drawdown Date.

(g)	Representations and Warranties

The Borrower shall have provided a certificate issued by an Authorized Officer of the Borrower stating that all representations and warranties of the Borrower, Sponsor, and to the best of knowledge of the Borrower after due enquiry of the Major Project Parties under the Transaction Documents are true and correct in all respects with the same force and effect as though such representations and warranties have been made on and as of the date of such certificate.

(h)	Events of Default and Legal Proceedings
(i)	There shall be no Event of Default or Potential Event of Default under the Transaction Documents which has not been cured or waived in accordance with the terms of the Transaction Documents and all Transaction Documents shall be in full force and effect.

(ii)	There shall not have occurred any event that would restrict directly or indirectly the Borrower’s borrowing power or authority or its ability to borrow under the Financing Documents due to any provision in its Memorandum and Articles of Association or any provision contained in any document by which the Borrower is bound, or any Applicable Law.
(i)	Sponsor Support

The Facility Agent shall have received the following:
(i)	satisfactory evidence that 30% (thirty per cent) of the Required Equity (“Upfront Equity”) has been subscribed and paid up in full and has been either (a) deposited in the Account; or (b) certified by the Auditor as having been utilised for payment of Project Costs. Provided that the Upfront Equity shall not include any equity contributed by the Sponsor for the purpose of investment in any subsidiary of the Borrower in accordance with Section 9.3;

(ii)	an undertaking from the Sponsor, in the form and manner acceptable to the Lenders, and any other evidence required by the Facility Agent in relation to the same, to subscribe to the balance 70% (seventy per cent) of the Required Equity in the manner specified in the Sponsor Support Agreement; and

(iii)	An undertaking from the Sponsor that the management and control of the Borrower shall not change during the currency of the Loan without the consent of the Lenders.
(j)	Personnel

The Borrower shall have appointed such technical, financial and executive personnel (including auditors and/or management personnel) of proper qualification and experience, satisfactory to the Facility Agent, and shall have ensured that the organizational set-up is adequate, so as to ensure smooth implementation of the Project by the Borrower.

(k)	Security

The Borrower shall have created and perfected the Initial Security in favour of the Security Trustee prior to the Initial Drawdown Date, in accordance with the terms of this Agreement, to the satisfaction of the

Security Trustee and the same shall be in full force and effect.
(l)	Construction Budget
(i)	The Lenders shall have received a copy of the Construction Budget in a form satisfactory to the Lenders Engineer. The Construction Budget should:
(A)	reflect the amount of all Estimated Project Costs; and

(B)	conform to the Base Case.
(ii)	The Facility Agent shall have received a true, correct and completed copy of the Project Schedule certified by an Authorised Officer of the Borrower.
(m)	Insurance
(i)	The Borrower shall have obtained the Insurance Contracts (including reinsurance) in accordance with the recommendations of the Lenders Insurance Consultant, suitably endorsed in favour of the Lenders and naming the Lenders/Security Trustee as loss payees as recommended by the Lenders Insurance Consultant and shall have provided to the Facility Agent a certificate or other acceptable evidence and such certificate or other evidence shall accurately describe the insurance obtained by the Borrower and shall also certify that all such insurance is in full force and effect and conforms in all respects to the insurance required to be obtained on or before the Initial Drawdown Date.

(ii)	The Facility Agent shall have received a letter from the Borrower’s insurer confirming that all premia due and payable with respect to the insurance as of the Initial Drawdown Date have been paid and no insurance premia are overdue.
(iii)	The Facility Agent shall have received a list of the existing Insurance Contracts detailing therein the names and addresses of the insurer, brief particulars of goods covered, type of cover, amount of cover and date of expiry of each policy.

(iv)	The Borrower shall duly pay all premia and other sums payable for the aforesaid Insurance Contracts, at least thirty (30) days prior to the shipment in respect of the Project.
(n)	English Translations

If any Transaction Document, Clearance, notice, certificate, instrument, communication or other document required to be delivered to any Person pursuant to this Section 7.2 is not originally executed, delivered or given in English (regardless of whether such requirement arises before or after the date of Financial Close), the Borrower, shall concurrently with the delivery of such Transaction Document, Clearance, notice, certificate, instrument or other document, additionally and at its own expense, provide to such Person: (i) in the case of any Transaction Document, any communication from any Governmental Authority and any Clearance, certified, official English translation prepared by: (A) a translator identified as an approved translator for the high court of any State in India; or (B) another translator reasonably acceptable to the Lenders; and (ii) in the case of any other document, an English translation thereof certified by an Authorized Officer of the Borrower to be complete and accurate in all material respects.

(o)	Project Costs and Financing Plan

The Borrower shall have finalized the Project Cost and the Financing Plan after incorporating the views of the Lenders Engineer to the satisfaction of the Facility Agent.
(p)	Other Conditions

The Lenders shall have the right to stipulate other conditions, after consultation with the Borrower, prior to the Initial Drawdown Date and the Borrower agrees to abide by the same.
7.3	Conditions Precedent to Each Drawdown

Any Drawdown shall be subject to the fulfilment or waiver, prior to or concurrently with each such Drawdown, in a manner satisfactory to the Facility Agent of the conditions set forth below, such satisfaction to be recorded in writing, and the acceptance of the benefits of each Drawdown shall constitute a representation and warranty by the Borrower to each of the Lenders that all the conditions specified in this Section 7.3 have been satisfied or waived (which waiver shall be in accordance with the provisions of Section 7.4) by such of the Lenders as of that time.
7.3.1	Obligations
(i)	The Borrower shall have performed in all respects, all of its obligations required to be performed under the Transaction Documents prior to the date of such Drawdown and the other Material Project Participants shall have performed in all respects all of their respective material obligations required to be performed under the Transaction Documents prior to the date of such Drawdown.

(ii)	The Borrower shall have paid all fees, expenses and other charges then payable by it under the Financing Documents.

7.3.2	Drawdown
(i)	The Borrower shall have delivered to the Facility Agent in the form set out in Exhibit 2 duly completed and in substance satisfactory to the Facility Agent, a Notice of Drawdown.

(ii)	The Facility Agent shall have received the certification of the Lenders Engineer referred to in Section 14.5.3 with respect to the Drawdown Schedule Period in which the relevant Drawdown occurs.

(iii)	The Borrower shall have procured and furnished to the Facility Agent, prior to each subsequent Drawdown, a certificate each from: (a) a chartered accountant; and (b) a Director of the Borrower, confirming that the proceeds of the preceding Drawdown have been utilized only for the purposes of Project Costs as permitted under this Agreement.

(iv)	The Borrower shall have complied with the provisions of Section 8.9 (i) of this Agreement.
7.3.3	Debt: Equity Ratio
(i)	The Borrower shall have provided evidence to the satisfaction of the Lenders that the ratio of Debt to Equity for meeting the Project Cost does not exceed 75:25. The Facility Agent shall have received a certificate from an Authorized Officer of the Borrower confirming that the Debt to Equity ratio of the Borrower would not exceed 75:25 after the relevant Drawdown. For the purpose of calculating Debt to Equity ratio, any Cost Overrun which has been funded by way of subscription to Equity shall be excluded.

(ii)	The Facility Agent shall have received a certificate each from: (a)

a chartered accountant; and (b) a Director of the Borrower stating that the Required Equity required to have been brought in as on the relevant Drawdown Date has been brought in.
(iii)	The Borrower shall have complied with the provisions of Section 8.9 (ii) of this Agreement.

(iv)	For the purpose of calculating the ratio under this Section 7.3.3:
(a)	any Equity invested by or in the Borrower other than for the purposes of the Project or any equity/ shareholding of the Borrower in any Person shall be excluded, and

(b)	the calculation of Equity for the purposes of this Section 7.3.3 shall be done on an unconsolidated basis. By way of illustration, if Rs. 100 is invested into the Borrower by way of equity, of which Rs. 40 is used by the Borrower to subscribe to shares of its subsidiary, only the remainder Rs. 60 shall be used for the purposes of calculating Equity under this Section 7.3.3.
7.3.4	Events of Default, Legal Proceedings, Representations and Warranties
(i)	There shall be no Event of Default or Potential Event of Default under the Transaction Documents which has not been cured or waived in accordance with the terms of the Transaction Documents, and all Transaction Documents shall be in full force and effect and all representations and warranties made by the Borrower and any other Material Project Participant in any Transaction Documents shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of such date of Drawdown.

(ii)	The Borrower shall have delivered to the Facility Agent, a certificate of an Authorized Officer of the Borrower stating that there are no Legal Proceedings having a value over Rs. 10,00,00,000/- (Rupees Ten crores) pending or threatened (as evidenced by a notice or receipt of communication in writing) in India or any other jurisdiction against the Borrower or Sponsor or their assets or the Major Project Parties and there are no Legal Proceedings pending or threatened in India or any other jurisdiction regarding the effectiveness or validity of any of the Clearances or the Transaction Documents.

(iii)	The Borrower shall certify that no Adverse Change has occurred with respect to the Project.

(iv)	There shall not have occurred any event that would restrict directly or indirectly the Borrower’s borrowing power or authority or its ability to borrow under the Financing Documents due to any provision in its Memorandum and Articles of Association or any provision contained in any document by which the Borrower is bound, or any Applicable Law.
7.3.5	Security
(i)	Each of the Security Documents and the Security Interest over the assets created thereunder in favour of the Security Trustee required, under the terms of this Agreement, to be created as of the relevant Drawdown Date for the benefit of the Secured Parties shall be in full force and effect including without limitation, the Security Interest required to be created over any property in accordance with Section 8.7.3.

(ii)	Without prejudice to the generality of Section 7.3.5(i) above, the Borrower shall have entered into the Share Pledge Agreement and the same shall be in full force and effect, (including obtaining of all consents, authorisations, registrations and filings required to create, perfect and maintain the same in full force and effect) prior to the Coal Investment JV Drawdown.
(iii)	The Borrower shall have obtained the written consent of the relevant parties for execution and performance of the Security Documents.

(iv)	The requirements of this Section 7.3.5 shall not apply to the extent that they are already satisfied as per the requirements of Section 7.2(k).
7.3.6	Permits and Consents
(i)	The Borrower shall have obtained and cause to be maintained in full force and effect all Clearances (other than those Clearances which are expressly permitted under this Section 7.3.6 to be obtained at a different time) required to be obtained prior to the date of the particular Drawdown;

(ii)	The Borrower shall confirm that all Clearances and corporate approvals previously obtained shall remain in full force and effect and no event shall have occurred which would render void any of the above;

(iii)	With respect to any Drawdown occurring on or after June 30, 2009, the Borrower shall have obtained and shall cause to be maintained in full force and effect the: (a) chimney height clearance as may be required for the Project, from the Airports Authority of India; and (b) all Clearances required for obtaining the requisite water drawal required for the Project from the Hirakud Dam/any other source; and

(iv)	With respect to any Drawdown occurring on or after a date which is six (6) months prior to the Date of Commercial Operation of each Unit (and, in the case of the first Unit, three (3) months prior to the Date of Commercial Operations of the first Unit), all required environmental Clearances (other than those specifically mentioned in sub-section (iii) above) from the Government of Orissa/other statutory bodies, shall have been obtained by the Borrower to the satisfaction of the Lenders.
7.3.7	Certificates
(i)	On the date of each Drawdown, after giving effect thereto, the Borrower shall have provided a certificate to the Facility Agent confirming: (a) satisfaction of all ratios and financial covenants as set out in the Financing Documents; and (b) compliance with all Financing Documents.

(ii)	The Borrower shall have provided a certificate issued by an Authorized Officer of the Borrower stating that all representations and warranties of the Borrower, Sponsor and to the best of the knowledge of the Borrower after due enquiry of the Major Project Parties to the Transaction Documents are true and correct in all respects with the same force and effect as though such representations and warranties have been made on and as of the date of Drawdown.

(iii)	The Facility Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that the Project and the Borrower are in compliance in all respects with all Applicable Law as in effect on date of the relevant Drawdown.

(iv)	The Borrower shall have provided a certificate, in form satisfactory to the Facility Agent signed by an Authorized Officer of the

Borrower and expressed to be effective as of the date of the relevant Drawdown, stating that the Borrower is in compliance with all provisions of the Transaction Documents.
(v)	The Borrower shall have provided a certificate to the Facility Agent from the Lenders Engineer (or confirmed by the Lenders Engineer) that the amounts requested under the Drawdown are in accordance with the Base Case.
7.3.8	Drawdown towards Margin Money

Any Drawdown of an amount equal to the provision against margin money for working capital in Estimated Project Costs shall be made only after the Lenders have confirmed their satisfaction that the Project is near completion and such Drawdown is required at the time of build up of working capital.

7.3.9	Absence of Unsatisfied CP Notice and Drawstop Notice

The Facility Agent shall not have issued or received an Unsatisfied CP Notice or Drawstop Notice with respect to such Drawdown, which has not been withdrawn or revoked.

7.3.10	Development Expenses

If any part of any Drawdown is to be utilised to pay or reimburse any Project Costs constituting development expenses, preoperative expenses and preliminary expenses, the Facility Agent shall have received a certificate from an Authorized Officer of the Borrower setting forth the amounts and nature of such expenses, to the extent the Facility Agent shall not have received an audit with respect to such expenses.

7.3.11	Lien Waivers

The Facility Agent shall have received the lien waivers, if any, contemplated to be delivered pursuant to the provisions of the Project Documents.

7.3.12	Project

The Borrower shall be lawfully possessed of the ownership, use and other interests or rights with respect to the Project Site and on which it purports to grant Security Interest including any special purpose facilities on the Project Site, free of all Security Interests (other than Permitted Security Interest), the adequacy of which shall be satisfactory to the Lenders Engineer. Provided that, the Borrower shall only be required to be so possessed:
(i)	of the land to be transferred from the Sponsor and Vedanta Aluminium Limited prior to any Drawdown occurring six (6) months after Initial Drawdown; and

(ii)	of the land required for ash disposal for any Unit prior to any Drawdown occurring on or after a date which is six (6) months before the Date of Commercial Operation of such Unit.
7.3.13	Cost Overrun

The Sponsor shall have financed/funded the Cost Overrun if any, in the form and manner as provided in the Sponsor Support Agreement.

7.3.14	Sale of Balance Power

With respect to any Drawdown occurring on or after a date which is two (2) months prior to the Project COD, the Borrower shall have finalized and entered into the PPA (other than GRIDCO PPA) or other sale arrangement(s), to the satisfaction of the Lenders, for the offtake of the balance power of the total 2400 MW power generation capacity of the Project.
7.3.15	Arrangements for water

With respect to any Drawdown occurring on or after June 30, 2009, the Borrower shall have made the necessary arrangements and obtained the necessary approvals, to the satisfaction of the Facility Agent, for requisite water drawal required for the Project from the Hirakud Dam/any other source from the Government of Orissa, or any other Person as may be required for the Project, which will have been reviewed by the Lenders Engineer.

7.3.16	Transaction Documents
(i)	The Borrower shall have entered into the Transaction Documents required to be entered into as of the relevant Drawdown Date.

(ii)	All Transaction Documents entered into by the Borrower shall be in full force and effect.

(iii)	The Borrower shall, in a manner satisfactory to the Lenders, carry out necessary changes and modifications as are required by the Lenders or are recommended by the Lenders Counsel, Lenders Engineer and Lenders Insurance Consultant and deemed necessary by the Lenders to be made to the Transaction Documents arising out of any due diligence conducted by them or otherwise.

(iv)	The Borrower shall ensure that the Major Project Documents contain adequate liquidated damages for delay in commissioning of the Plant and performance of the shortfall guarantees.

7.3.17	Amendment to Articles of Association

With respect to any Drawdown occurring on or after a date which is three (3) months from the date of this Agreement, the Borrower shall have amended its Articles of Association, for inter alia enhancing the authorized capital and borrowing power of the Borrower as required under the Financing Plan, and appointment of nominee directors as required under this Agreement, and making such other changes as may be required by the Lenders.

7.3.18	Credit Rating

With respect to any Drawdown occurring after a date which is three (3) months from the date of this Agreement, or such other time period as may be agreed by Facility Agent, the Borrower shall have complied with its obligations under Section 8.27.
7.4	No Waiver
7.4.1	No course of dealing or waiver by any Lender, or the Facility Agent in connection with any condition of effectiveness of this Agreement or any condition of Drawdown under this Agreement or any other Financing Document shall impair any right, power or remedy of any such Lender or the Facility Agent with respect to any other condition of Drawdown, or be construed to be a waiver thereof, nor shall the action of any Lender, or the Facility Agent in respect of any Drawdown affect or impair any right, power or remedy of any Lender or the Facility Agent in respect of any other Drawdown.

7.4.2	Unless otherwise notified to the Borrower by a Lender and without prejudice to the generality of Section 7.4.1 above, the right of any Lender to require compliance with any condition under this Agreement or the relevant Financing Documents which may be waived by such Lender in respect of any Drawdown is expressly preserved for the purpose of any subsequent Drawdown.
7.4.3	Any request by the Borrower for a waiver of a condition in Section 7.2 or Section 7.3 shall be in writing and delivered to the Facility Agent and the Lenders at least twenty (20) Business Days prior to the proposed Initial Drawdown Date or Drawdown Date as applicable.
7.5	Final Drawdown Review

The Lenders shall have the right to review Project Costs incurred prior to the final Drawdown under the Facility. Pursuant to the review mentioned hereinabove, if the Lenders determine that the Project Costs are less than the Estimated Project Costs, then the amount of the Facility shall be reduced, as specified by the Lenders.

7.6	Delivery of Certificates

All the certificates, legal opinions, communications, notices and other documents and papers referred to in Sections 7.1, 7.2 and 7.3 to be delivered thereunder, unless otherwise specified, shall be delivered to the Facility Agent and in sufficient counterparts and unless otherwise specified, shall be in form and substance satisfactory to the Facility Agent.

8.	AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that until the Final Settlement Date:

8.1	Project Implementation and Use of Proceeds

The Borrower shall:
(i)	use the proceeds of the Facility only to pay the Project Costs, in accordance with the Financing Documents, and in particular, the proceeds of the Financing Documents shall not be used for the following:
(a)	subscription to or purchase of shares/debentures and investment in real estate;

(b)	repayment of dues of Affiliates, promoters/associate concerns/inter-corporate deposits, etc.;

(c)	for extending loans/facilities to subsidiary or associate companies or for making any inter-corporate deposits; and

(d)	for any speculative purposes.
(ii)	carry out the Project and conduct its business as per prudent industry standards and accepted industry practices and with due diligence and efficiency and in accordance with generally acceptable construction, engineering, financial and business practices and, prior to Final Completion in accordance with the Construction Budget and shall achieve Project COD by the end of twenty one (21) months from Financial Close or June 30, 2010, whichever is earlier, unless otherwise permitted by the Lenders; and

(iii)	cause the construction of the Project to be executed and completed with due diligence and continuity (except for interruptions due to events of Force Majeure which the Borrower will use all efforts to mitigate), in accordance with generally accepted construction and engineering practices.
8.2	Inspection

The Borrower, at reasonable intervals, will permit officers and designated representatives of the Lenders to carry out technical, legal, or financial inspections and visit and inspect during normal business hours, any of the properties of the Borrower, including the Project, Plant, installations, Project Site, Project facilities, equipments, records, documents, works, Project Site and buildings on the Project Site and to examine and make copies of the books of record and accounts of the Borrower and discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same, by its officers. The Borrower shall provide full assistance and co-operation to the Lenders/Facility Agent. The cost of any such visit shall be borne by the Borrower. Provided that upon the occurrence of an Event of Default or a Potential Event of Default: (a) the Lenders or any of their officers and representatives may carry out the aforementioned inspections as often as may be required by them; and (b) no notice shall be required to be given to the Borrower under this Section 8.2.
8.3	Books, Records and Inspections, Accounting and Audit Matters
8.3.1	The Borrower will properly keep such records as are required to be maintained under Applicable Law and the Transaction Documents and such accounts as are adequate to reflect truly and fairly the financial condition and results of operations of the Borrower (including the progress of the Project) which shall contain full, true and correct entries in conformity with Indian GAAP consistently applied and all requirements of Applicable Law, and will not radically change its accounting policy/system without prior approval of the Lenders. Provided that the Borrower may, upon informing the Lenders of the same, keep records and maintain accounts in conformity with IFRS.

8.3.2	In the event that auditors acting as the Auditors cease acting as the auditors for the Borrower for any reason, the Borrower shall promptly inform the Facility Agent of the reasons for such cessation and shall appoint in accordance with Applicable Laws and maintain as its Auditors, another firm of independent chartered accountants, approved by the Board and shareholders and under intimation to the Facility Agent.

8.4	Additional Documents, Filings and Recordings
8.4.1	The Borrower shall execute and deliver, from time to time but in no event later than fifteen (15) days, or such additional time as may be permitted by the Facility Agent, from the request made by the Facility Agent, at the Borrower’s expense, such other documents as the Lender may request in connection with its rights and remedies granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.

8.4.2	The Borrower will do all such acts necessary to: (i) create, perfect and maintain the Security in full force and effect at all times (including the priority thereof); and (ii) preserve and protect the Security and protect and enforce its rights and title, and the rights and title of the Lenders, to the Security.

Provided further that the Borrower shall pay on demand to the Lenders, all reasonable and actual costs incurred by their legal counsel/ company secretaries/ advisors in connection with creation and registration of security, certification of charge thereof with the registrar of companies, compilation of search/ status reports or other similar matters.
8.5	Financing Fees

The Borrower shall pay all financing fees and charges due and payable in relation to the Agreement to the Lenders on the Due Dates as specified hereunder.
8.6	Transaction Documents
8.6.1	The Borrower shall comply in all respects with the provisions of the Transaction Documents.

8.6.2	The Borrower shall ensure that each of the Transaction Documents is maintained in full force and effect. Provided that:
(A)	the PPA (other than the GRIDCO PPA) or other sale arrangements satisfactory to the Lenders for the offtake of power from the Project for maintaining a minimum DSCR of 1.1 shall be executed on or before a date which is six (6) months prior to Project COD;

(B)	the PPA (other than GRIDCO PPA) or other sale arrangement(s) for the offtake of the balance power generation capacity of the Project on a merchant basis shall be executed on or before a date which is two (2) months prior to Project COD;

(C)	Transaction Documents required for the purpose of making firm and suitable arrangements for transmission and evacuation of power from any Unit shall be executed on or before a date which is six (6) months prior to the Date of Commercial Operation of such Unit;

(D)	Fuel Supply Agreements and Coal Transportation Agreements required for meeting the coal requirements of any Unit (other than the first Unit, for which, Fuel Supply Agreements and Coal Transportation Agreements are required to be executed prior to the Initial Drawdown Date) including obtaining necessary approvals from the Railways and other authorities and arranging for coaches/railway wagons for transportation of the coal till the Project Site from any Unit (other than the first Unit) shall be executed on or before a date which is six (6) months prior to the Date of Commercial Operation of each Unit (other than the first Unit); and

(E)	Transaction Documents required for requisite water drawal required for the Project from the Hirakud Dam/any other source from the Government of Orissa, or any other Person (which will be reviewed by the Lenders Engineer) shall be executed on or before June 30, 2009.
8.6.3	The Borrower shall not enter in to or further execute any new agreement having a value over Rs. 10,00,00,000 (Rupees Ten crores) in relation to the Project with any Person, unless such agreement is approved by the Facility Agent.

8.6.4	The Borrower shall, in a manner satisfactory to the Lenders, carry out necessary changes and modifications as are required by the Lenders or are recommended by the Lenders Counsel, Lenders Engineer and Lenders Insurance Consultant and deemed necessary by the Lenders to be made to the Transaction Documents, executed prior to or after the date of this Agreement, arising out of any due diligence conducted by them or otherwise.

8.6.5	Upon occurrence of an Event of Default or a Potential Event of Default, the Borrower agrees to take such actions under the Project Documents, as may be directed by the Lenders.

8.6.6	With respect to any Transaction Documents executed after the date of this Agreement, the Borrower shall deliver to the Facility Agent copies thereof, together with a certificate of the Borrower to the effect that each of such Transaction Documents are true, correct and complete in all respects, and in full force and effect.
8.7	Security
8.7.1	The Loan together with all fees, costs, charges, expenses and all amounts payable to the Secured Parties under the Financing Documents shall be secured by the following:
(1)	a first ranking charge / Security Interest through the execution of the Deed of Hypothecation in favour of the Security Trustee, in respect of:
(i)	all the Borrower’s movable fixed properties and assets for the Project, both present and future;

(ii)	all tangible and intangible assets including but not limited to the goodwill, undertaking and uncalled capital of the Borrower for the Project;

(iii)	all revenues and receivables of the Borrower from the Project;

(iv)	all the Borrower’s accounts, (including but not limited to the Accounts and the Permitted Investments) for the Project and each of the other accounts required to be created by the Borrower for the Project under any Transaction Document, including without limitation, the Trust and Retention Accounts Agreement; including in each case, all monies lying credited/deposited into such accounts;
(2)	an undertaking by the Sponsor for non-disposal of 51% of the total, issued and paid up Shares of the Borrower held by them.

The Security over assets comprised in items (1) and (2) above shall be collectively referred to as the “Initial Security”.
(3)	a first ranking charge/Security Interest through the creation of a mortgage in favour of the Security Trustee, in respect of:
(i)	all the Borrower’s immovable properties both present and future for the Project;

(ii)	assignment of all of the Borrower’s rights, titles and interest in respect of the assets and its rights under each of the Project Documents, duly acknowledged and consented to, where required, by the relevant counter-parties to such Project Documents, all the Borrower’s rights under each letter of credit/guarantee or performance bond that may be posted by any party to a Project Documents for the Borrower’s benefit and all the Borrower’s rights under the Clearances (including all contract, licences, permits, approvals, concessions and consents in respect of or in connection with the Project, to the extent assignable under Applicable Law);
(iii)	all the Insurance Contracts (and cut through clauses in respect of, or assignments of reinsurances, as applicable) naming the Security Trustee as an additional insured/sole loss payee (as may be required by the Lenders);
(4)	a first ranking pledge in respect of 51% of the total, issued and paid up shares of Rampia Coal Mine and Energy Private Limited held by the Borrower through the execution by the Borrower of a Share Pledge Agreement in favour of the Security Trustee (the “Pledge”);

The Security over assets comprised in items (3) and (4) above shall be collectively referred to as “Subsequent Security”.

The Initial Security and Subsequent Security shall be collectively referred to as the “Security”.

Provided land/right of way and immoveable/moveable assets for the transmission line of 235 km up to Meramandali shall not be included within the Security created/to be created for the Lenders.

8.7.2	Each of the Security Documents and the Security Interest over the assets created thereunder in favour of the Security Trustee for the benefit of the Lenders shall be in full force and effect.

8.7.3	The Borrower shall create and perfect the Initial Security prior to the Initial Drawdown Date under this Agreement and the Subsequent Security on or prior to a date which is the earlier of: (a) a date which is three (3) months prior to the Date of Commercial Operations of the first Unit of the Project; and (b) a date which is six (6) months from the Initial Drawdown Date. Provided that the Pledge, specified in Section 8.7.1(4) above shall only be required to be created and perfected prior to the Coal Investment JV Drawdown and if the Borrower acquires any immovable property or any interest in immovable property for the Project, it shall promptly create the Security over such immovable property within thirty (30) days of the date of acquisition of such property.

8.7.4	The Borrower shall have obtained written consent of the relevant parties for creation, perfection and maintenance of the Security required hereunder.

8.7.5	The Borrower hereby undertakes to create such additional security as may be required by the Lenders and execute such further documents and agreements as may be required for this purpose in case the Security provided by the Borrower has in the opinion of the Facility Agent/Lenders become inadequate due to any reason whatsoever. The creation and perfection of Security by the Borrower shall be to the satisfaction of the Lenders’ Legal Counsel.

8.7.6	The Lenders/Facility Agent reserves the right to modify the Security requirements stated in this Section 8.7 prior to execution of all the Financing Documents. Provided that if the Facility Agent in its opinion decides that certain conditions materially affecting the security structure have not been met even after execution of all the Financing Documents, then the Facility Agent reserves the right to modify the security structure, after consultation with the Borrower, after execution of all the Financing Documents until Financial Close and the Borrower shall at its own costs, do all acts, deeds and things as may be necessary to create and perfect the Security in terms of the revised security structure, to the satisfaction of the Facility Agent.

8.7.7	So long as any monies remain due and outstanding to the Lenders, the Borrower undertakes to promptly notify the Lenders in writing of all its acquisitions of immovable properties.
8.8	Opening of Account
(a)	The Borrower shall have provided evidence to the Facility Agent of having established the Account in accordance with the provisions of the Trust and Retention Account Agreement.

(b)	The Borrower hereby agrees and undertakes that any/all amounts in the Accounts shall be utilised and/or transferred to any other account in such manner as specified in the Trust and Retention Account Agreement.
8.9	Auditor’s Certificate

The Borrower agrees and undertakes that, it shall submit to the Facility Agent, within a period of thirty (30) days from every Auditor’s Certificate Provision Date, a certificate from the Auditors certifying that:
(i)	the proceeds of all Drawdowns that have occurred:
(a)	as on the first Auditor’s Certificate Provision Date, from the Initial Drawdown Date till the first Auditor’s Certificate Provision Date, and

(b)	thereafter, from the previous Auditor’s Certificate Provision Date till the next Auditor’s Certificate Provision Date,

have been utilized only for the purpose of paying Project Costs; and

(ii)	the Required Equity, required to have been brought in as on the Drawdown Date(s) that have occurred since the previous Auditor’s Certificate Provision Date (and in the case of the first Auditor’s Certificate Provision Date, since the Initial Drawdown Date) has been brought in.
8.10	Progress Reports

The Borrower agrees and undertakes that it shall submit progress reports to the Facility Agent in a form and manner satisfactory to the Facility Agent every three (3) months, and upon occurrence of an Event of Default or Potential Event of Default, as and when required by the Lenders.
8.11	Project Management; Operation & Maintenance

The Borrower agrees and undertakes to make arrangements satisfactory to the Facility Agent, in consultation with the Lenders Engineer, for project management and operation and maintenance of the Project, including but not limited to:
(a)	constitution of a project management committee consisting of directors/senior executives of the Borrower to monitor and supervise the implementation of the Project (including project management and operation and maintenance of the Project) till the Final Settlement Date (the “Project Management Committee”); and

(b)	making arrangements satisfactory to the Lenders so as to be in a ready stage for operation and maintenance of the Project at least six (6) months prior to Date of Commercial Operations of the first Unit of the Project.

The Facility Agent, and after the occurrence of an Event of Default or a Potential Event of Default, the Lenders, shall have the right to seek appropriate information from the Project Management Committee whenever required by them.
8.12	Environment and Social Monitoring and Review
8.12.1	The Borrower shall provide the necessary information to the Facility Agent and bear the costs of conducting a periodic Environment and Social Monitoring and Review (the “ESMR”), by a consultant appointed by the Facility Agent (the “Environmental Consultant” or “EC”), if so required by the Facility Agent. The Borrower shall also provide the EC with information necessary for conducting such ESMR at such intervals as the EC may deem fit. The Borrower shall also forward to the Facility Agent, copies of the EC’s report or any relevant internal reports or annual/other periodical reports on the environmental and social status and performance of the Project and its operations and shall carry out such acts as recommended by the EC, to the extent such recommendations are required by the Lenders and are not contrary to Applicable Law, and bear the costs of the same, including any increase in Project Costs.

8.12.2	Without prejudice to the Borrower’s obligations under this Agreement, the Borrower shall at all times during the currency of the assistance, comply with the provisions of Applicable Law and Clearances with respect to environmental, health, safety and social requirements of the Project, and shall maintain documents to be able to demonstrate compliance with the same, and shall take all necessary steps to well in time so as to ensure smooth functioning of the Project to the satisfaction of the Lenders till Final Settlement Date.
8.13	Project Costs
8.13.1	All expenditure undertaken for the Project under this Agreement shall be in accordance the Estimated Project Cost as per Schedule XI and the Construction Budget as per Schedule X.
8.13.2	The Lenders have a right to review the Project Costs and means of finance before the Project COD and Final Completion to ensure that they are in conformity with the Construction Budget and stipulate relevant conditions, as deemed necessary after consultation with the Borrower.
8.14	Financial Statements of the Borrower and Sponsor
8.14.1	As soon as available, but in any event within one hundred and eighty (180) days after the close of each Fiscal Year, copies of the Audited Annual Financial Statements of the Borrower and of the Sponsor in each case prepared in accordance with generally accepted accounting principles applicable in its jurisdiction of incorporation consistently applied and, if unaudited, certified by an Authorized Officer of Borrower or the Sponsor shall be provided to the Facility Agent, with a copy to each of the Secured Parties.
8.14.2	In addition to Section 8.14.1, the Borrower and the Sponsor shall furnish copies of their Quarterly Financial Statements as and when the Facility Agent requires them.
8.15	Management/ Key Personnel
8.15.1	The Borrower shall from time to time upon the Facility Agent’s direction reconstitute the Board to induct professionals satisfactory to the Facility Agent and nominees of the Lenders, in accordance with the provisions of Schedule XII, and shall strengthen its Management to the satisfaction of the Lenders, in conformity with the principles of corporate governance set out in the Companies Act and will constitute such committees and sub- committees of the Board of Directors as required under the Companies

Act to adhere to the principles of the corporate governance, including but not limited to such professionals, committees and sub-committees as are specified in this Section 8.15.
8.15.2	Prior to the Initial Drawdown Date and till Final Settlement Date, the Borrower shall constitute and maintain the Project Management Committee referred to in Section 8.11. The responsibilities of such committee shall be satisfactory to the Facility Agent and shall include, without limitation, management of the Project during construction, civil engineering, placement of orders for supply of Plant, and other assets, and oversight of operation and maintenance of the Project. The Borrower shall make, at a reasonable period of time prior to the Project COD, adequate arrangements for the operation and maintenance of the Project, which arrangements shall be reviewed by the Lenders Engineer and shall be to the Lenders Engineer’s satisfaction. The Lenders shall have the right to seek appropriate information from the Project Management Committee.

8.15.3	Prior to the Initial Drawdown Date and till Final Settlement Date, the Borrower shall constitute and maintain at all times an audit sub-committee, each comprised of appropriate directors of the Borrower, satisfactory to the Facility Agent. The responsibilities of such audit sub-committee shall be satisfactory to the Facility Agent and shall include close monitoring of the Borrower’s operations and its compliance with corporate governance.

8.15.4	The Borrower shall to the satisfaction of the Facility Agent, appoint and/or change technical, financial and executive personnel (including auditors and/or management personnel) of proper qualifications and experience for the key posts and the Borrower shall ensure that its organizational set-up is adequate enough to ensure smooth implementation and operation of the Project.

8.15.5	The terms and conditions for appointment of the managing director of the

Borrower or any other Person holding substantial powers of management shall be in accordance with good industry practices and Applicable Law and such Person shall only receive such remuneration as is permissible under the Companies Act.
8.15.6	In the event that the name of any of the directors on the Board of Directors of the Borrower appears in the list of willful defaulters issued by the Reserve Bank of India (“RBI”) or the Credit Information Bureau (India) Limited (“CIBIL”), the Borrower shall forthwith remove such director from its Board of Directors or cause his name to be deleted from RBI/CIBIL list of willful defaulters.
8.16	Clearances

The Borrower will, in a timely manner, obtain and maintain, or cause to be obtained and maintained, in full force and effect (or where appropriate, renew) all Clearances required for the purposes of the transactions as contemplated by the Transaction Documents, provided that:
(A)	Clearances required for requisite water drawal required for the Project from the Hirakud Dam/any other source from the Government of Orissa, or any other Person (which will be reviewed by the Lenders Engineer) shall be required to be obtained on or before June 30, 2009;

(B)	Clearances required in connection with the height of the chimney(s) as may be required for the Project, from the Airports Authority of India shall be required to be obtained on or before June 30, 2009; and

(C)	environmental Clearances from the Government of Orissa/other statutory bodies with respect to any Unit shall be required to be obtained on or before a date which is six (6) months prior to the Date of Commercial Operation of such Unit, provided that with respect to the first Unit, such environmental Clearances shall be obtained on or before a date which is three (3) months prior to the Date of Commercial Operations of the first Unit.
8.17	Accounts
8.17.1	The Borrower shall deposit all the cash inflows of the Project, including any transmission line charges recovered for wheeling of power for OPTCL/other bulk suppliers/power transmission company, in the Account as specified in the Trust and Retention Account Agreement and ensure that the reserves required to be maintained in accordance with the Trust and Retention Account Agreement are maintained.

8.17.2	The Borrower shall utilise the Project Proceeds in a manner and priority as agreed to in the Trust and Retention Account Agreement.
8.18	Maintenance of Property; Site Security
8.18.1	The Borrower will keep all its property and assets in good working order and condition.

8.18.2	The Borrower shall maintain title to or its interest in all of its property and assets and shall take all actions necessary to create and perfect at all times, freehold rights in the Project Site and shall take all actions necessary to create and perfect at all times its interest in all its other assets, at the times, and in the manner contemplated in this Agreement.
8.19	Maintenance of Property and Insurance
8.19.1	The Borrower will keep the Plant, the Project Site and all other assets of the Borrower over which a Security Interest has been or shall be created in favour of the Security Trustee for the benefit of the Lenders, insured with financially sound and reputable insurers satisfactory to the Facility Agent and on terms and conditions satisfactory to the Facility Agent.
8.19.2	The Borrower will cause the Major Project Parties performing any services in connection with the engineering, procurement or construction of the Project each to keep the insurance described in, and fulfil all obligations set forth in, the Major Project Documents with financially sound and reputable insurers satisfactory to the Facility Agent against loss or damage in such manner and to the same extent as so described.

8.19.3	The Borrower will submit to the Facility Agent a certificate, from the Borrower indicating the properties insured, the type of insurance, amounts and risks covered, names of the beneficiaries, expiration dates, names of the insurers and special features of all insurance policies already obtained by it, and shall within twenty (20) days after the effective date of any new or renewed insurance policy, as provided in Section 8.19.1 above submit a similar certificate to the Facility Agent with respect to such new or renewed insurance policy, such policies to be in form and substance, and issued by companies, satisfactory to the Facility Agent in consultation with the Lenders Insurance Consultant.

8.19.4	The provisions of this Section 8.19 shall be regarded as supplemental to, but not duplicative of, the provisions of any of the Security Documents that require the maintenance of insurance. In the event that any insurance whatsoever is purchased, taken or otherwise obtained by the Borrower with respect to the Project other than as required hereunder or if not properly endorsed to the Lenders/Security Trustee as the loss payees or beneficiaries as required under the provisions of this Agreement, such insurance shall be considered assigned hereunder to the Lenders/Security Trustee with the right of the Lenders/Security Trustee to make, settle, compromise and liquidate any and all claims thereunder, without prejudice to the exercise of any other rights and remedies that the Lenders/Security

Trustee may have under any of the Financing Documents, or under any law, statute or regulation now or hereafter in force.
8.19.5	The Borrower shall duly pay all premia and other sums payable for the aforesaid purpose, at least thirty (30) days prior to the shipment in respect of the Project. The insurance in respect of the assets charged/to be charged to Lenders shall be shall be suitably endorsed in favour of the Security Trustee/Lenders. In the event of failure on the part of the Borrower to insure the assets or to pay the insurance premia or other sums referred to above, any Secured Party may get the assets insured or pay the insurance premia and other sums referred to above, as the case may be.

8.19.6	If any Secured Party shall pay any insurance premiums on behalf of the Borrower in respect of any insurance policies required to be obtained by the Borrower hereunder, the amounts paid shall be immediately reimbursed to the Secured Party without requirement of any notice of any kind and without reference to any dispute or controversy which the Borrower may have with the insurance provider or the Lenders Insurance Consultant and all such amounts shall till payment thereof remain due and payable to such Secured Party by the Borrower and till repayment, all unpaid amounts shall carry interest as provided in Section 14.6 hereof.
8.20	Working Capital Arrangements

Prior to the Project COD, the Borrower shall have made satisfactory arrangements for obtaining working capital facilities in accordance with the Base Case.
8.21	Project Documents

The Borrower shall prepare and submit to the Facility Agent, to the satisfaction of the Facility Agent, in consultation with the Lenders Engineer, a schedule for finalisation and execution of the Project Documents for the Project in accordance with the Project Schedule as confirmed by the Lenders Engineer. Provided that in the event of occurrence of an Event of Default or a Potential Event of Default, the said schedule shall be provided to all the Lenders.
8.22	Information Covenants

The Borrower shall furnish to the Facility Agent, and upon occurrence of an Event of Default or a Potential Event of Default to all Secured Parties, copies of all the notices and documents that are required to be given pursuant to this Section 8.22.
8.22.1	Information to be Provided

Within five (5) Business Days after any officer of the Borrower obtains knowledge thereof, the Borrower shall provide notice to the Facility Agent, by facsimile, of the following:
(i)	any event which constitutes a Potential Event of Default or Event of Default, specifying the nature of such Potential Event of Default or Event of Default and any steps the Borrower is taking and proposes to take to remedy the same;

(ii)	an event that may delay completion of the Project, material work stoppages or design changes under the Project Documents, scarcity or unavailability of any material or equipment or an event that permits, or, with the passage of time, would permit the Borrower or any other party to claim relief on account of Force Majeure;

(iii)	any event, circumstance or condition constituting, or which the Borrower either believes, has claimed or will claim to constitute a “Change in Law” under the PPA, together with copies of all notices, calculations and other correspondence between the Offtaker(s) and the Borrower pursuant to such Section;

(iv)	any event of Force Majeure affecting, or which either the Borrower or any other Material Project Participant claims would affect, the performance by such Person of any obligation under any Transaction Document, together with copies of all notices, calculations, data and other correspondence between such Material Project Participant and the Borrower in respect of any such event, circumstance or condition;

(v)	any notice of any application for winding up having been made or receipt of any statutory notice of winding up under the provisions of the Companies Act or any other notice under any other Applicable Law or otherwise of any suit or legal process shall have been filed or initiated against the Borrower and affecting the title to the property of the Borrower or if a receiver is appointed over any of the properties or business or undertakings of the Borrower;

(vi)	any one or more events, conditions or circumstances (including any event of Force Majeure or any on-going or threatened labour strikes, lockouts, shutdowns, slowdown or work stoppage by the Borrower’s, or the Offtaker’s employees or employees of any counterparty to a Project Documents or any scarcity or unavailability of materials or equipment or fire or other similar event) that exist or have occurred that has, had or could reasonably be expected to have a Material Adverse Effect;

(vii)	any Legal Proceeding pending or threatened (as evidenced by a notice or receipt of communication in writing): (a) against the Borrower; or (b) with respect to any Transaction Document;

(viii)	any proposal by any Governmental Authority to acquire compulsorily the Borrower, any of the Security or any part of the Borrower’s business or assets (whether or not constituting an Event of Default hereunder or under the PPA);

(ix)	any dispute between the Borrower and any Material Project Participant or between the Borrower or any Material Project Participant and any Governmental Authority in each case relating to the Project;

(x)	any change in the Authorized Officers, giving certified specimen signatures of any new officer so appointed and, if requested by the Facility Agent, satisfactory evidence of the authority of such new officer;

(xi)	any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment or waiver under, any provision of any Transaction Document or the existence of any event or condition which permits, or, with the passage of time, would permit, the Borrower to serve a termination notice under any Project Document;

(xii)	any notice, document, Clearance, authorisation, amendments to any Transaction Documents or correspondence received or initiated by the Borrower relating to the Project necessary for the performance of its obligations or any other Material Project Participant’s, obligations under the Transaction Documents;

(xiii)	any Security Interest (other than a Permitted Security Interest) being granted or established or becoming enforceable over any of the Borrower’s assets;

(xiv)	any proposed material change in the design, nature or scope of the Project or any change in the business or operations of the Borrower;

(xv)	any event, circumstance or condition which requires, or which the Borrower believes or which the Offtaker has claimed requires,

pursuant to the PPA, an amendment to the provisions of the PPA or the tariff provided for in the PPA on the basis that the tariff determined under the PPA is not in compliance with the Electricity Act, 2003 and Applicable Law;

(xvi)	the institution or commencement of any dispute under the PPA, together with copies of all notices, calculations, data and other correspondence between the Offtaker and the Borrower in respect of such institution or commencement;

(xvii)	any notice received by the Borrower purporting to cancel or alter the terms of any Insurance Contract (including any notification of any premium increase therefor);

(xviii)	any: (i) fact, circumstance, condition or occurrence at, on, or arising from the Project Site that results in non compliance with any Applicable Law and constitutes a Material Adverse Effect; and (ii) pending or threatened (as evidenced by a notice or receipt of communication in writing) environmental claim against the Borrower, or any of the Borrower’s contractors or lessees arising in connection with their occupying or conducting operations on or in relation to the Project or the Project Site;

(xix)	copies of any data relative to the performance of any tests under any Project Document;

(xx)	any accident resulting in loss of life of any employee of the Borrower or any counterparty to any Project Documents occurring at the Project Site or otherwise arising in India, in each case in connection with the Project;

(xxi)	the occurrence of any event in connection with the reorganisation of the Offtaker or the State of Orissa which has an impact on the rights and obligations of the Borrower under the PPA;

(xxii)	any representation, warranty, covenant or condition under the Financing Documents being or becoming untrue or incorrect in any respect;

(xxiii)	the occurrence of any event with respect to which any insurance has been obtained under the Insurance Contracts, and any loss or damage suffered as a result of such event to the assets of the Borrower; and

(xxiv)	any circumstances affecting the financial position of the Borrower, the Sponsor, the Borrower’s subsidiaries or companies in which the Borrower has been permitted to have large investments, including any action or Legal Proceedings commenced by any creditor of such entities.
8.22.2	Consortium Finance Information

Provide all information and certification as may be required by the Facility Agent or the Lenders to comply with Applicable Law, including but not limited to circular number RBI/2008-2009/379 dated February 10, 2009 issued by the RBI. The Lenders may require its consultants to provide certification required to determine compliance with the abovementioned at the Borrower’s cost.
8.22.3	Required Information and Data

In order to inform the Lenders about the physical progress as well as provide evidence to the Lenders that the expenditure incurred on the Project is in accordance with the Project Schedule, the Borrower shall provide to the Facility Agent all relevant information and data as may be required by the Facility Agent including certification from the Lenders Engineer/Auditor regarding completion of the Project. The Borrower shall also ensure that the physical progress of the development of the Coal Blocks is proceeding in accordance with the schedule provided to the Lenders and provide all relevant information and data as may be required by the Facility Agent in relation thereto. While delivering copies of documents, materials and information required to be delivered under the Financing Documents and this sub-section, the Borrower shall deliver such number of copies of all documents, materials and information as is sufficient for onward delivery to each of the Lenders.
8.22.4	Construction Schedule Milestone Dates

Within five (5) Business Days, the Borrower shall certify to the Facility Agent (such certification to be confirmed by the Lenders Engineer) of the occurrence of each of: (i) the Date of Commercial Operation for each Unit and Project COD; (ii) Final Completion; (iii) any change in the scheduled Date of Commercial Operations of any Unit; and (iv) the date on which the Borrower proposes to take over each Unit of the Project pursuant to the Project Documents prior to scheduled synchronisation date of any Unit of the Project.
8.23	Financial Covenants
8.23.1	From Project COD onwards at all times during the term of the Loan, the Borrower shall maintain the following financial covenants:
(i)	Total Debt Gearing shall be maintained at 3.0:1; or lower

(ii)	Debt Service Coverage Ratio shall be maintained at 1.30; or higher and

(iii)	Security Margin shall be maintained as per the Base Case.
8.23.2	If the Borrower defaults or fails to comply with any of the covenants in Section 8.23.1 (i), (ii) and (iii), the Borrower shall pay additional interest of 1% per annum over and above the Lending Rate (after taking into account any Default Interest or Liquidated Damages) for the period of non-adherence subject to a minimum period of one (1) year. The measurement of the deviation shall be at the end of each Fiscal Year and shall be made on the basis of the Audited Annual Financial Statements for such Fiscal Year. Provided, however, the Borrower may, deviate by up to 20% vis-à-vis the stipulated levels as indicated above, in respect of any one of the conditions specified in 8.23.1(i) and (ii) above without attracting such additional interest.
8.23.3	In case the Borrower continuously defaults in the performance of the above financial covenants, or in case of a decline in performance levels, the Lenders shall be entitled to stipulate any other conditions required by them after consultation with the Borrower.
8.24	Annual Budget; Operating Plan; Long Term Major Maintenance Plan
8.24.1	(i) (A)	The Operating Budget shall have been agreed and delivered for each Operating Year, as soon as available, but in any event at least seventy five (75) days prior to the commencement of each Operating Year. The Borrower shall submit to the Facility Agent an annual Operating Budget for such upcoming Operating Year (including budgeted statements of income and sources and uses of cash and balance sheets, the “Annual Budget”) prepared by the Borrower and accompanied by a statement of the chief financial officer or other Authorized Officer of the Borrower to the effect that, the budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Section 8.24. Each Annual Budget shall contain fair and accurate Rupee denominated estimates of project revenues, fuel costs, Operation and Maintenance Costs and projected working capital requirements for each calendar month covered by such Annual Budget based on the Borrower’s fair and accurate projections at such time which shall be based on all facts and circumstances then existing and known to the Borrower and which reflect the Borrower’s best estimate of the future results of the Borrower and which are consistent with the Annual Operating Plan and the Major Maintenance Budget applicable to such Operating Year. Each Annual Budget shall be prepared in good faith on the basis of written assumptions stated therein which the Borrower believes to be reasonable as to all factual and legal matters material to such estimates. Each Operating Budget and Annual Budget shall be subject to approval by the Facility Agent.
(B)	Unless otherwise consented to by the Facility Agent in consultation with the Lenders Engineer, the Annual Budget from year to year shall be based on the same format and be maintained on the same basis and shall provide sufficient detail to permit a meaningful comparison to previous years.

(C)	An Annual Budget shall become effective on the first day of the relevant Operating Year if approved prior to such date by the Lenders or the Facility Agent. If the Facility Agent does not inform the Borrower of the Lenders’ non-approval of a submitted Annual Budget within seventy five (75) days after submission thereof to the Facility Agent, such submitted Annual Budget shall be deemed to have been approved by the Lenders.
	(ii)	If all or any portion of an Annual Budget is disapproved prior to the first day of the relevant Operating Year, the Borrower shall adhere to all approved aspects of such Annual Budget. With respect to those aspects of any Annual Budget which are not approved (other than with respect to Major Maintenance expenditures), the Annual Budget for the preceding Operating Year (if applicable), shall be applicable thereto (and shall for all purposes hereof be regarded as part of the approved Annual Budget for such Operating Year) until such time as such aspects of the Annual Budget therefor have been approved by the Facility Agent. In the event that any Major Maintenance expenses proposed as part of an Annual Budget for any Operating Year are disapproved, the major maintenance expenses available during such Operating Year shall be an amount that is approved by the Lenders Engineer and the Facility Agent.

8.24.2	(i)	The Mobilisation Plan, in form and substance satisfactory to the Facility Agent, and with the prior approval of the Lenders Engineer, for the Mobilisation Period shall be delivered to the Facility Agent by the Borrower not later than one (1) year prior to the commencement of the Mobilisation Period, or such other time as may be agreed by the Facility Agent.
(ii)	For each Operating Year, the Borrower shall submit in writing to the Facility Agent for approval by the Facility Agent, in connection and concurrently with the submission of the Annual Budget for such Operating Year, the Annual Operating Plan therefore and a revised or updated Long Term Major Maintenance Plan covering the five (5) year period commencing with such upcoming Operating Year. The Facility Agent will either approve or disapprove any Annual Operating Plan and Long Term Major

Maintenance Plan so submitted within forty five (45) Business Days (or, with respect to amendments to any applicable Annual Budget, Annual Operating Plan or Long Term Major Maintenance Plan, within fifteen (15) Business Days) after such submission.

(iii)	The Annual Operating Plan shall consist of the Borrower’s fair and accurate projections for the operation and maintenance of the Project including fuel expenses for the given Operating Year, as well as with the Major Maintenance contemplated to be performed during such Operating Year pursuant to the Long Term Major Maintenance Plan (hereinafter the “Annual Operating Plan”).

(iv)	The Long Term Major Maintenance Plan shall set forth the details of all Major Maintenance proposed to be performed by the Borrower with respect to the Project during the upcoming five (5) year period specifying the nature, timing, cost and scope of all such proposed maintenance and its envisioned effect on Project operations (hereinafter referred to as the “Long Term Major Maintenance Plan”).

(v)	The Long Term Major Maintenance Plan shall be consistent with the maintenance program agreed (or otherwise applicable) between the Offtaker and the Borrower pursuant to the PPA.
8.24.3	The Borrower shall ensure that the aggregate Major Maintenance costs for each Unit for each Operating Year shall not exceed the aggregate of the Major Maintenance Amounts for such Operating Year. Any additional payments towards Major Maintenance shall be paid only with the approval of the Lenders Engineer.
8.25	Bullet Repayment

The Borrower shall have, to the satisfaction of the Lenders, made arrangements for repayment of the Rupee Bullet Repayment Amount, at least three (3) months prior to the Maturity Date.
8.26	Constitutional Documents

The Borrower shall, within a period of three (3) months from the date of this Agreement, suitably amend its Articles of Association, inter alia, to provide for the appointment of two (2) nominee directors by the Lenders in the manner contemplated in this Agreement and such other changes as may be required by the Lenders, to the satisfaction of the Facility Agent.
8.27	Credit Rating

The Borrower shall, at its cost, get itself rated by such reputed external credit rating agency as may be approved by the Facility Agent, within a period of three (3) months from the date of this Agreement, or such other time period as may be agreed by Facility Agent.
8.28	Miscellaneous
8.28.1	The Borrower shall maintain its corporate existence and right to carry on its business and operations and ensure that it has the right and is duly qualified to conduct its business and operations as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business and operations in such jurisdictions. On the happening of any event that adversely affects the finances of the Borrower or any of its Affiliates, or any other Person in which it has been permitted to have large investments under the terms of this Agreement, including any action taken by creditors/statutory authorities/other bodies, the Borrower shall promptly inform the Lenders of the same.

8.28.2	The Borrower shall inform the Facility Agent of the happening of any event which may have a Material Adverse Effect on the Project within two (2) days of happening of such event and suggest remedial measures in relation to the same.

8.28.3	The Lenders shall have the right to stipulate any additional conditions upon the occurrence of an event having a Material Adverse Effect, an Event of Default or a Potential Event of Default and the Borrower undertakes to abide by the same.

8.28.4	The Borrower shall, if required by the Lenders based on the review by the Lenders Engineer, make necessary arrangements for disposal of fly ash to the satisfaction of the Lenders at least six (6) months prior to Project COD.

8.28.5	The Lenders shall have the right to stipulate any other condition as they may consider necessary after consultation with the Borrower, prior to the First Utilisation Date and the Borrower agrees to abide by the same.
9.	NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the Final Settlement Date, it shall, unless otherwise previously agreed to in writing by the Facility Agent, comply with the following:
9.1	Permitted Indebtedness

The Borrower shall not, without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, contract, create, incur, assume or suffer to exist any indebtedness, except for Permitted Indebtedness. In the event of the Facility Agent permitting the Borrower to obtain any subordinated loans, the lenders of such subordinated loan shall enter into necessary subordination arrangement with/in favour of the Facility Agent. The Borrower agrees that it shall not prepay such loans without the consent of the Facility Agent.
9.2	Restricted Payments

The Borrower shall not make any Restricted Payments before Project COD. After Project COD, the Borrower may make Restricted Payment only in accordance with the provisions of the Trust and Retention Account Agreement and upon satisfaction of the Restricted Payment Conditions.
9.3	No Other Business or Activity

The Borrower shall not: (i) carry on any business or activity other than in connection with the completion or operation of the Project; or (ii) set up or have any subsidiaries other than Talwandi Sabo Power Limited unless consent of the Facility Agent has been obtained; or (iii) without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, issue any guarantee or undertake any obligations having substantially the same effect as a guarantee except as required under the Transaction Documents in the ordinary course of business; or (iv) revalue the assets and properties of the Borrower during the currency of the Facility except as required by the Applicable Law; or (v) suspend or terminate or take any action which would entitle the Major Project Parties to suspend or terminate the Major Project Documents, without the prior written approval of the Facility Agent.

Provided that the Borrower shall not invest any funds in Talwandi Sabo Power Limited (whether in the form of subscription to shares, lending monies or otherwise) in excess of Rs 5,00,000 (Rupees Five Lakhs), unless: (i) such funds have been invested in the Borrower by the Sponsor through subscription to the Borrower’s Shares; and (ii) prior written consent of the Facility Agent has been obtained.

Provided further that the Borrower shall not undertake any obligations with respect to any business or activity being conducted by Talwandi Sabo Power Limited, without the prior written consent of the Facility Agent.
9.4	Expansion

The Borrower shall not undertake any new project or expansion thereof without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld.
9.5	Winding Up, Amalgamation and Restructuring and Sale of Assets

The Borrower shall not:
(a)	wind up, liquidate or dissolve its affairs;

(b)	without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, enter into any transaction of merger, consolidation, amalgamation or reorganization;

(c)	without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, effect any change in the capital structure including the shareholding pattern other than as contemplated under this Agreement; and

(d)	convey, sell, lease, let or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets except for any Permitted Disposal.
9.6	Assignment

The Borrower will not: (i) assign or permit the assignment of any rights or obligations of the Borrower to any Transaction Document; or (ii) consent to or permit the assignment of (except to the extent that such assignment constitutes a Permitted Security Interest) any rights or obligations of any party (other than the Borrower) under any Transaction Document.
9.7	Modifications of Constitutional Documents; Additional Agreements; Assignments and Modifications of Financing Documents
9.7.1	The Borrower will not: (i) amend or modify its Memorandum and Articles of Association which will affect the Borrower’s obligations or the Lenders’ rights under the Financing Documents; or (ii) change its Fiscal Year; or (iii) change the accounting policies presently followed by the Borrower except as required under Applicable Law or Indian GAAP; or (iv) without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, materially change the nature or scope of the Project.

9.7.2	The Borrower shall not initiate or consent to any amendments to the approved Construction Budget and Project Schedule or approved completion plan, as the case may be except:
(i)	Such amendment that reflects events of Force Majeure under the Project Documents (or approved Construction Budget, if applicable) and the Lenders Engineer certifies, that such amendment is not likely to result in an Material Adverse Effect; and

(ii)	Such amendments that are permitted by the Facility Agent.
Provided that in relation to sub-paragraph 9.7.2 (i) above, the Lenders Engineer certifies that funds available to the Borrower (from borrowings, liquidated damages proceeds or otherwise) are expected to be sufficient to fund the costs of achieving Final Completion.

9.8	Security Interest

Without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, the Borrower shall not, and shall not agree to, create, incur, assume or suffer to exist any Security Interest upon or with respect to any property, revenues or assets (real, personal or mixed, tangible or intangible) of the Borrower, whether now owned or hereafter acquired, other than: (a) a Permitted Security Interest; and (b) Security Interests arising under Applicable Law, to the extent that the same is not arising on account of any amounts due but not paid by the Borrower to any Person.

9.9	Advances, Investments and Loans

The Borrower shall not lend money or credit or make deposits with or advances (other than deposits or advances in relation to the payment for goods and equipment as required and permitted by the Transaction Documents) to any Person, or purchase or acquire any stock, shares, obligations or securities of, or any other interest in, or make any capital contribution to, or acquire all or substantially all of the assets of, any other Person other than Talwandi Sabo Power and Rampia Coal Mine and Energy Private Limited. The Borrower may, however, utilize amounts lying in the Distribution Account for the aforesaid purposes, unless any such use of these funds results in the Borrower incurring any additional obligation.

Provided that the Borrower shall not invest any funds in Talwandi Sabo Power Limited and/or Rampia Coal Mine and Energy Private Limited (whether in the form of subscription to shares, lending monies or otherwise) in excess of Rs 5,00,000 (Rupees Five Lakhs) and Rs. 52,17,432 (Rupees Fifty Two Lakhs Seventeen Thousand Four Hundred and Thirty Two), respectively, unless: (i) such funds have been invested in the Borrower by the Sponsor through subscription to the Borrower’s shares; and (ii) prior written consent of the Facility Agent has been obtained.

9.10	Transaction Documents
9.10.1	The Borrower shall not make or agree to make any material amendment of any Transaction Document without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, or grant any waiver in respect of, modify any provision or grant any waiver of the Transaction Documents, terminate any of the Transaction Documents, or assign or otherwise dispose of any of its interests under the Transaction Documents or exercise any election or permit the assignment, transfer, termination, amendment, modification or grant in respect of any provision of any Transaction Document to which the Borrower is a party or assign or dispose of any of its interests under the Transaction Documents.

9.10.2	The Borrower shall not suspend or terminate; or take any action which would entitle the Major Project Parties to suspend or terminate the Major Project Documents, without the prior written approval of the Facility Agent.
9.11	Leases

The Borrower shall not enter into any agreement or arrangement to acquire or make available by lease the use of any property or equipment of any kind, other than:
(a)	for office premises taken in the ordinary course of business provided the lease rent does not exceed Rs. 5,00,00,000/- (Rupees Five Crores only) in any Fiscal Year; and

(b)	land constituting the Project Site taken on lease, without the prior written approval of the Facility Agent.
9.12	Abandonment

The Borrower shall not Abandon or agree to Abandon the Project or place it or agree to place it on a Care and Maintenance basis.

9.13	Contingency Funds

The Borrower shall not, utilise the Contingency without prior approval of the Facility Agent.

9.14	Accounts

The Borrower shall not open any bank account denominated in any currency other than Rupees and other than in accordance with the terms of the Trust and Retention Account Agreement, except to the extent required for deposit of the Additional Loans. Provided that the Lenders shall have a charge on such accounts.

10.	CANCELLATION OF THE FACILITY

The undrawn Commitments shall be cancelled at the close of normal working hours on the last Business Day of the Availability Period. The Borrower shall not cancel the Facility or any part thereof unless, in the opinion of the Lenders, the representation in Section 6.9 would not become untrue as a result of such cancellation. The Borrower shall notify the Lenders and the Facility Agent upon receipt of such approval that the Facility that is being cancelled.

11.	CANCELLATION OF THE FACILITY BY THE LENDERS
11.1.1	Any Lender may, by notice in writing to the Borrower, cancel its Commitment or any part thereof, which the Borrower has not withdrawn prior to the giving of such notice.

11.1.2	Any Lender may cancel its Commitment only in accordance with this Section 11. Notwithstanding anything to the contrary, any Lender may cancel whole or part of its Commitment, without assigning any reason whatsoever, including in the event of deterioration in the loan accounts in any manner whatsoever.
12.	DISBURSEMENTS BY WAY OF LETTER OF COMMITMENT

12.1	Letter(s) of Commitment
12.1.1	The Rupee Lenders hereby jointly and irrevocably authorise the Issuing Bank to open one or more Letter(s) of Commitment not exceeding in aggregate, the aggregate of all their respective Earmarked Amounts, upon the Borrower so requesting and on submission of the Documentary Credit Application in accordance with the terms of this Agreement, in favour of the Buyers Credit Lender. Upon issue of a Letter of Commitment, the Issuing Bank shall notify to each of the Rupee Lenders, their respective Participating Interest in that Letter of Commitment by a notice in the form set out in Schedule V hereto (“Participating Interest Notice”).

For the avoidance of doubt, the Issuing Bank, while determining the Participating Interest of each Rupee Lender shall deduct the aggregate of the face value of all individual Letters of Commitment issued by such Rupee Lender, if any, under Section 12.1A hereof from the Unutilized LOC Amount of that Rupee Lender.. For every Letter of Commitment issued, each Rupee Lender irrevocably and unconditionally agrees to share the credit risk and reimburse to the Issuing Bank an amount equivalent to the extent of its Participating Interest in that Letter of Commitment.

Provided that: (i) the Issuing Bank shall not be obliged to issue a Letter of Commitment if the aggregate of the Unutilized LOC Amount of all Rupee Lenders for that Letter of Commitment is less than the face value of that Letter of Commitment; (ii) the aggregate face value of all Letters of Commitment issued by the Issuing Bank shall not exceed the Maturity Amount; and (iii) the Issuing Bank shall not be obliged to issue any Letters of Commitment if the issue of such Letter of Commitment results in the aggregate of the face value of all Letters of Commitment, issued by it hereunder (but excluding the aggregate Participating Interest of State Bank of India in all such Letters of Commitment) to exceed Rs. 1400,00,00,000/- (Rupees Fourteen Hundred Crores Only). For issuance of a Letter of Commitment, the Borrower shall furnish to the Lenders at the time of submitting the Documentary Credit Application such documents in connection with the Project Documents or the Buyers Credit Facility as may be required by the Lenders.

For the avoidance of doubt, Life Insurance Corporation of India shall have no obligation to participate in or issue any Letters of Commitment under this Agreement.

12.1.2	Each drawing made under a Letter(s) of Commitment shall constitute a Disbursement under this Agreement of:
(a)	where the Letter of Commitment has been issued by the Issuing Bank, the drawn portion of the Participating Interest of each Rupee Lender participating in such Letter of Commitment; or

(b)	where the Letter of Commitment has been issued by an Issuing Lender, of the drawn portion of the face value of such Letter of Commitment, to be repayable as a Loan in terms of Section 15 including, for the avoidance of doubt, the payment of any interest thereon. The Borrower irrevocably and unconditionally authorizes the Rupee Lenders and the Facility Agent to take all such actions as it may require for the above purpose.

12.1.3	Without prejudice to the generality of Section 12.1.1 and 12.1.2 above, the Borrower and each Rupee Lender irrevocably and unconditionally:

(a)	authorise the Issuing Bank/ Issuing Lenders to pay any demand made under a Letter of Commitment which appears on its face to be in accordance with the relevant Letter of Commitment:
(i)	without investigation by the Issuing Bank/ Issuing Lenders or confirmation from the Borrower, any Rupee Lenders or any other Person; and

(ii)	notwithstanding that the Borrower may dispute the validity of any such demand;
(b)	agrees and confirms that the Issuing Bank/ Issuing Lender would be authorised to determine, at its sole discretion, whether a demand complies with the relevant Letter of Commitment or is discrepant and upon a payment being made or a determination being made by the Issuing Bank/ Issuing Lender of a valid demand having been made, the demand will be conclusive evidence that the demand is correct and has been properly made and any amount paid shall be regarded as having been properly paid for the purposes of this Agreement. The Borrower shall not be entitled to and hereby irrevocably waives all rights and entitlements to claim against, object or dispute the aforesaid determination of the Issuing Bank/Issuing Lender or any payments made by it under the Letter of Commitment, whether or not finally the demand was determined to be discrepant;

(c)	agrees that Issuing Bank/Issuing Lender deals in documents only and shall not be concerned with the legality of the claim or any underlying transaction or any set-off, counterclaim or defence as between the Borrower and any other Person or the Buyers Credit Lender and any other Person;

(d)	agrees that this Section 12.1 shall apply in respect of amounts paid under any demand without regard to:
(A)	the sufficiency, accuracy or genuineness of any demand or any certificate or statement in connection with any demand;

(B)	any incapacity of, or limitation upon the powers of, any person signing or issuing any demand or certificate or statement in respect of any demand; or

(C)	any other condition;
(e)	agrees that if Issuing Bank or the Issuing Lender pays any demand under a Letter of Commitment such amount shall be regarded as having been properly paid for the purposes of this Agreement.
12.1.4	(a)	The Borrower may request and the Rupee Lenders may permit, any Disbursement from their Unutilized Earmarked Amount in accordance with the terms of this Agreement, and such drawing shall constitute a Drawdown under this Agreement. The Borrower and Rupee Lenders shall notify the Issuing Bank if any Drawdown is made from their Unutilized Earmarked Amount.
(b)	Upon such Drawdown, the Earmarked Amount with respect to the relevant Rupee Lenders shall be reduced by the amount of such Drawdown.
12.1.5	The Borrower agrees, confirms and declares that:
(a)	the import of Goods is/are not in contravention of Trade Policy/Exim Policy guidelines prescribed by the GOI from time to time.

(b)	it has a valid Import Export code number assigned by the Director General of Foreign Trade and is authorised to undertake imports of the Goods.

(c)	the transaction covered under the Facility and the issue of Letter of Commitments do not involve and are not designed for the purpose of any contravention or evasion of the provisions of Foreign Exchange Management Act, 1999 or of any rule, regulations, notifications direction or order made thereunder or of any other law, rule, regulation or direction.

(d)	the Letter(s) of Commitment may be amended and/or modified by the Issuing Bank/ Issuing Lender in its absolute discretion, including for an increased limit on the Borrower giving the Issuing Bank/Issuing Lender written instruction for the same and in such an event, such amendment/ modification will be deemed to form part of the Documentary Credit Application and will be governed by the terms hereof and the Borrower agrees, covenants, records and confirms that it shall be bound by the same as if such amendment/modification including the increased limit had originally constituted the term of the relevant Letter of Commitment.
12.1.6	The Borrower further confirms and declares that it is in compliance with provisions of Applicable Law with respect to import of Goods and the transactions covered under the Facility.

12.1.7	The Borrower agrees that the transmission of all instructions and communications under the Letter(s) of Commitment and the shipping of Documents and the Goods thereunder are entirely at its risk. No Lender or its correspondents or agents shall be responsible for any error or delay in such transmission or loss or delay in delivery of the Documents or the Goods.

12.1.8	The Borrower and each Rupee Lender agrees, confirms and declares for itself that:
(a)	the Documentary Credit Application of the Borrower and the Participating Interest of each Rupee Lender shall be deemed to have been accepted by such Rupee Lender when advice of the issuance of the Letter of Commitment has been sent to the Buyer’s Credit Lender, with a copy of such advice to each Rupee Lender through SWIFT/tested telex/airmail and the Participating Interest Notice has been issued; and

(b)	the date of receipt of the Documents by Issuing Bank/Issuing Lender under the Letter(s) of Commitment as registered in the records of Issuing Bank/Issuing Lender shall be conclusive and binding on it and it shall not have a right to demand and seek verification of any of the Documents.
12.1.9	The Borrower undertakes to submit to the Rupee Lenders, if so required by them, the exchange control copy of the relative customs bills of entry within the time limit stipulated by the Reserve Bank of India.
12.1A	Issue of Individual Letter(s) of Commitment

Any Rupee Lender may, upon request by the Borrower, and with prior written approval of the Facility Agent, issue individual Letter(s) of Commitment having a face value not exceeding an amount equal to the maximum extent of its Unutilized LOC Amount, in favour of the Buyers Credit Lender (such Rupee Lender, in its capacity as an issuer of a Letter of Commitment shall be referred to in this Section 12 as the “Issuing Lender”).

12.2	Terms and Conditions of the Letter(s) of Commitment
12.2.1	Affirmative and Negative Covenants

In addition to Sections 8 and 9 of this Agreement, the Borrower covenants and agrees that, until Final Completion:
(a)	The Borrower shall not suspend or terminate; or take any action which would entitle the counterparty(ies) to the Project Documents to suspend or terminate the Project Documents in respect of which Letter(s) of Commitment have been issued, or the Buyer’s Credit Lender to terminate the Buyer’s Credit Facility Agreement without the prior written approval of the Lenders;

(b)	The Borrower agrees to take such actions under the Project Documents or the Buyer’s Credit Facility Agreement, as may be directed by the Lenders; and

(c)	The Borrower shall during the Availability Period, if required by the Lenders, hedge the foreign exchange risk to the satisfaction of the Lenders.
12.2.2	Indemnity from the Borrower
(a)	The Lenders shall not be liable for any losses, liabilities, costs, damages, expenses or inconvenience whatsoever incurred by the Borrower or by any other Person pursuant to any action by the Borrower in accordance with Section 12.2.1 above. The Borrower shall indemnify the Lenders against any costs, charges, expenses, losses, liabilities, claims, actions, suits or proceedings (including arbitral proceedings) arising, incurred, made or filed by the Borrower or by any other Person in connection with any action of the Borrower in accordance with Section 12.2.1 above.

(b)	The Borrower hereby agrees to pay to the Rupee Lenders on demand, all costs (including legal costs on a full indemnity basis), customs duty, penalty, demurrage, storage charges, clearing and forwarding charges and all other charges and expenses including any costs incurred by the Rupee Lenders on account of devaluation of rupee against the US Dollar with respect to the Letter of Commitment and/or in connection with opening, establishing, participating in the issue of any Letter(s) of Commitment or taking any action thereunder or in the exercise or enforcement of any right or power hereby conferred or otherwise howsoever and further agrees and undertakes to hold the Rupee Lenders safe and harmless and keep it indemnified against any claim, action or proceedings made or brought against the Rupee Lenders, its correspondents or agents, as also against any liability or loss incurred or suffered by it, its correspondents or agents by reason of it having established the Letter(s) of Commitment.

(c)	The Borrower hereby agrees to indemnify and keep the Lenders indemnified against any liability, loss, damages, reasonable and actual costs and expenses (including legal expenses) awarded against or incurred or paid by the Lenders as a result of or in connection with the Lenders making payment outside India to the Buyers Credit Lender, under the Letter(s) of Commitment, without deducting tax in India whether or not such payment attracts withholding tax in India or requires due certification by a qualified accountant.
12.2.3	The Facility will be disbursed by the Rupee Lenders during the Availability Period:
(a)	in accordance with Section 5 of this Agreement in respect of sums disbursed by way of Drawdown; and

(b)	as and when a drawing is made on the Letters of Commitment in accordance with the terms thereof.

12.2.4	Any Letter of Commitment which has been retired, has expired, or under which all payments have been made, shall not be reinstated.
12.3	Charges
12.3.1	The Borrower shall pay, in advance to the Issuing Bank, fronting commission, for its own account, at the rate to be specified by the Issuing Bank (the “Fronting Commission Rate”) on the aggregate of the undrawn face value of the Letter(s) of Commitment (the “Fronting Commission”), for each LOC Commission Period, on the LOC Commission Payment Dates. The Borrower shall pay to each Rupee Lender, who has issued any Letter of Commitment, commission at the LOC Commission Rate on the proportionate value of the undrawn face value of the Letter(s) of Commitment (the “LOC Commission”) calculated as per its respective Participating Interest, for each LOC Commission Period, on the LOC Commission Payment Dates. For the avoidance of doubt, if any Issuing Lender has issued individual Letters of Commitment under Section 12.1A, the Borrower shall pay to such Issuing Lender, LOC Commission for each LOC Commission Period at the LOC Commission Rate on the undrawn face value of all such individual Letter(s) of Commitment issued.

12.3.2	Additionally, the Borrower shall pay:
(a)	SWIFT charges per Letter(s) of Commitment or such other amounts as may be specified by the Issuing Bank/ Issuing Lender from time to time;

(b)	for all the Documents negotiated, a document handling charge as may be specified by the Issuing Bank/ Issuing Lender from time to time of the value of the Documents negotiated;

(c)	amendment Charges of each Letter of Commitment and associated

SWIFT charges, each as may be specified by the Issuing Bank/Issuing Lender from time to time per amendment;

(d)	any charges that may be levied as per FEDAI rules in force from time to time for any early/late delivery of the relevant foreign exchange/currency under the forward exchange contract if any, booked by the Borrower;

(e)	commission or other bank charges and out of pocket charges (at actuals) including but not limited to remittance of monies to the Buyer’s Credit Lender, SWIFT, telex, telephone, facsimile, air mail and courier charges, and all other reasonable and actual costs, charges and expenses incurred at any time by the Lenders (including any payment made or liability incurred on behalf of the Borrower, together with interest, and costs, charges and expenses thereon) with respect to the issue, amendment, renewal, extension, maintenance or payment under the Letter(s) of Commitment.
12.4	Advances

The procedure specified in Section 5 of this Agreement shall not be applicable to the Disbursement under the Facility pursuant to a Letter(s) of Commitment except in the event specified in Section 12.1.4.

12.5	Payment under Letter of Commitment
(a)	If the Buyers Credit Lender presents a claim, under any Letter(s) of Commitment, and the Issuing Bank determines that the Documents, if any, submitted along with claim are non-discrepant, or is satisfied that the discrepancies have been resolved, then Issuing Bank shall make payments to the Buyers Credit Lender of the amount claimed (“Claimed Amount”) in the manner required under the Letter of Commitment. Issuing Bank may in the first instance honour the claim or demand so made on it by the

Buyers Credit Lender out of its own funds provided such claim or demand shall have been otherwise found to be in accordance with the terms of the Letter(s) of Commitment. Issuing Bank shall honour the claim/demand made by the Buyers Credit Lender irrespective of whether the Borrower or the Lenders have made payments to Issuing Bank and any losses or expenses suffered by the Issuing Bank on this account, including interest suffered by it on account of funds required or sought by it for meeting the obligations, shall be on account of the Borrower and the particular Lender who has not paid its respective amounts.

(b)	If the Buyers Credit Lender presents a claim, under any Letter(s) of Commitment issued by any Issuing Lender under Section 12.1A, and such Issuing Lender determines that the Documents, if any, submitted along with claim are non-discrepant, or is satisfied that the discrepancies have been resolved, then such Issuing Lender shall make payments to the Buyers Credit Lender of the amount claimed in the manner required under the Letter of Commitment.
12.6	Payment of Amount Claimed

Unless a payment under any of the Letter(s) of Commitment is restrained by an order of a competent court, the Issuing Bank/ Issuing Lender shall be at liberty to make payment of the amount claimed under the Letter(s) of Commitment on the Payment Date if the claim or demand of the Buyers Credit Lender is otherwise found to be in order. Each Rupee Lender shall unconditionally and irrevocably contribute ratably and pay to the Issuing Bank, without any set-off, such sums as are equivalent to the proportion that its Participating Interest in such Letter of Commitment bears to the Claimed Amount towards any such payment made by Issuing Bank, notwithstanding any dispute between the Borrower and the Lenders and/or any direction to the contrary that may be given, represented, affirmed, etc. by the Borrower on the ground of any dispute between the Borrower and the Buyers Credit Lender or counterparty(ies) to the Project Documents or between the Borrower and any of the Lenders.

12.7	Conditions Precedent to the Issuance of the Letter(s) of Commitment

Issuance of Letter(s) of Commitment by the Issuing Bank/ Rupee Lender under this Agreement shall be subject to the fulfillment or waiver (in accordance with the Financing Documents) of the conditions precedent set out in Section 7 of this Agreement. For the avoidance of doubt, (i) the conditions set out in Section 7 of this Agreement shall not be applicable to Disbursements by way of drawing under the Letter(s) of Commitment; and (ii) the conditions set out in Section 7 of this Agreement shall be applicable to Disbursement made under Section 12.1.4 hereof.

12.8	Validity

Notwithstanding anything contained in this Agreement, no Letter of Commitment having a validity period extending beyond the Availability Period shall be issued under this Agreement. The Borrower shall not avail of the Buyer’s Credit Facility having maturity date beyond the Availability Period.

12.9	Terms and Conditions

The Letters of Commitment shall be either usance or sight Letters of Commitment within the usance period permitted by the RBI. The detailed terms and conditions of each Letter of Commitment shall be as specified by the Issuing Bank, or the relevant Rupee Lender, as the case maybe.

12.10	Applicable Law

The issuance of any Letter of Commitment under this Agreement shall be in compliance with the ECB Guidelines and all other rules and regulations made under the Foreign Exchange Management Act, 1999.

13.	LIABILITY OF AND PAYMENTS BY LENDERS

13.1	Notice of Demand

In the event of Issuing Bank being called upon or otherwise required at any time to make payment under any Letter(s) of Commitment, then Issuing Bank shall immediately issue notice of demand (“Notice of Demand”) on the Rupee Lenders with a copy to the Borrower along with a copy of each of the Documents. The Notice of Demand shall specify:
(i)	the Claimed Amount;

(ii)	the Payment Date;

(iii)	the contribution of the Rupee Lenders with respect to the Claimed Amount in proportion to their Participating Interest in that Letter of Commitment(“Claimed Share”);

(iv)	the Due Date for receipt of the Participating Interest; and

(v)	the Crystallized Rupee Amount with respect to the Participating Interest.
The Rupee Lenders shall, at the option of Issuing Bank, pay directly to Issuing Bank their respective Claimed Shares in that Letter of Commitment either: (i) in the relevant foreign currency; or (ii) in the Crystallized Rupee Amount as determined by Issuing Bank.

The Rupee Lenders irrevocably agree that if the Issuing Bank has, prior to receiving their comments, if any, on the Documents and prior to the demand from the Buyers Credit Lender becoming irrevocable against the Issuing Bank in terms of the ICC Uniform Customs & Practises for Documentary Credits, made a determination that the Documents and the demand are in compliance with the terms of the Letter of Commitment, then such determination shall be valid and binding on the Rupee Lenders.

13.2	Payment by the Lenders and the Borrower

13.2.1	Notwithstanding anything contrary contained in any of the other Financing Documents, the Rupee Lenders irrevocably agree and confirm to the Issuing Bank that they shall forthwith and unconditionally, upon receipt of a Notice of Demand from the Issuing Bank, pay to the Issuing Bank at its Lending Office or any other place specified in the notice on the Due Date, without demur or protest, the amount of their Participating Interest, and if such payment is after the Due Date for such payment, together with interest thereon at the Default Rate from the date of remittance of the payment to the Buyers Credit Lender until reimbursement thereof by the Rupee Lenders as mentioned in the Notice of Demand. Such interest shall become payable upon the footing of compound interest with monthly rests.

13.2.2	Notwithstanding Section 13.2.1 above, if the Issuing Bank is called upon to pay, or pays, all or any of the monies in pursuance of the Letter(s) of Commitment, the Borrower shall forthwith, without any demur or protest, pay to the Issuing Bank at its Lending Office or such other place specified, all amounts paid by the Issuing Bank and not reimbursed by the Rupee Lenders or the Borrower as the case may be, including the Unreimbursed Drawings, and including without limitation all reasonable and actual costs, charges and expenses whatsoever payable or paid, suffered or incurred by the Issuing Bank in respect of or in relation to or arising out of the obligations undertaken by the Issuing Bank under such Letter(s) of Commitment together with interest on such amount, from the date when they were first paid or incurred by the Issuing Bank until payment by the Borrower in full at the Default Rate. The Borrower shall, at the option of the Issuing Bank, pay the claimed amounts or reimburse the Unreimbursed Drawings, as the case may be, to the Issuing Bank either: (i) in the relevant foreign currency; or (ii) the Crystallized Rupee Amount as determined by the Issuing Bank.

13.2.3	A certificate in writing signed by an authorised officer of Issuing Bank stating the amount payable by the Rupee Lenders hereunder, shall be conclusive evidence against them of the amount due to Issuing Bank, save for manifest error.
13.3	Liability of Lenders
13.3.1	The Rupee Lenders shall be unconditionally and irrevocably liable to reimburse the Issuing Bank in proportion to their respective Participating Interests immediately on the receipt of a Notice of Demand from Issuing Bank, any expenditure which the Issuing Bank may have incurred in connection with the Letter(s) of Commitment, if the same shall not have been forthwith reimbursed by the Borrower, together with interest at the rate as mentioned hereinabove.

13.3.2	No Rupee Lender shall exercise any right of set-off, counter-claim, lien or any other right to which it may be entitled, against any credit balance or assets of the Borrower or of any other person liable for the Borrower, lying with such Rupee Lender and notwithstanding the exercise of any right of set-off, counter-claim, lien or any other right, the Rupee Lenders shall continue to be unconditionally and irrevocably liable to reimburse Issuing Bank in proportion to their respective Participating Interests immediately on receipt of a Notice of Demand from the Issuing Bank.
13.4	Distribution of Dues Received And Costs Amongst the Lenders
13.4.1	Issuing Bank shall be liable on its part to distribute amongst the Rupee Lenders their pro rata shares in all dues, charges and expenses, forthwith upon the same being received, collected or recovered from the Borrower or any other person in connection with the Facility, after deducting from such income or dues, all costs charges and expenses that may have been properly incurred by the Issuing Bank in the course of its collection or recovery, and pending such distribution, the moneys shall be held by Issuing Bank in trust for the Rupee Lenders, it being understood that only such of the Rupee Lenders who shall have contributed its/their respective share towards payment of a Claimed Amount including interest thereon, if any, will become entitled to be paid their pro rata shares from receipt/ recovery of dues relating to such payment.

13.4.2	If Issuing Bank shall contribute on behalf of any defaulting Rupee Lender towards the Claimed Amount or towards its share in any expenditure incurred by Issuing Bank in connection with the Letter(s) of Commitment, then the Issuing Bank shall be entitled to reimburse itself for such contribution from the monies received/ recovered from the Borrower or any other person, to the extent of its contribution on behalf of the defaulting Rupee Lender.

13.4.3	If the Borrower shall have paid directly to a Rupee Lender its pro rata share of the expenditure incurred by the Issuing Bank in connection with the Letter(s) of Commitment, and the Issuing Bank has not been reimbursed the monies expended by the Issuing Bank by such Rupee Lender, then such Rupee Lender shall forthwith on demand repay/ pay to Issuing Bank the amount of such payment together with interest thereon at the Default Rate of the Issuing Bank till receipt of payment.

13.4.4	All monies received by the Issuing Bank or any of the Rupee Lenders from the Borrower or any other person in respect of any liability of the Borrower under the Facility shall be apportioned amongst the Rupee Lenders in accordance with the provisions of this Agreement in such a manner that at all times, each Rupee Lender’s share in respect of the moneys received as at the date of receipt, shall be in the same proportion that its Participating Interest shall bear to the total of such dues of the Rupee Lenders, and if any Rupee Lender shall receive moneys (such Rupee Lender for the purpose of this Section 13 being referred to as the “Receiving Bank”) towards any sum due to it in respect of the Facility in a greater proportion then the sum due to it, the Receiving Bank shall subject to the provisions of this Agreement, promptly pay over the excess amount to Issuing Bank along with interest at the Default Rate from the date of receipt of such excess amount until payment to Issuing Bank. Issuing Bank shall thereupon forthwith distribute such excess amount together with interest thereon amongst the other Rupee Lender(s) in proportion to their dues provided however that if any part of such excess amount shall subsequently be required to be repaid/refunded by the Receiving Bank to any other person entitled thereto, then each Rupee Lender who may have received any part thereof from Issuing Bank shall repay to Issuing Bank for the account of the Receiving Bank such amount as shall be necessary to ensure that all the Rupee Lenders share rateably in any part of such excess amount so retained.

13.4.5	Any moneys distributed by the Issuing Bank to each of the Rupee Lenders in accordance with the aforesaid provision in payment of dues shall be in pro tanto satisfaction of the dues owing to each Rupee Lender under the Facility but as between each of the Rupee Lenders and the Borrower, the Rupee Lenders shall be entitled to enforce their rights against the Borrower for the balance dues owing to them by the Borrower.
13.5	Maintenance of Accounts and Records by Issuing Bank
13.5.1	Issuing Bank will furnish copies of the Letter(s) of Commitment to the Rupee Lenders soon after issuance thereof, for their perusal and record and will consult the Rupee Lenders prior to making or permitting any variation, amendment or modification in the Letter(s) of Commitment or granting any extension thereof.

13.5.2	the Issuing Bank shall open and maintain a control account or accounts according to its normal practice showing the amount of the Letter(s) of Commitment issued and outstanding and interest accrued, if any, and the amount of any other sum due from the Borrower including payment that may have been made by Issuing Bank under any Letter(s) of Commitment and all reimbursements/payments with respect thereto made to the Issuing Bank from time to time by the Borrower and/or any other person. In any legal action or proceedings that may be taken by the Issuing Bank on behalf of the Rupee Lenders, such control account or accounts shall, save for manifest error, be conclusive as to the total amount of principal, interest, commission and other sums due from the Borrower to the Rupee Lenders in respect of the Facility under this Agreement or the Financing Documents.

13.5.3	Issuing Bank shall also maintain a memorandum (mirror) account in the name of each Rupee Lender showing: (i) the face value of the Letter(s) of Commitment issued and outstanding, the Participating Interest of each Rupee Lender in respect of its liability thereunder; (ii) the amount of any sum including interest, if any, due from the concerned Rupee Lender in respect of its participation in the Facility and all payments with respect thereto made to Issuing Bank by such Rupee Lender; and (iii) the distribution of pro rata payment(s) made by Issuing Bank to the Rupee Lenders from time to time according to their respective entitlement. Each such memorandum account shall be conclusive as to the amount due to or from each of the Rupee Lenders from time to time, save for manifest error.
13.6	Indemnity by the Rupee Lenders

To the extent that the Borrower shall fail to reimburse and indemnify the Issuing Bank for all costs, charges and expenses that may be properly incurred by the Issuing Bank in suing for or recovering any moneys due to the Rupee Lenders in respect of the Facility or in preserving the security and protecting the rights of the Rupee Lenders against the Borrower or any other person, the Rupee Lenders shall reimburse and indemnify the Issuing Bank (in the proportion that their respective dues shall bear to the total of such dues of all the Rupee Lenders at the date on which legal action shall have been first commenced by the Issuing Bank), against all claims, demands, actions, proceedings, costs, charges and expenses which may be brought or taken against or incurred or sustained by Issuing Bank in connection with the Letter(s) of Commitment or otherwise in respect of the Facility.

13.7	Recovery by Rupee Lenders
13.7.1	If any of the Rupee Lenders shall at any time recover any moneys in respect of the Facility, whether by way of set-off or lien or upon enforcement and realisation of the security, such Rupee Lenders shall pending distribution, hold such moneys in trust for the Rupee Lenders and subject to provisions herein, forthwith distribute the same amongst the Rupee Lenders in consultation with the Issuing Bank, in proportion to their respective dues, together with interest at such rate as would be chargeable by Issuing Bank to the Borrower, from the date of receipt of moneys by such Rupee Lenders until payment to other Rupee Lenders.

13.7.2	Notwithstanding anything hereinabove contained in this Agreement, none of the Rupee Lenders shall be obliged to share with the other Rupee Lenders any moneys which may have been received/recovered by it/them as a result of or pursuant to any legal action, suit or proceedings initiated by it/them for recovery of its/their dues in respect of the Facility, if such other Rupee Lender(s) elect not to join the Rupee Lender(s) as co-plaintiffs in such action, suit or proceedings.
14.	INTEREST

14.1	Interest
14.1.1	The Borrower shall pay on each Interest Payment Date to the Rupee Lenders, interest on each Advance and on the Loan for the Interest Period at the Lending Rate.

14.1.2	On the First Interest Reset Date the Rupee Lenders may reset the Lending Rate for the Loan. Thereafter the Rupee Lenders may reset the Lending Rate on each Interest Reset Date during the currency of the Facility and the Borrower shall pay interest on the Loan at the reset Lending Rate from the last date of the month in which the Lending Rate is so reset. The

Rupee Lenders shall notify to the Borrower and the Facility Agent of such reset Lending Rate.

14.1.3	The Lending Rate shall be subject to changes from time to time as per the guidelines of Reserve Bank of India/ GOI.
14.2	Due Dates

The Borrower shall pay the Lenders, all amounts payable under the Financing Documents on their respective Due Dates.

14.3	Upfront Fee

The Borrower shall pay to each Rupee Lender a non refundable upfront fee of 0.20% of its Commitment plus the applicable Interest Tax on the amount of the Commitment (“Upfront Fee”) and such fee shall have been paid simultaneously with or prior to the date of this Agreement.

14.4	Agent Fees

In consideration of the Facility Agent agreeing to act as an agent of the Lenders and the Lenders agreeing to advance the Facility, the Borrower agrees to pay to the Facility Agent, the fees as set out in the Fee Letter.

14.5	Drawdown Schedule and Commitment Fee
14.5.1	The Borrower shall at least thirty (30) days prior to the Initial Drawdown Date provide the Facility Agent a Drawdown Schedule which shall consist of consecutive fiscal quarters (each a “Drawdown Schedule Period”) and the amount that the Borrower shall draw during the relevant Drawdown Schedule Period.

14.5.2	The Borrower shall pay to the Rupee Lenders, a commitment fee of 1.00%

per annum (the “Commitment Fee”) on the amount undrawn with respect to the Drawdown Schedule. The Commitment Fee shall be calculated on the basis of amount undrawn and the number of days deviated from the scheduled date. Provided that the Borrower shall have the option to modify/ revise such Drawdown schedule upon delivery of notice to the Rupee Lenders of at least thirty (30) days prior to the actual Drawdown Dates without payment of any Commitment Fee. Such revised Drawdown Schedule shall be applicable from the next Drawdown Schedule Period. The initial Drawdown Schedule and all such revised Drawdown Schedules shall be deemed to be part of this Agreement.

14.5.3	The Lenders Engineer shall provide a certification prior to the commencement of each Drawdown Schedule Period certifying:
(a)	the amounts estimated to be expended by the Borrower towards the Project Cost; or

(b)	the amount estimated to be utilized towards reimbursement of the Borrower against amounts spent towards the Project Cost, in that Drawdown Schedule Period.
14.6	Default Interest or Liquidated Damages

Without prejudice to the obligations of the Borrower under the Financing Documents, repayment of principal amounts, and on all costs, charges, expenses and other monies accruing due to or incurred/paid by the Lenders under any Transaction Document, shall, in case the same be not paid on the respective Due Dates (whether at stated maturity, by acceleration, by mandatory prepayment in accordance with this Agreement or otherwise), carry default interest / liquidated damages (“Default Interest” or “Liquidated Damages”) at the Default Rate. Such Default Interest or Liquidated Damages will be computed from the respective Due Date of payment or incurring of such costs, charges, expenses and monies and shall become payable upon the footing of compound interest with monthly rests as provided in this Agreement and shall be payable together with the defaulted amounts on demand, and if no demand is made, on the immediately next Interest Payment Dates.

14.7	Additional Interest

The Rupee Lenders may at their sole discretion make disbursements out of the Facility pending creation and perfection of the Security in favour of the Lenders. Unless the Lenders otherwise agree, in the event the Borrower does not create and perfect the Security in a form and manner satisfactory to the Lenders prior to the Initial Drawdown Date, the Advances made by the Lenders pending creation and perfection of the Security shall carry additional interest at the rate of 1.00% per annum plus Interest Tax or other statutory levy, if any, (“Additional Interest”) computed from the Initial Drawdown Date till creation and perfection of Security in a form and manner satisfactory to the Lenders. The Additional Interest shall be payable forthwith upon demand by the Lenders. The levy of Additional Interest shall be without prejudice to any other rights or remedies available to Lenders under the Financing Documents.

14.8	Interest Tax

The Borrower shall pay to the Rupee Lenders, Interest Tax as applicable from time to time.

15.	REPAYMENTS

15.1	Repayment Mechanism
15.1.1	The Borrower shall repay the Loan to the Rupee Lenders in the amounts, in the number of instalments and on the dates (“Repayment Dates”) as specified in the Repayment Schedule (each such instalment payable to the Rupee Lenders is hereinafter referred to as the “Repayment Instalment”).

The first Repayment Instalment shall be due on the First Repayment Date and subsequent Repayment Instalments shall be due on each successive Repayment Date.

15.1.2	The Rupee Bullet Repayment Amount together with all other amounts due and outstanding under this Agreement shall be repaid in full on the Maturity Date.

15.1.3	No amounts repaid under the Facility may be re-borrowed.

15.1.4	The Borrower undertakes to repay the Repayment Instalments of the Facility in accordance with the Repayment Schedule. If, for any reason, the amount finally disbursed by the Rupee Lenders under this Agreement is less than the amount of the Commitment, the Repayment Instalments shall stand reduced proportionately but shall be payable on the same dates as specified in the Repayment Schedule set forth in Schedule IV hereto.

15.1.5	The Rupee Lenders may, if so warranted in their sole judgment, revise, vary or postpone the Repayment Schedule, Repayment Instalments and repayment of the principal amounts of the Loan/the Facility or the balance outstanding for the time being or any part thereof by giving prior notice to the Borrower on such terms and conditions as may be decided by them.
16.	PREPAYMENTS AND COMMITMENT REDUCTIONS

16.1	Voluntary Prepayment

The Borrower may prepay all or any portion of the Loan as provided hereinafter. Where such prepayment is made in a manner other than as contemplated in Section 16.1(a) to (d) hereinbelow, the Borrower shall pay a penalty of 1% (one per cent) of the amount so prepaid. The Borrower may prepay all or any portion of the Loan, without payment of such penalty only in the following circumstances:
(a)	the prepayment is effected at the instance of the Rupee Lenders;

(b)	the prepayment is made on an Interest Reset Date, provided prior notice of thirty (30) days has been provided to the Rupee Lenders prior to such prepayment;

(c)	the prepayment is made as per Section 16.2 (Mandatory Prepayment); and

(d)	the prepayment is made within three (3) months of the Interest Reset Date, if the revision in rate of interest on such Interest Reset Date is not acceptable to the Borrower, and the Borrower provides notice of its intention to prepay the Facility or any part thereof to the Rupee Lenders within one (1) month after such Interest Reset Date.
16.2	Mandatory Prepayment
16.2.1	In the event the Lenders or the Borrower or any other person acting on behalf of the Borrower shall receive funds in respect of the amounts referred to in this subparagraph, the Borrower hereby agrees that such amounts shall be used to prepay the Facility in accordance with the terms hereof and distributed in accordance with the Trust and Retention Account Agreement. These amounts shall include: (i) any liquidated damages under Project Documents; (ii) Loss Proceeds; and (iii) amounts received under the Project Documents pursuant to the Borrower exercising its right of rejection under the Project Documents.

16.2.2	The surplus amounts in the Construction Account at Final Completion shall be utilised in accordance with the provisions of the Trust and Retention Account Agreement.

16.2.3	In the event the Debt Service Coverage Ratio in any year exceeds 1.30, 50% (fifty per cent) of the cash flow in excess of the cash flow required to maintain the DSCR at 1.30 shall be utilized for prepayment of the Rupee Bullet Repayment Amount.
16.3	General Provisions in respect of Prepayment
16.3.1	Any notice of prepayment under this Agreement is irrevocable. The Rupee Lenders and the Facility Agent shall notify each other promptly of receipt of any such notice.

16.3.2	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts payable under this Agreement.

16.3.3	No prepayment is permitted except in accordance with the express terms of this Agreement.

16.3.4	No amount prepaid under this Agreement may subsequently be re-borrowed under the Financing Documents.

16.3.5	All prepayments pursuant to Section 16.1 shall be offered to each Rupee Lender proportionately and shall not be less than the amount of Rs. 50,00,00,000 (Rupees Fifty crores) in aggregate and Rs. 1,00,00,000 (Rs. One crore) for each individual Lender. This Section 16.3.5 shall not be applicable to mandatory prepayments made as per Section 16.2.

16.3.6	In the event that the Project Costs are less than the Estimated Project Costs on account of reduction of any duties/taxes or price negotiations under the Project Documents or for any other reason, any surplus amounts lying in the Construction Account at Final Completion that are attributable towards such reduction in Project Costs shall be utilised for pro-rata reduction in the amount of the Loans and the Required Equity (subject to Applicable Law).

16.3.7	Any prepayment made under the cash sweep option of the Rupee Lenders shall be applied towards prepayment of the Rupee Bullet Repayment Amount. All other prepayments made under this Agreement shall be applied proportionately towards all the outstanding Repayment Instalments of the Loan including, for the avoidance of doubt, the Rupee Bullet Repayment Amount.
17.	PAYMENTS

17.1	Place

All payments to be made by the Borrower to the Lenders in terms of this Agreement shall be made directly to the Lenders at its Lending Office or at such other place as may be specified by the Lenders, by telegraphic, telex, real time gross settlement or mail transfer to the account of the Lenders or by cheque/bank draft drawn in favour of the Lenders on a scheduled bank at Mumbai or such other place or to such other account as the Lenders may notify the Borrower.

17.2	Time

Except to the extent otherwise provided herein, all Unreimbursed Drawings, payments and prepayments of Loan and interest on the Loan, Fronting Commission, LOC Commission, costs, fees, indemnities and other amounts payable by the Borrower under this Agreement or any other Transaction Document shall be made by the Borrower to the Lenders by credit to respective accounts to be designated by the Lenders not later than 11.00 a.m. Mumbai time on the Due Date (each such payment made after such time on such Due Date to be deemed to have been made on the next succeeding Business Day).

17.3	Currency

Amounts payable under this Agreement are payable in Rupees.

17.4	Set-off and Counterclaim

All payments made by the Borrower under this Agreement shall be made without deduction, set-off or counterclaim.

17.5	Non-Business Days

If a payment under this Agreement is due on a day, which is not a Business Day, the Due Date for that payment shall instead be the immediately preceding Business Day.

17.6	Appropriation
17.6.1	Any amounts due and payable by the Borrower under this Agreement shall be appropriated by Lenders towards such dues in the following order viz.,
(a)	Default Interest or Liquidated Damages;

(b)	interest, Fronting Commission, LOC Commission, costs, charges, fees, expenses and other monies;

(c)	interest on costs, charges, fees, expenses and other monies;

(d)	prepayment premium; and

(e)	Repayment Instalments and Unreimbursed Drawings.
17.6.2	Notwithstanding anything contained in Section 17.6.1, the Lenders may, in their absolute discretion, appropriate in any manner, such payment towards the dues, if any, payable by the Borrower in respect of any Financing Document.
17.7	Realisation at Par

17.7.1	All rupee sums payable under this Agreement shall be so paid by the Borrower as to enable the Lenders to realise the monies at par on the Due Dates.

17.7.2	Any difference on account of exchange fluctuations in the rates of foreign currencies involved between the payment made by the Borrower to the Lenders and the actual amounts incurred by the Lenders under this Agreement or the Letter(s) of Commitment shall be borne by or be given credit to the Borrower.
17.8	Accrual

All interest and other costs, charges, expenses shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of 365 days.

18.	FACILITY AGENT AND SECURITY TRUSTEE

The Borrower and the Lenders agree that the Facility Agent and Security Trustee shall have the benefit of all protections, indemnities and limitations on liability contained in the Financing Documents.

19.	EXPENSES AND INDEMNIFICATIONS

19.1	Payment of Expenses
19.1.1	The Borrower shall, subject to submission of evidence as is available at the time or a certificate from the Facility Agent certifying such expenditure, whether or not the transactions herein contemplated are consummated, pay: (i) all out-of-pocket costs and expenses (including all Taxes (including stamp taxes)), fees and disbursements of the Lenders Counsel, duties, fees or other charges payable to, the Facility Agent and the Secured Parties (including, without limitation, collection/remittance charges in relation to the disbursement of the Facility) in connection with: (A) the preparation, notarisation, execution, issue and delivery and, where appropriate, registration, or for the legality, validity, enforceability, of this Agreement, the other Financing Documents and any other documents and instruments related hereto or thereto (including legal opinions); (B) any amendment or modification to, or the protection or preservation of any Borrower’s assets including any right or claim under, or consent or waiver in connection with, or any inspection, investigation of title to the Borrower’s assets or otherwise or consultation undertaken by the Facility Agent or the Secured Parties, (whether or not known to or approved by the Borrower) of the Borrower’s performance under or compliance with, this Agreement, the other Financing Documents or any such other document or instrument related hereto or thereto; (C) the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Facility, and the Drawdowns thereof; and (D) the enforcement of this Agreement, the other Financing Documents and any other documents and instruments referred to herein and therein (including, without limitation, the fees of Lenders Counsel); (ii) the fees of the Lenders Engineer for services performed pursuant to the Lenders Engineer Appointment Letter; and (iii) the fees of the Lenders Insurance Consultant for services performed pursuant to the Insurance Consultancy Appointment Letter.

19.1.2	The Borrower shall, whether or not the transactions herein contemplated are consummated: (i) pay and hold each of the Facility Agent or the Secured Parties harmless from and against any and all present and future stamp and other similar taxes with respect to the matters described in Section 19.1.1 and further hold each of the Facility Agent and the Secured Parties harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Facility Agent or Secured Party) to pay such taxes; and (ii) indemnify each of the Facility Agent or the Secured Parties and each of their respective officers, directors, employees, representatives, attorneys and agents from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, arbitration proceedings, costs, expenses and disbursements incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, litigation or other proceeding (whether or not the Facility Agent or such Secured Party is a party thereto) related to the entering into and/or performance of any Transaction Document or the disbursement of, or use of the proceeds of, any Facility or the implementation or consummation of any transactions contemplated herein or in any Transaction Document, including, without limitation, the reasonable and actual fees and disbursements of counsel and any consultants selected by such indemnified party incurred in connection with any such investigation or any Legal Proceeding or in connection with enforcing the provisions of this Section 19.1.2 (but excluding any such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, arbitration proceedings, costs, expenses and disbursements to the extent incurred by reason of the gross negligence or wilful misconduct of the Person to be indemnified, as determined by a court of competent jurisdiction).

19.1.3	Without limitation to the provisions of Section 19.1.2 above, the Borrower agrees to defend, protect, indemnify and hold harmless each of the Facility Agent and the Secured Parties and each of their respective officers, directors, employees, representatives, legal counsels and agents from and hold each of them harmless, in respect of environmental protection obligations, against any and all liabilities arising under Applicable Law and any losses, damages, penalties, claims, actions, judgments, suits, arbitration proceedings, costs, expenses and disbursements including counsel fees incurred thereunder, to the extent not incurred by reason of the gross negligence or wilful misconduct of the Person to be indemnified, as determined by a court of competent jurisdiction.

19.1.4	To the extent that the undertakings in Sections 19.1.1, 19.1.2 and 19.1.3 above may be unenforceable because they violate any Applicable Law or public policy, the Borrower will contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings. The Borrower hereby undertakes that it shall not raise the defence of or claim unenforceability, for any reason whatsoever, of any of Sections 19.1.1, 19.1.2 and 19.1.3.

19.1.5	All sums paid and costs incurred by any of the Facility Agent or the Secured Parties shall bear interest at the Default Rate from the date so paid or incurred until reimbursed by the Borrower, and all such sums and costs shall be added to the Debt and be secured by the Security Documents and shall be immediately due and payable on demand.

19.1.6	Each indemnified party pursuant to Sections 19.1.2 and 19.1.3 above, on a best efforts basis, endeavour, within thirty (30) days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the documents contained in this Section 19.1, to notify the Borrower in writing of the commencement thereof, but the failure of such indemnified party to so notify the Borrower of any such action shall not release the Borrower from any liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party the Borrower shall be entitled to participate in the defence thereof at its own expense, provided that in any event an indemnified party shall have the right to retain its own counsel at the expense of the Borrower and such participation by the Borrower in the defence thereof shall not release the Borrower from any liability which it may have to such indemnified party (including with respect to fees and other charges of its own counsel).

19.1.7	The Borrower shall pay the Secured Parties any reimbursements of costs and expenses under any of the Financing Documents immediately on the demand thereof and in any case within twenty (20) Business Days from the date of notice of demand from the Facility Agent/Secured Party. All such sums shall be debited to the Borrower’s loan account and shall carry interest from the date of payment till such reimbursement at the highest of the Lending Rate.

19.1.8	In case of default in making such reimbursement in accordance with Section 19.1.7 above within twenty (20) Business Days from the date of notice of demand, the Borrower shall also pay on the defaulted amounts, interest at the Default Rate from the expiry of twenty (20) Business Days from the date of notice of demand till reimbursement.

19.1.9	Without prejudice to the generality of the other provisions of this Section 19, all expenses incurred by any Secured Party after an Event of Default has occurred in connection with:
(a)	preservation and protection of the Borrower’s assets (whether then or thereafter existing); and

(b)	collection of amounts due under the Financing Documents;
shall be payable by the Borrower.

19.1.10	The Borrower hereby authorises the Lenders and the Facility Agent to debit any current account permitted to be opened with such Lender/Facility Agent to the extent of the expenditure incurred under the Financing Documents, provided that this shall not apply to the Trust and Retention Accounts, and any account permitted under the Trust and Retention Account Agreement to be opened for the purpose of utilisation of Project Proceeds (as defined in the Trust and Retention Account Agreement).
19.2	Other Indemnities

The Borrower shall indemnify the Secured Parties against any loss or liability which that Secured Party incurs as a consequence of:
(i)	the occurrence of any Event of Default or Potential Event of Default; and

(ii)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.
The Borrower shall forthwith on demand by the Facility Agent or the Secured Parties pay any amounts due under this Section 19.2.

20.	EVENTS OF DEFAULT

20.1	Events of Default

An Event of Default occurs upon the occurrence of any of the following specified events (each an “Event of Default”):
20.1.1	Payment
i)	Failure by the Borrower in the payment, when due, of any principal, interest, LOC Commission or fee or any other amount owed by it under any Financing Document and such default if capable of remedy, continues unremedied for thirty (30) days;

ii)	Failure by the Borrower to pay the Issuing Bank any Claimed Amount in the event of any Rupee Lender not fulfilling its obligation to contribute its Participating Interest; or

iii)	Failure by the Sponsor in the payment when due of any amount owed by it under any Financing Document.
20.1.2	Non Performance
(i)	Failure by the Borrower to perform any of its obligations under any Financing Document (other than those specifically listed as Events of Default under this Section 20.1) and such default if capable of remedy, continues unremedied for thirty (30) days; or

(ii)	Failure by the Sponsor to perform any of its obligations under any Financing Document (other than those specifically listed as Events of Default under this Section 20.1) and such default if capable of remedy, continues unremedied for a period of twenty (20) days.
20.1.3	Cross Default
(i)	The Borrower is unable or has admitted in writing its inability to pay any of its indebtedness as they mature or when due.

(ii)	An event of default occurs under any agreement or document relating to any indebtedness of the Borrower, including but not limited to the Foreign Currency Facility Agreement, or if any lender including financial institutions or banks with whom the Borrower has entered into agreements for financial assistance exceeding in the aggregate, Rs. 50,00,00,000 (Rupees Fifty crores), have on account of default or non-compliance by the Borrower of any of the terms contained therein, refused to disburse, extend, or have cancelled or recalled its/their assistance or any part thereof, and the Borrower has not arranged for alternate financial assistance from such banks and/or financial institutions as may be acceptable to the Facility Agent within a period of thirty (30) days of the notice of such cancellation.

(iii)	If the Borrower or any other party to any Project Document are in breach of, or do not comply with, any term or condition (whether, financial, performance or otherwise) of any Project Document and such breach or non-compliance is, in the opinion of the Lenders, likely to have a Material Adverse Effect.

20.1.4	Failure to Perform, Breach and Non Compliance
i)	The Borrower or the Sponsor fails to perform or comply with any covenant, condition or agreement contained in this Agreement or the other Financing Documents which could have a Material Adverse Effect and such non-compliance, if capable of remedy, continues unremedied for ninety (90) days.

ii)	Other than a Permitted Disposal, the Borrower sells, assigns, disposes, charges or otherwise encumbers or places a Security Interest on any of its assets without the prior written approval of the Facility Agent; or

iii)	One or more events, conditions or circumstances (including, without limitation, Force Majeure), excluding events which are specifically provided for in this Section 20.1.4, shall exist or shall have occurred which have had and continue to have, or, in the judgment of the Secured Parties, could reasonably be expected to have a Material Adverse Effect.
20.1.5	Security

Any Security required to be created is not so created within the time period specified in this Agreement or the Security Documents once executed and delivered shall fail to provide the Security Interests, rights, title, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby) or such Security Interest shall fail to have the priority contemplated in such Security Document or any such Security Document shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Drawdowns or the Security Interest purported to be created thereby is jeopardised or endangered in any manner whatsoever or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of the Borrower or any other party thereto and such default if capable of remedy, continues unremedied for more than ninety (90) days.

20.1.6	Insurance
(i)	The Borrower fails to maintain any of the insurance described in the Insurance Contract and such default, if capable of remedy, continues unremedied for ten (10) days.

(ii)	If the Borrower’s assets have not been kept insured by the Borrower or depreciate in value to such an extent that such depreciation in value could have a Material Adverse Effect.

(iii)	Any insurance contracted or taken by the Borrower is not, or ceases to be, in full force and effect at any time when it is required to be in effect or any insurance is avoided, or any insurer or re-insurer avoids or suspends or becomes entitled to avoid or suspend, any insurance or any claim under it or otherwise reduce its liability under any insurance or any insurer of any insurance is not bound, or ceases to be bound, to meet its obligations in full or in part under any insurance.
20.1.7	Court Order, Government Actions
(i)	Any Governmental Authority shall have condemned, nationalised, seized, or otherwise expropriated all or any part of the property or other assets of the Borrower or of the Equity Interests of the Sponsor in the Borrower, or shall have assumed custody or control of the Equity Interests of the Sponsor in the Borrower and its property or other assets or of the business or operations of the Borrower or shall have taken any action for the dissolution of the Borrower or any action that would prevent the Borrower or its officers from carrying on its business or operations or a substantial part thereof or with a view to regulate, administer, or limit, or assert any form of administrative control over the rates applied, prices charged or rates of return achievable, by the Borrower in connection with its business; or

(ii)	An attachment or restraint has been levied on the assets of the Borrower or the counterparty(ies) to any Project Document or the Sponsor resulting in, or which in the judgment of the Secured Parties results in, a Material Adverse Effect; or

(iii)	Failure by the Borrower to pay one or more amounts due under any judgments or decrees which shall have been entered against the Borrower; or

(iv)	Any Legal Proceeding under or relating to any Applicable Law shall have been instituted against the Borrower which has or can be reasonably expected to have, or which in the judgment of the Secured Parties has, a Material Adverse Effect on the Project; or

(v)	Execution or distress being levied or enforced against the whole or any part of the Borrower’s property and any order relating thereto is not discharged or stayed within a period of ninety (90) days from the date of enforcement or levy.
20.1.8	Representations and Covenants

Any representation or warranty confirmed or made or deemed to be made, by the Borrower or the counterparty(ies) to any Project Document or the Sponsor in any Transaction Document is incorrect, misleading when made or deemed made and could reasonably be expected to have a Material Adverse Effect.

20.1.9	Winding Up, Bankruptcy and Dissolution
(i)	If the Borrower or the Major Project Parties or the Sponsor commences a voluntary proceeding under any applicable bankruptcy, insolvency, winding up or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary proceeding under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee (or similar official) for any or a substantial part of its property.

(ii)	If a receiver has been appointed in respect of the whole or any material or substantial part of the property of the Borrower or the Project and such appointment is not stayed, quashed or dismissed within a period of ninety (90) days from the date of such appointment.

(iii)	The Borrower or any Major Project Party or the Sponsor has taken or suffered to be taken any action towards its reorganisation (to the extent that this would constitute a Material Adverse Effect), or its liquidation or dissolution.

(iv)	Any of the Borrower or Major Project Party(ies) or the Sponsor has been declared as a sick industry or is, in the reasonable apprehension of the Facility Agent or the Secured Parties, likely to be declared as a sick industry under the Sick Industrial Companies (Special Provisions) Act, 1985.
20.1.10	Environmental Compliance
(i)	Any administrative, regulatory or judicial action, suit or proceeding under or relating to any environmental law or asserting any environmental claim is instituted against the Borrower and has not been discharged within thirty (30) days or such shorter period as the Lenders may determine necessary so as to avoid a Material Adverse Effect.

(ii)	The operation and maintenance of the Project by the Borrower or any operator in any manner that poses a hazard to the environment, health or safety or would result in a breach its obligations under any Transaction Documents.
20.1.11	Change in Control

If any Person acting singularly or with any other Person (either directly or indirectly) acquires control of the Borrower or of any other Person who controls the Borrower, without the approval of the Facility Agent/Lenders.

20.1.12	Illegality
(i)	It is or becomes unlawful for the Borrower or any Person (including the Lenders) to perform any of their respective obligations under any Financing Document; or

(ii)	Any Financing Document or any provision thereof are required by any law to be: (a) amended or waived (to the extent this adversely affects the rights or remedies of the Lenders under the Financing Documents); or (b) repudiated; or

(iii)	Any obligation under the Financing Documents is not or ceases to be a valid and binding obligation of any Person party to it or becomes void, illegal, unenforceable or is repudiated by such Person (other than the Secured Parties).
20.1.13	Material Adverse Effect

One or more events, conditions or circumstances (including any Change in

Law) shall occur or exist and which could have a Material Adverse Effect and such event or circumstance continues to have an effect for a period in excess of ninety (90) days.

20.1.14	Borrower ceases to carry on business

If the Borrower ceases or threatens to cease to carry on its business for a period exceeding ninety (90) days.

20.1.15	Financial Position

The financial position of the Borrower is unsatisfactory.

20.1.16	Extraordinary Situation

Any extra-ordinary situation makes it improbable that the Borrower would be able to perform its obligations under the Financing Documents.

20.1.17	Specific Obligations

Non-fulfilment by the Borrower of its obligations specified in Sections 8.6.2 (A), (C), (D) and (E) and 8.16 (A) and (B) of this Agreement unless the Lenders determine at the relevant time, upon review of the status of the Project, that such non-fulfilment by the Borrower shall not constitute an Event of Default.
20.2	Consequences of Event of Default
20.2.1	If an Event of Default has occurred, the Secured Parties may, without prejudice to any rights that they may have and by notice to the Borrower, take one or more of the following actions including but not limited to:
(i)	to enter upon and take possession of the assets of the Borrower;

(ii)	to transfer the assets of the Borrower comprised within the Security created in favour of the Secured Parties or any other Person by way of lease, leave and licence, sale or otherwise;

(iii)	place the Facility on demand or declare all amounts payable by the Borrower in respect of the Facility to be due and payable immediately;

(iv)	sue for creditors’ process and/or exercise rights with respect to the Security in accordance with the Financing Documents;

(v)	suspend further drawings;

(vi)	declare the Commitments to be cancelled;

(vii)	call on undrawn and unsubscribed position of the Required Equity under the Sponsor Support Agreement;

(viii)	require the Borrower to immediately put the Lender in funds in an amount equivalent to 100% (One Hundred per cent) of the outstanding face value of all Letters of Commitment issued hereunder;

(ix)	utilise any amounts in the sub -accounts under the Account (as defined in the Trust and Retention Account Agreement) or any Additional Accounts to service and repay the Facility;

(x)	appoint two whole-time nominee Directors on behalf of all the Lenders on the terms and conditions contained in Schedule XII;

(xi)	review, restructure and/or substitute the Management or organisation of the Borrower in a manner acceptable to the Facility Agent and as may be considered necessary by the Facility Agent, including the formation of management committees with such powers and functions as may be considered suitable by the Facility Agent. The Borrower shall comply with all such requirements of the Facility Agent; and

(xii)	Exercise such other rights as may be available to the Secured Parties under the Transaction Documents and all Applicable Laws, including the special rights and remedies available to secured lenders under the Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interests Act, 2002.
Notwithstanding any suspension or cancellation pursuant to Sections 20.2.1 (v) or (vi) above, all the provisions of the Financing Documents for the benefit or protection of the Lenders and their interests shall continue to be in full force and effect as specifically provided in the Financing Documents.

21.	MISCELLANEOUS

21.1	Right of Setoff
(i)	The Lenders shall have the paramount right of set-off and lien, irrespective of any other lien or charge, present as well as future on the deposits of any kind and nature (including fixed deposits) held/ balances lying in any Accounts pursuant to the Trust and Retention Account Agreement, whether in single name or joint name(s) and on any monies, securities, bonds and all other assets, documents and properties held by/ under the control of the Lenders (whether by way of Security or otherwise pursuant to any contract entered/ to be entered into by the Borrower in any capacity) to the extent of all outstanding dues, whatsoever, arising as a result of any obligations owed to the Lenders by the Borrower. The Lenders are entitled without any notice to the Borrower to settle any indebtedness whatsoever owed by the Borrower to the Lenders, (whether actual or contingent, or whether primary or collateral, or whether joint and/or several) hereunder or under any other document/ agreement, by adjusting, setting-off any deposit(s) and/or transferring monies lying to the balance of any Account(s) notwithstanding that the deposit(s)/ balances lying in such Account(s) may not be expressed in the same currency as such indebtedness. Lenders’ rights hereunder shall not be affected by the Borrower’s bankruptcy or winding-up. It shall be the Borrower’s sole responsibility and liability to settle all disputes/ objections with any such joint account holders.

(ii)	In addition to the above mentioned right or any other right which the Lenders may at any time be entitled whether by operation of law, contract or otherwise, the Borrower authorises the Lenders: (a) to combine or consolidate at any time all or any of the Accounts and liabilities of the Borrower with or to any branch of the Lenders; and/or (b) to sell any of the Borrower’s securities or properties held by the Lenders by way of public or private sale without having to institute any judicial proceeding whatsoever and retain/appropriate from the proceeds derived there from the total amounts outstanding to the Lenders from the Borrower, including costs and expenses in connection with such sale.
21.2	Obligations of the Borrower

The Borrower’s liability to the Lenders shall not be discharged until and unless the Borrower has paid or discharged all the Obligations owed to the Secured Parties under the Financing Documents. For the avoidance of doubt, notwithstanding that the Borrower may have paid all amounts due to any Lender under the Financing Documents, the Borrower shall remain liable to such Lender if, as a result of any sharing arrangement between the Lenders that has been notified to and confirmed by the Borrower under the Financing Documents, such Lender is obliged to share the payments made by the Borrower and consequently the obligations owing to such Lender under the Financing Documents are still owing.

21.3	Notices

21.3.1	Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder or thereunder shall be: (i) in writing (including facsimile, except as noted below); and (ii) sent by facsimile or sent by a Person, overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a Lender hereto at its address and contact number specified in Schedule II, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto. The address for notices of the Facility Agent, Security Trustee and Borrower shall be as follows:

Facility Agent

Address:	State Bank of India, Project Finance SBU, State Bank Bhavan , Madame Cama Road, Mumbai- 400 021

Fax:	022-22883021

Attention:	Deputy General Manager

Borrower

Address:	232, Solitaire Corporate Park, Andheri Ghatkopar Link Road, Chakala, Andheri(East), Mumbai – 400093.

Fax No.:	022-40058021

Attention:	Mr. Venkat Kanada / Mr. Manish Singhania

Security Trustee

Address:	Asian Building, Ground Floor, 17, R.K. Kamani Marg, Ballard Estate, Mumbai- 400001

Fax No.:	022-66311776

Attention:	Mr. S. K. Mitter / Ms. Brindha Venkataraman
21.3.2	All such notices and communications shall be effective: (i) if sent by facsimile, when sent (on receipt of a confirmation to the correct facsimile number); (ii) if sent by Person, when delivered; (iii) if sent by courier: (a) one (1) Business Day after deposit with an overnight courier if for inland delivery; and (b) five (5) Business Days after deposit with an international courier if for overseas delivery; and (iv) if sent by registered letter when the registered letter would, in the ordinary course of post, be delivered whether actually delivered or not.

21.3.3	An original of each notice and communication sent by facsimile shall be dispatched by person, overnight courier (if for inland delivery) or international courier (if for overseas delivery) and, if such Person or courier service is not available, by registered airmail (or, if for inland delivery, registered first class mail) with postage prepaid, provided that the effective date of any such notice shall be determined in accordance with this Section 21.3.3 as the case may be, without regard to the dispatch of such original.

Provided, however, if any notice or communication is received after 6.00 p.m. on any date the same shall be deemed to have been served upon or received by the party to whom it is addressed on immediately succeeding

Business Day.
21.4	Benefit of Agreement

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and shall inure to the benefit of the Borrower, each of the Secured Parties and the Facility Agent.

21.5	No Waiver; Remedies Cumulative

No failure or delay on the part of the Facility Agent or any Secured Party in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Borrower, on the one hand, and the Facility Agent and the Secured Parties, on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document or expressly provided are cumulative and not exclusive of any rights, powers or remedies which any of the Facility Agent or Secured Parties would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any of the Facility Agent or Secured Parties to any other or further action in any circumstances without notice or demand.

21.6	Amendments and Waivers; Procedure
21.6.1	Subject to Section 21.6.2 below and save where otherwise expressly provided in any Financing Document, this Agreement (including the schedules, annexures and exhibits hereto) may not be amended, supplemented or modified and no other Financing Document may be amended, supplemented or modified and no term or condition or any of thereof may be waived without the consent of the Borrower, and the Secured Parties and, in the event any such amendment, modification or waivers relates to the rights, duties or obligations of the Facility Agent, the Facility Agent, as relevant. The Facility Agent may effect, on behalf of the Secured Parties, an amendment, supplement, modification or waiver to which the Secured Parties have agreed in writing, whether generally or specifically.

21.6.2	The Facility Agent shall promptly supply to the Secured Parties copies of any amendment, supplement, modification or waiver effected under Section 21.6.1 above, and any such amendment, supplement, modification or waiver shall be binding on all the parties to this Agreement.

For the purpose of this Section 21.6, Financing Documents shall not include the Intercreditor Agreement.
21.7	Transfer by the Borrower

The Borrower shall not assign, transfer or novate any interest in, its rights and/or obligations under any Financing Document to which it is a party without the prior written consent of all the Lenders.

21.8	Novation and Participation
21.8.1	Any Lender may at its own cost, without the consent of the Borrower or any other party assign all or any of its rights and benefits hereunder or transfer or novate, in accordance with Section 21.8.3 all or part of its rights, benefits and obligations hereunder or under the Financing Documents to which it is a party to any Person. Nothing herein shall prevent the assignment by any Lender of its rights and benefits under the Financing Documents. However, where such assignment, transfer or novation by a Lender is to be done in favor of an entity which is a competitor of the Borrower, the same shall be done after consultation with the Borrower.

21.8.2	If any Lender assigns all or any of its rights, obligations and benefits hereunder and under the other Financing Documents to which it is a party in accordance with this Section 21.8, then, unless and until the assignee has agreed with the Facility Agent and other Lenders that it shall be under the same obligations towards each one of them as it would have been under if it has been an original party hereto as a Lender, the Facility Agent and other Lenders shall not be obliged to recognize such assignee as having the rights against each of them which it would have had if it had been such a party thereto.

21.8.3	If a Lender wishes to novate all or any of its rights, benefits and obligations hereunder and under the other Financing Documents to which it is a party then such novation shall be made by delivering to the Facility Agent and the Borrower a duly completed, stamped and executed novation notice in the form set out in Exhibit 1 (the “Novation Notice”), together with the Facility Agent’s administrative fee. On receipt of such a notice and payment of such fee, the Facility Agent shall countersign it for and on behalf of itself and the other parties to this Agreement and subject to the terms of that Novation Notice:
(i)	to the extent that in that Novation Notice the relevant Lender seeks to novate its Outstanding Due Amounts and/or its Commitment, the Borrower or the Lender, as the case may be, shall each be released from further obligations to each other and their respective rights against each other shall be cancelled (such rights and obligations being referred to as “Discharged Rights and Obligations”);

(ii)	the Borrower and the relevant bank/or financial institution to which such interest is being novated (the “New Lender”) shall each assume new obligations towards each other and/or acquire new rights against each other which differ from the Discharged Rights and Obligations only insofar as the Borrower and that New Lender, as the case may be, have assumed and acquired the same in place of the Borrower and such Lender as the case may be; and

(iii)	the New Lender, as the case may be, and the other parties to the Financing Documents (other than the Borrower) shall acquire the same rights and assume the same obligations between themselves as regards the Borrower as they would have acquired and assumed had that New Lender, as the case may be, been an original party to the Financing Documents as a Lender with the rights and/or obligations acquired or assumed by it as a result of that novation (and, to that extent, the original Lender and those other parties shall each be released from further obligations to each other).
21.8.4	If any Lender assigns all or any of its rights and benefits hereunder in accordance with this Section 21.8, unless and until the assignee has agreed with the Facility Agent and other Lenders that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as Lender, as the case may be, the Facility Agent, and the other Lenders shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

21.8.5	Notwithstanding anything contained herein, all the costs, charges and expenses including stamp duty and other taxes on the Novation Notice shall be borne by the Lender novating its rights, benefits and obligations.
21.9	Severability

Any provision of any Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability but that shall not invalidate the remaining provisions of such Financing Document or affect such provision in any other jurisdiction.

21.10	Documents

All documents to be furnished or communications to be given or made under this Agreement shall be in English or if any other language, shall be accompanied by a translation into English certified by a representative of the Facility Agent, at the expense of the Borrower, which translation shall be the governing version between the Borrower, the Lenders and the Facility Agent.

21.11	Calculations and Computations
21.11.1	In any legal action or proceedings arising out of or in connection with the Financing Documents, the entries made in the accounts maintained by the Lenders shall be conclusive evidence of the existence and amount of obligations of the Borrower as therein recorded.

21.11.2	Any certification or determination by the Lenders or the Facility Agent of a rate or amount under the Financing Documents is conclusive evidence of the matters to which it relates.

21.11.3	All calculations and computations determining compliance with this Agreement shall utilise accounting principles, policies and practices in conformity with those used to prepare the Financial Statements, delivered to the Facility Agent pursuant to this Agreement.

21.11.4	To the extent that the determination of compliance with any provision hereof or any other Financing Document requires the conversion of Rupees into any acceptable foreign currency, or any acceptable foreign currency into Rupees, then such conversion shall be made based upon the Applicable Exchange Rate as determined on the date of each creation, sale, transfer, disposition, expenditure or other similar event, as the case may be, which is the subject of such determination of compliance pursuant to the respective provision (with all such events theretofore incurred to be recalculated based upon such conversion rate). Provided, however, that at no time shall there exist a violation of the provisions of this Agreement dealing with Restricted Payments and in the calculation of DSCR, based on prior events, solely as a result of changes in conversion rates.
21.12	Governing Law

This Agreement is governed by and shall be construed in accordance with the laws of India.

21.13	Jurisdiction
21.13.1	The Borrower agrees that the courts and tribunals (including the Debt Recovery Tribunal) in Mumbai shall have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Financing Documents and that accordingly any suit, action or proceedings (together referred to as “Proceedings”) arising out of or in connection with the Financing Documents may be brought in such courts or the tribunals and the Borrower irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts or tribunals to the extent permissible under Applicable Law.

21.13.2	The Borrower irrevocably waives any objection now or in future, to the laying of the venue of any Proceedings in the courts and tribunals at Mumbai (subject to appeal/revision) and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in the courts and tribunals at Mumbai shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction, (subject to the laws of such jurisdiction) by a suit upon such judgment, a certified copy of which shall be conclusive evidence of such judgment, or in any other manner provided by law.

21.13.3	Nothing contained in this Section 21.13, shall, subject to Applicable Law, limit any right of the Facility Agent or the Secured Parties to take Proceedings in any other court or tribunal of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction whether concurrently or not and the Borrower irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such court or tribunal, and the Borrower irrevocably waives any objection it may have now or in the future to the laying of the venue of any Proceedings and any claim that any such Proceedings have been brought in an inconvenient forum.

21.13.4	The Borrower hereby consents generally in respect of any Proceedings arising out of or in connection with any Financing Document to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

21.13.5	To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity.

21.14	Survival
21.14.1	All indemnities set forth herein shall survive the Final Settlement Date.

21.14.2	The obligations of the Borrower under the Financing Documents will not be affected by:
(a)	any unenforceability, illegality or invalidity of any obligation of any Person under a Transaction Document; or

(b)	the breach, frustration or non-fulfilment of any provisions of, or claim arising out of or in connection with a Transaction Document.
21.15	Disclosure
21.15.1	The Borrower hereby agrees that the Facility Agent, the Lenders and the Security Trustee may disclose any information in respect of:
(a)	the Borrower,

(b)	the Project;

(c)	any of the Transaction Documents;

(d)	the Facility or any other credit facility availed / to be availed by the Borrower from the Lenders;

(e)	obligations assumed / to be assumed by the Borrower in relation to the Facility; and

(f)	default, if any, committed by the Borrower in discharge of the aforesaid obligations, to any of its Affiliates, agents and representatives, other creditors of the

Borrower, or to any Person with whom it intends to enter, or has entered into any kind of transfer, participation or other agreement or transactions in relation to this Agreement, the Transaction Documents, the Project, the Borrower or otherwise.

21.15.2	Except as provided in this Section 21.15, the Facility Agent and the Secured Parties agree to keep all information (“Information”) (including the terms and conditions of the Transaction Documents) made available (whether before or after the date of this Agreement) by the Borrower, or on its behalf, to such Secured Party or Facility Agent concerning the Borrower or the Project, confidential and not to communicate any Information, or allow any Information to be communicated to any third party unless:
(a)	in connection with any proceedings arising out of or in connection with this Agreement to the extent that such Secured Party or Facility Agent may consider it necessary to protect its interest or the interests of the Secured Party, or the Facility Agent or any of them; or

(b)	required to do so by an order of a court of competent jurisdiction whether or not in pursuance of any procedure for discovering documents; or

(c)	the Borrower commits a default in payment or repayment of the principal amount of any Facility, or interest thereon or in respect of other monies, or utilises any Facility other than for the purposes specified in the Financing Documents without the prior written consent of the Lenders, any of the Lenders and/or the RBI and/or CIBIL shall have an unqualified right to disclose or publish the details of the default and the name of the Borrower and its directors as defaulters in such manner and through such medium as any of the Lenders, and/or RBI and/or CIBIL or such other agency appointed by them in their absolute discretion may think fit; or

(d)	pursuant to the requirements of any Applicable Law in accordance with which such Person is required to act; or

(e)	to its Auditors for the purposes of enabling the Auditors to complete an audit of such Lender, or the Facility Agent or to its legal advisers when seeking bona fide legal advice in connection with the Transaction Documents; or

(f)	to the Lenders Consultants or other adviser appointed by the Lenders to the extent necessary to enable such consultant or adviser to give the advice required by the Lenders; or

(g)	in circumstances where the relevant Information has been published or announced by the Borrower in conditions free from confidentiality or has otherwise entered the public domain without default on the part of the relevant party; or

(h)	it is in the interest of the Lenders to do so; or

(i)	the Information was obtained by such Lender or the Facility Agent from an independent or third party source.
Notwithstanding the foregoing provisions of this Section 21.15,
(a)	the Lenders, or the Facility Agent may make public announcements or place advertisements in relation to the Project or the financing of the Project with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; and

(b)	any Lender shall, as such Lender may deem appropriate and necessary, be entitled to disclose all or any such:

(i)	information and data relating to the Borrower;

(ii)	information or data relating to its Facility;

(iii)	obligations assumed / to be assumed by the Borrower in relation to its Facility; and

(iv)	default, if any, committed by the Borrower in discharge of the aforesaid obligations, to Credit Information Bureau (India) Limited (“CIBIL”) and any other agency authorised in this behalf by Reserve Bank of India (“RBI”);

(c)	CIBIL and any other agency so authorised may use, process the aforesaid information and data disclosed by any Lender in the manner as deemed fit by them; and

(d)	CIBIL and any other agency so authorised may furnish for consideration, the processed information and data or products thereof prepared by them, to banks / financial institutions and other credit grantors or registered users, as may be specified by RBI in this behalf.
21.15.3	The Borrower hereby agrees that the Secured Parties may disclose any information in respect of the Borrower, the Project or any of the Transaction Documents to any of its Affiliates, agents and representatives or to any Person with whom it intends to enter, or has entered into any kind of transfer, participation or other agreement or transactions in relation to this Agreement, the Transaction Documents, the Project, the Borrower or otherwise.

21.15.4	The Borrower hereby agrees that in case the Borrower commits a default in payment or repayment of any amount due and payable hereunder, the

Lenders, the and/or the Reserve Bank of India (RBI) shall have an unqualified right to disclose or publish the details of the default and the name of the Borrower and its directors as defaulters in such manner and through such medium as the Lenders or RBI in their absolute discretion may think fit.
21.16	Illegality

If by reason of the introduction of, or any change in, or any change in the interpretation or application of, any Applicable Law it is or has or will become unlawful for the Lenders to make or fund any Loan then, notwithstanding the terms of this Agreement:
(a)	that Lender shall promptly after becoming aware of any of the foregoing notify the Borrower through the Facility Agent accordingly; and
(b)	(i)	the Borrower shall within the period allowed by Applicable Law (the “Relevant Period”) prepay that Lender’s Loan, to the extent it has become unlawful to make or fund such Loan together with all other amounts payable by it to that Lender under the Financing Documents and the Security Documents in respect of such Loan; and
(ii)	such part of the Lender’s Commitment which it has become unlawful to make, fund or maintain shall within the Relevant Period be cancelled, provided that by making any payment pursuant to this Section 21.16, the Borrower shall not be taken to have breached any other provision of this Agreement in so doing.
21.17	Taxes
21.17.1	Taxes and Net Payments

(a)	All payments to be made by the Borrower to the Secured Parties under the Financing Documents shall be made free and clear of and without deduction for or on account of Taxes. The Borrower is only allowed to make such a payment subject to the tax deduction at source on the net income of the Secured Parties if such deduction is required by law and provided that the Borrower delivers to the Secured Parties tax withholding or tax deduction certificates in respect of such withholding or deduction, evidencing that such deducted taxes or withholdings have been duly remitted to the appropriate authority.

(b)	In the event that the Borrower is required to make any other deduction or withholding (other than as mentioned in (a) above with reference to the income of the Secured Parties), the sum payable by the Borrower in respect of which such deduction or withholding is made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such Secured Party receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.
21.17.2	Tax Indemnity

The Borrower shall, upon demand of any Lender promptly indemnify such Lender against any such payment or liability arising or in any relation to Taxes (other than Taxes in relation to the net income received by any Lender as specified in 21.17.1 above) or otherwise in relation to any sum received or receivable pursuant to the Financing Documents, that are required to be borne by the Borrower, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

21.17.3	Notification by the Lenders

The Lenders intending to make a claim under Section 21.17.2 hereof shall notify the Facility Agent promptly and in any event within ten (10) Business Days of becoming aware of the circumstances by which it is entitled to do so and shall deliver to the Facility Agent a certificate setting out in reasonable detail the basis of such claim, whereupon the Facility Agent shall promptly, and in any event within ten (10) Business Days from the date on which it receives such certificate, notify the Borrower thereof and shall deliver to the Borrower a copy of such certificate.

21.17.4	Notification by Borrower

If at any time, the Borrower is required by law to make any deduction or withholding from any sum payable hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions and withholdings are calculated) the Borrower shall as soon as practicable notify the Facility Agent and the Secured Parties thereof.

21.17.5	Receipt

The Borrower shall deliver to the Facility Agent and the Secured Parties within ten (10) Business Days of receipt (or such other period as the Secured Parties may agree) a copy of the receipt, if any, issued by the applicable taxation or other authority evidencing the deduction or withholding of all amounts required to be deducted or withheld from such payment or (if the Borrower fails to provide a copy of such receipt) such other evidence as may be requested by the Secured Party to whom such payment is made.
21.18	Accession by Other Lenders

The Parties to this Agreement acknowledge and agree that from time to time certain creditors of the Borrower may accede to this Agreement by executing the Deed of Accession and upon accession by such creditors to this Agreement, such creditors shall be included in the term Lenders (as defined in this Agreement) and they shall be entitled to the benefits of this Agreement and be bound by the terms of this Agreement.

21.19	Subordination

Monies brought in by the promoters/directors or Affiliates as loans/share application money pending allotment as part of promoters contribution brought in towards the funding of the proposed project shall be subordinated to the loans of the Lenders, and shall not be repaid during the currency of the loans by the Lenders, and may carry such interest as approved by the Lenders.

21.20	Conditions of Other Finance Parties

The Borrower hereby agrees and confirms that in case any other person providing any financial assistance to the Borrower with terms and conditions more favourable to the ones laid down in this Agreement or imposes any conditions not included herein, or in case any of the terms offered by the Borrower to such person is more favourable to such person than the terms stipulated by, or offered to, the Lenders, the Borrower shall promptly inform the Lenders of such terms or conditions and such of those terms and conditions as may be considered necessary by the Lenders, in its discretion, shall apply to the Facility as if the Borrower had specifically agreed to such terms and conditions, which terms and conditions shall be regarded as being expressly incorporated herein.

21.21	Registration Details

The Borrower shall submit to the Lenders the Corporate Identity Number of the Borrower and the Director Identification Number of each director of the Borrower during the term of the Facility and shall incorporate the details in all future references/proposals with respect to the Lenders.

SCHEDULE I
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION
1.1	Definitions

As used in this Agreement, the following terms shall have the following meanings:

Abandonment shall mean the cessation of performance of obligations by the Borrower in respect of the whole or any material part of the Project for reasons other than Force Majeure or scheduled outage for a continuous period of fifteen (15) days. For this purpose, but without limitation to the generality of the foregoing, the Borrower shall be deemed to have abandoned the Project if it shall make or fail to make a decision, or shall take or fail to take any action clearly indicating the cessation of performance by it of its obligations in respect of the Project for reasons other than Force Majeure. Abandon shall be construed accordingly.

Account Bank shall have the meaning specified in the Trust and Retention Account Agreement.

Account(s) shall have the meaning specified in the Trust and Retention Account Agreement.

Additional Accounts shall have the meaning specified in the Trust and Retention Account Agreement.

Additional Interest shall have the meaning given to it in Section 14.7 of this Agreement.

Additional Loans shall have the meaning given to it in Section 3 of this Agreement.

Additional Loan Amount shall mean 30% (thirty per cent) of the Rupee Required Debt provided that the Additional Loan Amount shall not at any time, exceed the Available Commitment. For the avoidance of doubt, the Foreign Currency Facility forms part of the Additional Loan Amount.

Advance(s) shall mean the principal amount of each Drawdown made to the Borrower by the Lenders under the Facility to the maximum extent of their Commitment.

Adverse Change shall mean any change which has had or which is likely to have a Material Adverse Effect.

Affiliates shall mean in relation to any party, a Person that controls, is controlled by or is under the common control with such party.

Agreement or Common Rupee Loan Agreement shall mean this agreement, together with all schedules attached hereto, and shall include any written modification or alteration made by the Parties after the date first above written.

Annual Budget shall have the meaning specified in Section 8.24.1 (i) (A).

Annual Operating Plan shall have the meaning specified in Section 8.24.2(iii).

Applicable Exchange Rate shall mean the reference rate quoted by Reserve Bank of India on the “RBIB” page of Reuters as on the end of that date.

Applicable Law shall mean any statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, clearance, approval, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision, or determination by, or any interpretation or administration of any of the foregoing by, any statutory or regulatory authority whether in effect as of the date of this Agreement or thereafter and in each case as amended.

Auditor(s) shall mean such firm of chartered accountants acceptable to the Facility Agent, as the Borrower may, with the consent of the Facility Agent, from time to time appoint as statutory auditors of the Borrower.

Audited Annual Financial Statements shall mean the Financial Statements for a period ending on the last day of the Fiscal Year, which have been duly audited by the Auditors as required under the Companies Act 1956, and in accordance with Indian GAAP.

Authorized Officer shall mean with respect to any Person, any officer of such Person that is authorized to sign on behalf of such Person and at the time being listed as such by the company secretary of such Person in the most recent certificate of such company secretary delivered to the Facility Agent.

Auditor’s Certificate Provision Dates shall mean the 30th of September and the 31st of March of each Fiscal Year.

Available Commitment shall mean, at any point of time, an amount equal to the difference between: (i) the aggregate of the Commitments of all the Rupee Lenders; and (ii) the aggregate of all Drawdowns made under this Agreement.

Availability Period shall mean with respect to the Facility, the period from the date of this Agreement until the earliest of: (i) the date that each of the Commitments under such Facility shall have been terminated or reduced to zero pursuant to the terms of this Agreement; or (ii) six (6) months after Project COD.

Base Case shall mean the projection of revenues and expenses and cash flows with respect to the Project, mutually agreed to by the Borrower and the Lenders, over a period not shorter than the period ending on the Final Settlement Date, together with the Drawdown Schedule and supporting assumptions and explanations thereto as amended from time to time which shall be in substance satisfactory to the Lenders Engineer (which satisfaction shall only be required to be obtained before Project COD) and the Facility Agent. The Base Case as on the

date of this Agreement is as set out in Schedule IX.

Board or Board of Directors shall mean the board of directors of the Borrower appointed pursuant to the Companies Act.

Borrower shall have the meaning specified in item no. 1 of the array of parties.

Business Day shall mean:
(a)	in relation to the making of any Drawdown, by a Lender, any day on which such Lender is required or authorized by law to be open for business in the place of its Lending Office; or

(b)	in relation to all other matters, a day (other than a Saturday or a Sunday) upon which banks are normally open for business in Mumbai.
Buyer’s Credit Facility shall mean the buyer’s credit facility being extended by the Buyer’s Credit Lender to the Borrower for the purpose of making payments to the offshore counterparty (ies) to the Project Documents.

Buyer’s Credit Facility Agreement shall mean the agreement entered into or to be entered into between the Borrower and the Buyer’s Credit Lender for providing the Buyers Credit Facility to the Borrower.

Buyer’s Credit Lender shall mean one or more banks/financial institution(s) extending the Buyer’s Credit Facility.

Care and Maintenance shall mean any transfer of possession or transfer of control of the Project to any Person by the Borrower except in accordance with the provisions of this Agreement.

Change in Law shall mean:
(a)	the enactment, bringing into effect, adoption, promulgation, amendment,

modification or repeal, after the date of this Agreement, of any statute, decree, ordinance or other law, regulation, notice, circular, code, policy, rule or direction by any Governmental Authority; or

(b)	a change in its interpretation by a competent court of law, tribunal, government or statutory authority or any of the above regulations; or

(c)	a change in any consents, approvals, licenses available or obtained for the transmission and evacuation of power from the Project by the Borrower; or

(d)	any change in charges for the transmission and evacuation of power from the Project, that results in any change in the Borrower’s revenue or costs directly attributable to the Project being decreased or increased, including without limitation, with respect to income tax or any tax or surcharge or cess levied on the sale of electricity by the GOI.
Claimed Amount shall have the meaning specified in Section 12.5(a).

Clearances shall mean any consent, license, approval, registration, permit or other authorisation of any nature which is required to be granted by any statutory or regulatory authority or any third party: (i) for fulfilling by each of the Borrower and Sponsor under the Transaction Documents its obligations, the making by it of the payments contemplated by the Transaction Documents; (ii) for the enforceability of any Transaction Documents and the making of any payments contemplated thereunder; (iii) for the construction, operation, and maintenance of the Project; and (iv) for all such other matters as may be necessary in connection with the Project or the performance of any Person’s obligations under any Transaction Document, each of the above having been reviewed by the Lenders Engineer, and shall in any event include but not be limited to those Clearances listed in Schedule III to this Agreement.

Coal Blocks shall mean the coal blocks located at Rampia and Dip Side Rampia which are proposed to be developed by Rampia Coal Mine and Energy Private Limited and other companies.

Coal Transportation Agreements shall mean all binding documents, deeds and other writings entered into by the Borrower for transportation of coal for the Project to the Project Site.

Coal Investment JV Drawdown shall mean a Drawdown under this Agreement of which any part of the proceeds are intended to be utilized for the purpose of investment through subscription to equity by the Borrower in Rampia Coal Mine and Energy Private Limited, which shall be evidenced by a certificate given by the Authorized Officer of the Borrower along with the Notice of Drawdown.

Commitment(s) shall mean to the extent not suspended or cancelled pursuant to the terms of this Agreement, the commitment of each Lender to make the Facility available pursuant to this Agreement to the extent set out against its name in Schedule II.

Companies Act shall mean the Companies Act, 1956 as amended or replaced from time to time.

Consent(s) to Assignment shall mean the agreement(s) entered into between the Borrower, the Security Trustee and any of the Material Project Participants (other than the Borrower and the Sponsor), for the benefit of the Secured Parties, inter alia in respect of assignment of the Borrower’s rights under the Transaction Documents.

Construction Account shall have the meaning specified in the Trust and Retention Account Agreement.

Construction Budget shall mean the budget which shall reflect the final Scope of Work and contract price and set forth the timing and amount of all projected payments towards the Project, submitted by the Borrower in substantially the form set forth at Schedule X.

Contested in Good Faith shall mean, with respect to the payment of Taxes or any other claims or liabilities by any Person, the satisfaction of each of the following conditions: (i) the validity or amount there of is being diligently contested in good faith by such Person by appropriate proceedings timely instituted; (ii) such Person has posted a bond or other security acceptable to the Security Trustee or if not approved by the Secuity Trustee, establish adequate cash reserves with respect to the contested items; (iii) during the period of such contest, the enforcement of any contested item is effectively stayed by a court or tribunal or by operation of law; (iv) neither such Person nor any of its officers nor any Secured Party or their respective officers is or could reasonably be expected to become subject to criminal liability or sanction; and (v) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not constitute a Material Adverse Effect.

Contingency shall mean the line item designated as “contingency” line item in the Contruction Budget.

Cost Overrun(s) shall have the meaning ascribed to it in the Sponsor Support Agreement.

Crystallized Rupee Amount shall mean, with respect to the Claimed Amount or Participating Interest, such amount in equivalent Rupees converted at the exchange rate at which Issuing Bank may have purchased or contracted to purchase the requisite US Dollar amount from the market to make payments towards the Claimed Amount.

Date of Commercial Operation shall mean, with respect to each Unit of the Project, the date on which such Unit commences commercial production to the satisfaction of the Facility Agent and Lenders Engineer.

Debt shall mean at any time the aggregate Obligations owed to the Secured

Parties by the Borrower.

Debt Recovery Tribunal shall have the meaning specified in the Recovery of Debts Due to Banks and Financial Institutions Act, 1993.

Debt Service Coverage Ratio or DSCR shall mean, on any date, in respect of any period, the ratio of (i) is to (ii) below:
(i)	the aggregate of: (a) profit after tax (excluding non cash adjustments, if any) for that period; (b) depreciation for such period; (c) interest, LOC Commission and Letter of Comfort Fees payable for such period; and (d) financing costs payable for such period; and (e) deferred tax liability;

(ii)	an amount equal to the sum of interest, LOC Commission, Letter of Comfort Fees and financing costs payable and the repayment instalment to be paid for that period under this Agreement and the Foreign Currency Facility Agreement (but excluding the Rupee Bullet Repayment Amount and the Foreign Currency Bullet Repayment Amount).
For the purpose of calculating the DSCR over any period, actual figures would be taken for the past period and figures as per the updated Base Case would be taken for the future period. For determining the figures for the future period, the exchange rate shall be the Applicable Exchange Rate.

Debt Service Reserve Account shall have the meaning specified in the Trust and Retention Account Agreement.

Deed of Accession shall mean the deed of accession in the format set out in Schedule XIII.

Deed of Hypothecation shall mean the deed of hypothecation executed or to be executed by the Borrower in favour of the Security Trustee for the benefit of the Lenders in respect of the movable assets of the Borrower.

Default Interest shall have the meaning given to it in Section 14.6.

Default Rate shall mean a rate which is the aggregate of: (a) the Lending Rate in effect from time to time, and (b) two per cent (2%) per annum.

Devaluation Amount shall mean the provisions equivalent to the amount in Rupees set forth against the name of each Lender in Schedule II to account for devaluation of rupee against any foreign currency during the construction phase of the Project.

Directors shall mean directors on the Borrower’s Board.

Disbursement shall mean a Drawdown other than by way of issuance of a Letter of Commitment (including Drawdown made under Section 12.1.4) and shall include any payment made under any Letter of Commitment in accordance with the terms and conditions hereunder.

Distribution Account shall have the meaning specified in the Trust and Retention Account Agreement.

Documents shall mean the documents as specified under each Letter(s) of Commitment and drawn up in accordance with the terms of the Letter(s) of Commitment opened under this Agreement and/or documents as are required to be submitted by the Buyers Credit Lender for payment to be made under any Letter of Commitment.

Drawdown Date shall mean the date of each Drawdown subsequent to Initial Drawdown.

Drawdown(s) shall mean the Initial Drawdown and each subsequent drawdown under the Facility, of funds or opening of a Letter of Commitment under this Agreement. Drawndown shall be construed accordingly.

Drawstop Notice shall have the meaning specified in Section 5.4.2.1.

Drawdown Schedule shall mean the schedule for making Drawdowns under this Agreement prepared by the Borrower in accordance with Section 14.5.1.

Drawdown Schedule Period shall have the meaning specified in Section 14.5.1.

Documentary Credit Application/(s) shall mean the Borrower’s application/(s) to the Lenders for opening the Letter(s) of Commitment and all supporting documents furnished by the Borrower in respect thereof to the Lenders.

Due Date shall mean, in respect of:
(i)	Repayment Instalments, the date on which the Repayment Instalment falls due as stipulated in the Repayment Schedule;

(ii)	Interest, the Interest Payment Dates;

(iii)	LOC Commission, LOC Commission Payment Date; and

(iv)	any other amount payable under the Financing Documents, the date on which such amount falls due in terms of the Financing Documents.
Earmarked Amount with respect to any Lender shall mean the portion of its Commitment which is earmarked for the purpose of participation in issue of Letter(s) of Commitment and as specified against its name in Schedule II as may be reduced by an amount equivalent to the amount of Disbursement in accordance with Section 12.1.4. The Earmarked Amount shall consist of the LOC Amount and the Devaluation Amount.

ECB Guidelines means the master circular on External Commercial Borrowings and Trade Credit dated July 1, 2008 issued by the RBI as amended, supplemented or updated from time to time.

Equity Interest shall mean the extent of issued share capital of the Borrower subscribed to by the Sponsor.

Equity shall mean the issued and subscribed equity share capital of the Borrower. For the avoidance of doubt, this shall not include any preference shares of the Borrower.

Estimated Project Cost(s) shall mean the costs of the Project as set forth in Schedule XI and as approved by the Lenders Engineer.

Event of Default shall have the meaning specified in Section 20.

External Commercial Borrowings shall have the meaning given to it in the ECB Guidelines.

Facility Agent shall mean State Bank of India, Project Financing, SBU as appointed under this Agreement.

Facility shall mean, collectively, the Rupee Facility and the LOC Facility.

Facility Agent Agreement shall mean the agreement entered into or to be entered into between the Lenders, the Facility Agent and the Borrower.

FEDAI means Foreign Exchange Dealers Association of India.

Fee Letter shall mean the letter relating to the payment of fees by the Borrower to the Facility Agent.

Final Completion shall mean the date on which the following requirements have been satisfied:
(i)	Final acceptance under the Project Documents has occurred and the Project is operating in accordance with the obligations of the Borrower under the relevant Project Documents;

(ii)	The Lenders Engineer certifies that the Scope of Work (including all punch list items under Project Documents) has been completed and all

Clearances required to construct, operate and maintain the Project have been obtained;

(iii)	(A) the Borrower has delivered to the Facility Agent a completion certificate in such form as may be agreed upon by the parties hereto (the “Borrower Completion Certificate”), signed by an Authorized Officer of the Borrower, certifying that the requirements set forth in paragraphs (i) and (ii) above have been satisfied, and (B) the Lenders Engineer has countersigned the Borrower Completion Certificate confirming that the requirements set forth in paragraphs (i) and (ii) above have been satisfied.
Final Settlement Date shall mean the date on which all Obligations have been irrevocably and unconditionally paid and discharged in full to the satisfaction of the Secured Parties.

Financial Close shall mean the date on which each of the Financing Documents are executed and unless any condition precedent in Section 7.2 is waived, upon fulfillment, to the satisfaction of the Lenders, of all conditions precedent provided in Section 7.2 and 7.3.

Financing Documents shall mean the documents set out in Schedule VI.

Financing Plan shall mean the base case financial plan as mutually agreed between the Borrower and the Lenders (after incorporation of the views of the Lenders Engineer) and as set out in Schedule VII.

Financial Statement shall mean the profit and loss account for the period ending, balance sheet and cashflow statements for a quarter of a Fiscal Year as the context may require.

First Interest Reset Date shall mean the date falling one (1) year from the date of this Agreement.

First Repayment Date shall mean in respect of all the Rupee Lenders the date occurring six (6) months after the Project COD.

Fiscal Year shall mean the accounting period commencing from April 1st of each year till March 31st of the next year.

Force Majeure shall mean an event of force majeure howsoever defined in the Transaction Documents.

Foreign Currency Bullet Repayment Amount means thirty six per cent (36%) of the amount of the Foreign Currency Facility to be repaid by the Borrower in a single instalment as part of the forty — eighth (48th) repayment instalment in accordance with the Foreign Currency Facility Agreement.

Foreign Currency Facility shall mean the US Dollars One Hundred and Forty Million (USD 140,000,000/-) term loan facility and the letter of comfort facility made available to the Borrower by the Foreign Currency Lender under the Foreign Currency Facility Agreement.

Foreign Currency Facility Agreement shall mean the foreign currency facility agreement dated June 29, 2009 entered into between, the Borrower, the Foreign Currency Lender, and the Facility Agent, for the Foreign Currency Facility being availed of by the Borrower in relation to the Project, and shall include any amendments or modifications thereto.

Foreign Currency Lender shall mean India Infrastructure Finance company (UK) Limited, or any successor, novatee, transferee or assignee thereof.

Fuel Supply Agreements mean all binding documents, agreements, deeds and other writings entered into by the Borrower for procurement and supply of coal for the Project.

GOI shall mean the Government of India.

Goods shall mean goods described in the Documentary Credit Application.

Government of Orissa shall mean the Government of the State of Orissa or any successor entity assuming the obligations of the Government of State of Orissa in relation to the Project as the case may be.

Governmental Authority shall mean the GOI, Government of Orissa, or the government of any other state of India or any ministry, department, board, authority, instrumentality, agency, corporation (to the extent acting in a legislative, judicial or administrative capacity and not as a contracting party with the Borrower) or commission under the direct or indirect control of the GOI or the Government of Orissa or any political subdivision of any of them or owned or controlled by the GOI, the Government of Orissa or any of their subdivisions, or any court, tribunal or judicial body within India.

GRIDCO PPA shall mean the power purchase agreement dated September 28, 2006 executed between Grid Corporation of Orissa Limited and the Borrower and shall include the letter from GRIDCO to the Borrower dated October 01, 2008 requisitioning for 600 MW of power from the first Unit of the Project, and any other similar letter or any other document issued under such power purchase agreement.

Hedging Plan means the plan prepared by the Borrower, in form, substance and detail satisfactory to the Facility Agent, specifying the Borrower’s plans for hedging the Borrower’s currency risks, interest rate risks and such other risks as may be permitted by the Facility Agent.

ICC Uniform Customs & Practises for Documentary Credits shall mean the rules governing letters of credit as notified and updated by the International Chamber of Commerce from time to time.

IFRS shall mean International Financial Reporting Standards.

Indenture of Mortgage shall, collectively, mean any mortgages created or to be created by the Borrower over all or any of the assets mentioned in Section 8.7.1 in favour of the Security Trustee for the benefit of the Lenders.

Indian GAAP shall mean generally accepted accounting principles in India, as in effect from time to time.

Initial Drawdown shall mean the first Drawdown by the Borrower of a Facility under this Agreement whether by way of issuance of a Letter of Commitment under this Agreement or otherwise. For the avoidance of doubt, any drawdown under the Interim Rupee Facility Agreements shall not be considered as Initial Drawdown.

Initial Drawdown Date shall mean date of the Initial Drawdown.

Initial Security shall have the meaning specified in Section 8.7.1.

Insurance Consultancy Appointment Letter shall mean the letter issued by the Facility Agent appointing the Lenders Insurance Consultant in connection with performance of certain services with respect to the Project.

Insurance Contract(s) shall mean the insurance contracts and policies specified by the Lenders Insurance Consultant and required pursuant to this Agreement, any substitutes therefor and any additional insurance contracts or policies required under any of the Financing Documents.

Intellectual Property means all patents, trademarks, permits, service marks, brands, trade names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licences, franchises, formulae, designs, rights of confidential information and all other intellectual property.

Intellectual Property Rights means all rights, title, benefit and interest in relation to Intellectual Property anywhere in the world (whether registered or not and including all applications for the same) and as defined in Section 6.13.

Intercreditor Agreement shall mean the Agreement entered into or to be entered into between and amongst the Lenders, the Facility Agent and the Security

Trustee.

Interest Payment Date shall mean the last day of each calendar month on which interest is due and payable for the Loan except that the last Interest Payment Date shall coincide with the last Repayment Date.

Interest Period shall mean, in respect of an Advance: (i) in the first instance, the period commencing from the date of Drawdown and ending on (and excluding) the immediately following Interest Payment Date; and (ii) subsequently, the period commencing on one Interest Payment Date and ending on (and excluding) the immediately following Interest Payment Date.

Interest Reset Date shall mean the date falling on the expiry of every one (1) year period from the First Interest Reset Date during the currency of the Facility.

Interest Tax shall mean any tax, fees or other statutory levy payable by the Lender which is levied on any payments in the nature of interest (howsoever the same may be described including but not limited to further interest, penalties, damages).

Issuing Lender shall have the meaning given to it in Section 12.1A.

Legal Proceeding(s) shall mean any litigation, judicial, quasi-judicial, administrative or arbitral proceedings or proceedings with respect to any commission of inquiry.

Lender or Lenders shall mean each of the Rupee Lenders and the Issuing Bank as listed in Schedule II and any other bank or financial institution that may accede to this Agreement by executing a Deed of Accession (as specified in Section 21.18) and the other relevant Financing Documents in relation to any financial assistance provided to the Project.

Lenders Consultants shall have the meaning given to it in Section 7.1 (b) (i).

Lenders Counsel shall mean Amarchand & Mangaldas & Suresh A Shroff & Co., Mumbai acting for the Lenders and the Facility Agent and any replacement therefor appointed by the Facility Agent after consultation with the Borrower.

Lenders Engineer shall mean Mott MacDonald Private Limited, and any replacement therefor appointed by the Facility Agent after consultation with the Borrower.

Lenders Engineer Appointment Letter shall mean the appointment letter dated April 11, 2009 issued by the Facility Agent appointing the Lenders Engineer in connection with performance of certain services with respect to the Project, including but not limited to the scope of work specified in Schedule XIV.

Lenders Insurance Consultant shall mean Marsh India Insurance Brokers Pvt. Limited, a private limited company incorporated under the Companies Act and having its corporate office at Tower 1, Peninsula Corporate Park, Lower Parel, Mumbai 400 013 including its successors and assigns and any replacement therefor acting for the Lenders and the Facility Agent and appointed by the Facility Agent after consultation with the Borrower and any replacement therefor satisfactory to the Facility Agent.

Lending Office shall mean the address specified against the name of each Lender in Schedule II.

Lending Rate shall mean a rate which is 25 basis points below SBAR, which is 11.50% (eleven point five zero per cent) as of the date hereof until the First Interest Reset Date and thereafter, the applicable Lending Rate shall be the rate as reset in accordance with the terms of this Agreement on every successive Interest Reset Date until the next Interest Reset Date.

Letter of Comfort Fees shall mean the commission payable by the Borrower to the Foreign Currency Lender under the terms of the Foreign Currency Facility Agreement.

Letter(s) of Commitment or LOC shall mean letter(s) of commitment issued by the Issuing Bank or any Rupee Lender, substantially in the form and manner attached hereto as Schedule XV, as the case maybe, at the request of the Borrower in accordance with this Agreement, in favour of the Buyers Credit Lender, for an amount not exceeding the Maturity Amount of the Buyer’s Credit Facility provided by the Buyer’s Credit Lender. Provided that the face value of all Letters of Commitment issued by the Lenders shall not exceed the aggregate Earmarked Amount of all Lenders.

Liquidated Damages shall have the meaning given to such term in Section 14.6.

Loan shall mean the aggregate of all Advances by the Lenders to the Borrower under this Agreement to the maximum extent of their Commitment or (as the context requires) so much thereof as may be outstanding from time to time.

LOC Amount shall mean the amount (in Rupees or US Dollars at an exchange rate as on the date of issuing the Letter of Commitment) designated by the Rupee Lender as specified in Schedule II.

LOC Commission shall have the meaning as specified in Section 12.3.1 hereof.

LOC Commission Payment Date shall mean in the first instance, the date of the opening of the Letter of Commitment and thereafter, the first day of each subsequent fiscal quarter, or any other extended date that may be agreed by the Issuing Bank or the Rupee Lender issuing the relevant Letter of Commitment, as the case may be.

LOC Commission Rate shall mean the rate to be mutually agreed between the Borrower and each Lender issuing or participating in a Letter of Commitment.

LOC Commission Period shall mean, in respect of a Letter of Commitment: (i) at the time of issue of the Letter of Commitment, the period commencing from the date of issue of that Letter of Commitment and ending on (and excluding) the next following LOC Commission Payment Date; and (ii) subsequently, the period commencing on one LOC Commission Payment Date and ending on (and excluding) the following LOC Commission Payment Date or the date when the Letter of Commitment is drawn down completely or the date of the expiry of such Letter of Commitment, whichever is earlier.

LOC Facility shall have the meaning given to it in Section 3.1.1.

Long Term Major Maintenance Plan shall mean the plan setting forth the details of all major maintenance proposed to be performed by the Borrower with respect to the Project during the upcoming five (5) year period specifying the nature, timing, cost and scope of all such proposed maintenance and its envisioned effect on Project operations.

Loss Proceeds shall mean any insurance proceeds (after payment of costs of collection incurred by the Security Trustee and the Facility Agent) received by the Security Trustee arising from any claim under the Insurance Contracts.

Major Maintenance shall mean the inspection, servicing and replacement of parts of the Plant after periodic intervals of operation of each Unit as certified by the Lenders Engineer.

Major Maintenance Amounts shall have the meaning given to it in the Trust and Retention Account Agreement.

Major Maintenance Budget shall mean the major maintenance budget for the relevant Operating Year itemized on a monthly basis for all Major Maintenance included in the operating plan for such Operating Year.

Major Project Documents shall mean the documents listed in Schedule XVI.

Major Project Parties shall mean each of the counter-parties to any Major Project Document or collectively all of them as the case may be.

Management shall mean the Persons appointed by the Borrower to operate and manage the business and operations of the Borrower.

Material Adverse Effect shall mean the effect or consequence of an event, circumstance, occurrence or condition which has caused, as of any date of determination, or could reasonably be expected to cause a material and adverse effect on: (i) the financial condition, business or operation of the Borrower or any person who is party to the Transaction Document including any material adverse effect on profits, production or sales; (ii) the ability of the Borrower to perform its obligations under the Financing Documents or any Project Documents, or the ability of any Material Project Participant (other than the Borrower) to perform its obligations under the Financing Documents or the Project Documents; (iii) the ability of the Borrower to exercise or enforce any right, benefit, privilege or remedy under any Project Document or approvals for the Project; (iv) the ability of the Borrower or any Material Project Participant to comply in all respects with the terms or conditions of any approvals for the Project; (v) the validity or enforceability of any of the Financing Documents (including the ability of any Secured Party to enforce any of its remedies under any thereof), the Project Documents or the approvals for the Project; (vi) the validity or enforceability of the Security Documents or Permitted Security Interest of the Secured Parties; (vii) prejudicial to the Project; or (viii) the Secured Parties’ ability to benefit from the assignment of the Borrower’s right of possession in respect of the Project which adverse effect, in the case of any such event, circumstance, occurrence or condition which has already occurred as of such date of determination, remains in effect or has not otherwise been fully remedied or alleviated as of such date.

Material Project Participant shall mean the Borrower, the Sponsor, any Person which provides guarantees in respect of the performance of any operator appointed in respect of the Project or any portion thereof, the Offtaker, the bank issuing the letter of credit under the PPA, the Major Project Parties, and any Person appointed as a replacement or substitute of any of the above.

Maturity Amount shall mean the aggregate of the principal amount of the

Buyers Credit Facility and the interest thereon payable at the expiry of the term of each Buyer’s Credit Facility.

Maturity Date shall mean the last to occur of the maturity dates of any of the Facility.

Memorandum and Articles of Association shall mean the Memorandum and Articles of Association of the Borrower as amended from time to time.

Mining JV Agreement shall mean the agreement entered into by the Borrower with five other companies for the establishment of a joint venture company to undertake the development of the Coal Blocks.

Mobilisation Period shall mean the period from six (6) months prior to the scheduled Date of Commercial Operation of the first Unit till the Date of Commercial Operation of the first Unit or as approved by the Lenders Engineer.

Mobilisation Plan shall mean a written plan, setting forth, among other things, the budget for and details of anticipated staffing requirements, purchases, training, objectives, and required actions by the Borrower necessary to assist with Project start-up and performance testing, and preparation for ongoing operation.

Notice of Drawdown shall mean the notice to be provided by the Borrower to the Facility Agent in the form set out in Exhibit 2 duly completed and in substance satisfactory to the Facility Agent itemising in detail the use of the Drawdown proceeds as specified in Section 5.3 hereof.

Novation Notice shall have the meaning specified in Section 21.8.3.

Obligations shall mean all amounts payable by the Borrower pursuant to the terms of the Financing Documents, including without limitation:
(i)	the principal of and interest and LOC Commission, Letter of Comfort Fees on the Facility, and all other obligations and liabilities of the Borrower,

including indemnities, expenses, fees, interest, Letter of Comfort Fees and LOC Commission, incurred under, arising out of or in connection with any Financing Document.

(ii)	any and all sums advanced by the Facility Agent and the Security Trustee in order to preserve the Security or preserve their Security Interest in the Security; and

(iii)	in the event of any proceeding for the collection or enforcement of the Obligations, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realising the Security, or of any exercise of the Facility Agent and the Security Trustee of its right under the Security Documents, together with legal fees and court costs.
Offtaker(s) shall mean the entity or entities (including any of the Borrower’s Affiliates) that have executed a PPA with the Borrower for offtake of electricity generated by the Project under such PPA.

Operating Budget shall have the meaning specified in the Trust and Retention Account Agreement.

Operating Year shall mean the period beginning on the Date of Commercial Operation of the first Unit and ending at 00:00 Hrs on the first of the next following April and each subsequent period beginning at 00:00 Hrs on the first of April and ending at 00:00 Hrs on the first of April of the following year.

Operation and Maintenance Costs shall have the meaning specified in the Trust and Retention Account Agreement.

OPTCL means the Orissa Power Transmission Corporation Limited.

Outstanding Due Amounts, in respect of a Loan, shall mean the amount of the Loan, which has not fallen due.

Participating Interest shall mean with respect to any Letter of Commitment and with respect to a Rupee Lender, the share of credit risk of that Rupee Lender in that Letter of Commitment which share shall be in the same proportions as that between the Unutilized LOC Amount of that Rupee Lender and the aggregate Unutilized LOC Amount of all the Rupee Lenders and as notified as such by the Issuing Bank at the time of issuance of the LOC.
Participating Interest Notice shall have the meaning given in Section 12.1.1 and will be in the form set out in Schedule V.
Payment Date shall mean the date on which payment in respect of the amount claimed under any Letter(s) of Commitment is required to be made in terms of such Letter(s) of Commitment.
Permitted Disposal shall mean any sale, disposal, lease or other transfer of any property or assets which are:
(1)	required or permitted under any Financing Document; or

(2)	to the extent permitted by the Lenders, a sale or other disposal of equipment which in the opinion of the Lenders Engineer is either:
(A)	uneconomic or obsolete;

(B)	no longer used or useful; or

(C)	at the end of its useful life; and
in respect of (A), (B) and (C) above, which is replaced by other equipment of equal or greater value and utility and secured in favour of the Secured Parties.
Permitted Indebtedness shall mean:

(i)	the Facility, the Foreign Currency Facility and such other indebtedness that the Borrower may incur as per the Financing Plan approved by the Facility Agent;

(ii)	working capital facilities (including trade credits) to the extent of Rs. 430,00,00,000/- (Rupees Four Hundred and Thirty Crores) or such further amounts as may be permitted by the Lenders;

(iii)	financial obligations arising under the Transaction Documents and not occurring as a result of a default by the Borrower of its obligations thereunder;

(iv)	financial obligations in connection with any hedging arrangement undertaken in accordance with the Hedging Plan;

(v)	any other borrowing approved by the Facility Agent.
Permitted Investments shall have the meaning specified in the Trust and Retention Account Agreement.
Permitted Security Interest shall mean the following:
(a)	the Security Interests, charges and other liens or encumbrances in favour of Security Trustee pursuant to the Financing Documents; and

(b)	any unpaid vendors’ lien arising under the Project Documents and not occurring as a result of a default by the Borrower of its obligations thereunder.
Person shall mean any individual, corporation, partnership, (including, without limitation, association), joint stock company, trust, unincorporated organization or government authority or political subdivision thereof, international organisation, agency or authority (in each case, whether or not having separate legal personality) and shall include their respective successors and assigns and in case of an individual shall include his legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being.
Plant shall mean equipment, machinery, apparatus, materials, articles, drawings, designs, plans and things of all kinds to be erected, installed and commissioned by the relevant counterparties to the Project Documents.
Potential Event of Default shall mean an event, which with the giving of notice, lapse of time, determination of materiality, or fulfillment of any other applicable condition or any combination of the foregoing or otherwise, would constitute an Event of Default.
PPA shall mean the GRIDCO PPA and any other power purchase agreement(s) entered into or to be entered into between an Offtaker(s) and the Borrower for sale of the power generated by the Project, as amended and novated from time to time.
Project COD shall mean the Date of Commercial Operation of the last Unit of the Project, which shall not be later than June 30, 2010, or actual implementation date of the Project.
Project Costs shall mean all the actual costs incurred or to be incurred by the Borrower to develop, finance, construct and operate the Project and all costs required to be incurred till the Final Completion.
Project Documents shall mean:
(a)	Major Project Documents;

(b)	Insurance Contracts;

(c)	Any bonds, letters of credit or guarantees, consent agreements, side letters under (a) and (b) above;

(d)	Any other agreements, documents or instruments entered into by the Borrower or by any Person in its favour in respect of the development, construction, design, procurement, operation, maintenance and ownership of the Project or management and control of the Borrower and designated as Project Documents by the Facility Agent and each such Project Document as amended from time to time.
Project Proceeds shall have the meaning specified in the Trust and Retention Account Agreement.
Project Schedule shall mean the construction schedule of the Project as specified substantially in the form attached in Schedule VIII as may be amended from time to time with the consent of the Facility Agent.
Project shall mean the development, design, procurement, ownership, construction, commissioning, operation and maintenance of the 2400 MW coal based power project using sub-critical technology, comprised of four (4) Units at the Project Site formulated by the Borrower at Jharsuguda, Orissa, including development of the Coal Blocks.
Project Site shall mean and include land admeasuring approximately [•] in Jharsuguda, State of Orissa, where the Project is to be set up by the Borrower.
Quarterly Financial Statements shall mean unaudited Financial Statements in respect of a fiscal quarter.
Repayment Date shall mean each date on which a Repayment Instalment shall be paid in accordance with the Repayment Schedule.
Repayment Instalment shall have the meaning set out in Section 15.1.1.
Repayment Schedule shall have the meaning set out in Schedule IV.
Required Equity shall mean an amount of Rs. 2050,00,00,000 (Rupees Two

Thousand and Fifty Crores) required to be infused by the Sponsor by subscription to the equity share capital of the Borrower provided that the Required Equity shall not include any equity contributed by the Sponsor for the purpose of investment in any subsidiary of the Borrower in accordance with Section 9.9.
Restricted Payments shall mean:
(i)	the authorisation, declaration or payment of any dividends (either in cash or property) or distributions or return of equity;

(ii)	redemption, retirement, purchase or other acquisition, directly or indirectly of any shares of any class of its Equity Interests now or hereafter outstanding (or any options or warrants issued by the Borrower with respect to its Equity Interests) which will result in a Debt to Equity ratio higher than 75:25;

(iii)	prepay or redeem for value, any indebtedness of the Borrower prior to the scheduled maturity of such indebtedness, except to the extent that this is permitted under the Financing Documents; or

(iv)	any investment (other than a Permitted Investment) in any entity other than in a subsidiary.
Restricted Payment Conditions shall have the meaning given to it in the Trust and Retention Account Agreement.
Rupee or Rs shall mean the lawful currency of India.
Rupee Bullet Repayment Amount shall mean forty per cent (40%) of the amount of the Loan to be repaid by the Borrower in a single instalment as part of the last Repayment Instalment in accordance with the Repayment Schedule.
Rupee Facility shall have the meaning given to it in Section 3.1.1.

Rupee Lenders shall mean the Persons listed in Part A of Schedule II.
Rupee Required Debt shall mean an amount of Rs. 6150,00,00,000 (Rupees Six Thousand One Hundred and Fifty Crores) or equivalent of the same in any other currency.
SBAR shall mean the State Bank of India Benchmark Advance Rate, as prevailing from time to time.
Scope of Work shall have the meaning specified in the Project Documents.
Secured Party or Secured Parties shall mean the Lenders and the Security Trustee.
Security Documents shall mean all documents entered into or executed by the Borrower for creating and perfecting the Security including:
1.	the Indenture of Mortgage;

2.	the Deed of Hypothecation;

3.	the Share Pledge Agreement;

4.	the Security Trustee Agreement;

5.	the Consents to Assignments; and

6.	any other document designated as such by the Facility Agent and/or a Secured Party.
Security Interest shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever including, without limitation, (i) any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing, and (ii) any designation of loss payees or beneficiaries or any similar arrangement under any Insurance Contract.
Security shall have the meaning specified in Section 8.7.
Security Margin shall be a figure which is calculated as follows:
1 — (Debt divided by value of net fixed assets of the Borrower)
Security Trustee Agreement shall mean the agreement entered into or to be entered into between the Borrower, the Security Trustee and the Lenders.
Security Trustee shall mean IDBI Trusteeship Services Limited, being a company incorporated in India and having its registered office at Asian Building, Ground Floor, 17, R.K. Kamani Marg, Ballard Estate, Mumbai- 400001, acting as trustee for the Lenders under the Security Trustee Agreement, or any successor thereof.
Shares shall mean fully paid-up equity shares of par value of Rs. 10/- each in the Borrower.
Share Pledge Agreement shall mean the agreement entered into or to be entered into between the Borrower, Rampia Coal Mine and Energy Private Limited and the Security Trustee for pledge of shares held by the Borrower in the Rampia Coal Mine and Energy Private Limited in favour of the Security Trustee.
Sponsor shall mean Sterlite Industries (India) Limited.
Sponsor Support shall have the meaning given to the term in the Sponsor Support Agreement.
Sponsor Support Agreement shall mean the agreement entered into between the

Sponsor, the Borrower, the Security Trustee and the Facility Agent.
SWIFT shall mean Society for Worldwide International Financial Telecommunications.
Tangible Networth shall mean Equity plus the amounts standing to the credit of the reserves of the Borrower (including, without limitation, any share premium account and any credit balance on the accumulated profit and loss account) minus the aggregate of: (a) any debit balance in the profit and loss account or impairment of the issued share capital of the Borrower (except to the extent that deduction with respect to that debit balance or impairment has already been made); (b) revaluation reserves; (c) amounts set aside for dividends or taxation (including deferred taxation); and (d) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets.
Taxes shall mean any and all present and future taxes, including without limitation, gross receipts, sales, turn-over, value added, use consumption, property, income, franchise, capital, occupational, license, excise, interest and documentary stamps taxes, and customs and other duties, assessments, or fees, however imposed, withheld, levied, or assessed by any country or government subdivision thereof or any other taxing authority.
Total Debt Gearing shall mean the ratio derived by dividing Total Outside Liabilities with Tangible Networth.
Total Outside Liabilities shall mean the aggregate of all present and future obligation (whether actual or contingent) of the Borrower to pay or repay money including, without limitation:
(a)	amounts raised under any transaction having the financial effect of a borrowing under the Indian GAAP;

(b)	the aggregate amount then outstanding of all liabilities of any person to the extent the Borrower guarantees them or otherwise directly or indirectly obligates itself to pay them; and

(c)	all actual liabilities of the Borrower howsoever arising to redeem any of its Shares.
but shall not include any deferred tax liability of the Borrower.

Transaction Documents shall mean each and all of the Project Documents and Financing Documents executed or entered into, or to be executed or entered into, by the Borrower or as the case may be, any other person, in relation, or pertaining, to the transactions contemplated by, or under this Agreement and designated as Transaction Documents by the Facility Agent and each such Transaction Document as amended from time to time.

Trust and Retention Account Agreement shall mean the agreement entered into or to be entered into between the Borrower, the Security Trustee, the Facility Agent and the Account Bank.

Twinstar Preference Shares shall mean 803,230 Redeemable Cumulative Convertible Preference Shares of the Borrower carrying a coupon rate of 2% of Rs. 10/- each fully paid up in cash amounting to Rs 8,032,300/- held by Twinstar Infrastructures Limited.

Unit shall mean a unit of the Project having an anticipated nominal capacity of six hundred megawatts (600 MW).

Unreimbursed Drawings shall mean all amounts paid by the Issuing Bank towards the Claimed Amount and cost, charges, expenses, etc. in relation to invocation of any Letter(s) of Commitment that may not have been reimbursed by the Rupee Lenders or the Borrower.

Unsatisfied CP Notice shall have the meaning specified in Section 5.4.1.1(iii).

Unutilized Earmarked Amount with respect to a Rupee Lender shall mean its Earmarked Amount less the sum of: (i) the sum of its Participating Interests in all the Letters of Commitment; (ii) the aggregate of the face value of all individual Letters of Commitment issued by such Rupee Lender under Section 12.1A; and (iii) any Disbursements in accordance with Section 12.1.4.

Unutilized LOC Amount with respect to a Rupee Lender shall mean its LOC Amount less the sum of: (i) the sum of its Participating Interests in all the Letters of Commitment; (ii) the aggregate of the face value of all individual Letters of Commitment issued by such Rupee Lender under Section 12.1A; and (iii) any reduction in the LOC Amount due to any Disbursements in accordance with Section 12.1.4.

US Dollars or US$ means the lawful currency from time to time of the United States of America.
1.2	Principles of Construction
In this Agreement:
(A)	reference to an Account includes a reference to any sub-account of that Account;

(B)	reference to an “amendment” includes a supplement, modification, novation, replacement or re-enactment and “amended” is to be construed accordingly;

(C)	a reference to “assets” include all properties whatsoever both present and future, (whether tangible, intangible or otherwise) (including Intellectual Property and Intellectual Property Rights), investments, cash-flows, revenues, rights, benefits, interests and title of every description;

(D)	a reference to “authorisation” includes an authorisation, consent, clearance, approval, permission, resolution, licence, exemption, filing and registration;

(E)	a reference to “control” includes the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(F)	a reference to “encumbrance” includes a mortgage, charge, lien, pledge, hypothecation, Security Interest or any lien of any description whatsoever;

(G)	unless the context otherwise requires, the singular includes the plural and vice versa;

(H)	headings and the use of bold typeface shall be ignored in its construction;

(I)	a reference to a Section or Schedule is, unless indicated to the contrary, a reference to a section or schedule to this Agreement;

(J)	references to this Agreement shall be construed as references also to any separate or independent stipulation or agreement contained in it;

(K)	the words “other”, “or otherwise” and “whatsoever” shall not be construed ejusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to;

(L)	references to the word “includes” or “including” are to be construed without limitation;

(M)	references to a person shall include such person’s successors and permitted assignees or transferees;

(N)	all references to agreements, documents or other instruments include (subject to all relevant approvals) a reference to that agreement, document or instrument as amended, supplemented, substituted, novated or assigned from time to time;

(O)	words importing a particular gender include all genders;

(P)	any reference to a public organisation shall be deemed to include a reference to any successor to such public organisation or any organisation or entity which has taken over the functions or responsibilities of such public organisation;

(Q)	references to “Party” means a party to this Agreement and references to “Parties” shall be construed accordingly;

(R)	references to any law shall include any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, authorisation, or any published directive, guideline, requirement or governmental restriction having the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, whether in effect as of the date of the Financing Documents or thereafter and each as amended from time to time;

(S)	capitalised terms and expressions not defined herein shall have the meanings specified in the Financing Documents;

(T)	words and abbreviations, which have, well known technical or trade/commercial meanings are used in the Agreement in accordance with such meanings;

(U)	“repayment” includes “redemption” and vice-versa and repaid, repayable, repay, redeemed, redeemable and redemption shall be construed accordingly; and

(V)	In the event of any disagreement or dispute between the Lenders and the Borrower regarding the materiality of any matter including any event, occurrence, circumstance, change, fact, information, document, authorisation, proceeding, act, omission, claims, breach, default or otherwise, the opinion of the Lenders as to the materiality of any of the foregoing shall be final and binding on the Borrower.

SCHEDULE II
LENDERS, LENDING OFFICE AND COMMITMENT
Part A- Rupee Lenders

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
1.	State Bank of India,	1540.0	923.4	48.6
Project Finance—SBU

Address:
Corporate Centre, Floor-3, State Bank Bhavan, Madame Cama Road, Nariman Point, Mumbai — 400021

Attn: Deputy General Manager

Fax: 022—22883021

Telephone No.:022-2274 0370

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
2.	IDBI Bank Limited	569.0	430.92	22.68

Address: IDBI Bank Ltd., ICG-PAD, IDBI Tower, 12th Floor, WTC Complex, Cuffe Parade. Mumbai — 400 005 Attn: Deputy. General Manager.

Fax: 022-2218 3880/ 2215 5742

Telephone No.: 022-6655 2098/ 6655 2359

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
3.	Punjab National Bank	405.0	192.375	10.125

Address:
Large Corporate Branch, Maker Tower ‘E’, Ground floor Cuffe Parade, Mumbai 400 005

Attn: Deputy General Manager

Fax: 022-2218 0403/8451

Telephone No.: 022-2215 2058/2218 0752

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
4.	Andhra Bank	100.0	0	0

Address: Corporate Finance Branch, 16-B, Earnest House, 16th Floor 194, NCPA Marg, Nariman Point, Mumbai – 400 021. Attn: Asst. General Manager, Fax: 022-2288 5841

Telephone No.: 022-2288 4877

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
5.	United Bank of India	200.0	95.0	5.0
Address:
Mumbai Branch,
United Bank of India Building. 25, Sir P M Road, Fort. Mumbai 400 001

Attention: Assistant General Manager

Fax: 022 2288 6909

Telephone No.: 022 22873656/22871261/22871262

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
6.	Life Insurance Corporation of India	350.0	0	0
Address: 6th Floor, Investment Department “Yogakshama” Jeevan Bima Marg, Mumbai 400 021

Attn: Chief (Investment)

Fax: 022 – 22810448

Telephone No.: 022 66593616/22/81

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
7.	Syndicate Bank	200.0	95.0	5.0
	Address: Syndicate Bank, Homji Street, Fort, Mumbai – 400 023. Attn: Dy. General Manager,

	Fax: 022-2267 6354

	Telephone No.: 022-2266 4568/2266 4407

8.	Tamilnad Mercantile Bank Limited	100.0	0	0
	Address: Garodia House, 1st Floor, 101-104, Kazi Syed Street, Mandvi, Mumbai – 400 023. Attn: Chief Manager, Fax: 022-23401667

	Telephone No.: 022-23415624

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
9.	Bank of India	200.0	190.0	10.0

Address: Bank of India Building, Fourth Floor 70-80 Mahatma Gandhi Road Fort, Mumbai – 400 001.

Attn: Deputy General Manager Fax: 022 2267 1718 Telephone No.: 022-2262 3656/2267 1152/ 22610918

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
10.	Canara Bank	100.0	47.5	2.5

Address: Industrial Finance Branch, Canara Bank Building, Adi Marzaban Street, Ballard Estate, Mumbai – 400 038. Attn: Asst. General Manager

Fax: 022-2262 6641 Telephone No.: 022-22666951/22675437/38/ 22625806/22626898

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
11.	Union Bank of India	300.0	0	0

Address: Union Bank of India Building 66/80, Mumbai Samachar Marg, Mumbai–400 023

Attn: Deputy General Manager

Fax: 022 22674135

Telephone No.: 022 2267 4115

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
12.	Corporation Bank	200.0	190.0	10.0

Address: Industrial Finance Branch, Bharat House, Ground Floor, 104, B. S. Marg, Fort, Mumbai – 400 023.

Attn: Asst. General Manager Fax: 022-2267 5309

Telephone No.: 022-2267 0030

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
13.	Allahabad Bank	350.0	166.25	8.75

	Address: Industrial Finance Branch, 17, R. N. Mukherjee Road. Kolkata – 700 001

	Attn: Asst. General Manager

	Fax: 033-2213 1004

	Telephone No.: 033-2213 1007/2213 1002

14.	Oriental Bank of Commerce	150.0	142.5	7.5

	Address: Maker Tower ‘E’, 18th Floor, Cuffe Parade, Mumbai 400 005

	Attn: Deputy General Manager

	Fax: 022 22153533

	Telephone No.: 022 22189337/ 22154656

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
15.	UCO Bank	405.0	192.375	10.125

Address: Flagship Corporate Branch Mafatlal Centre, 1st floor Nariman Point, Mumbai 400 021

Attn: Deputy General Manager

Fax: 022 2202 5338/ 4054 9122

Telephone No.: 022 4054 9101

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
16.	Jammu and Kashmir Bank Limited	200.0	95.0	5.0

Address: The Jammu & Kashmir Bank Ltd. 79-A, Mehta House Bombay Samachar Marg, Fort, Mumbai – 400001

Attn: Branch Head Fax: 022 6656 5975

Telephone No.: 022 22610056/ 6659 5971-74

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
17.	Central Bank of India	100.0	47.5	2.5

	Address: Corporate Finance Branch, 1st Floor, Central Bank Building, M.G. Road, Fort, Mumbai – 400023

	Attn: Deputy General Manager

	Fax: 022-4078 5840 Telephone No.: 022-2265 3010/ 4078 5801

18.	The Bank of Rajasthan Limited	100.0	47.5	2.5

	Address: 18/20, Jeevan Jyoti Building, Cawasji Patel Street, Fort. Mumbai – 400 001.

	Attn: Asst. Vice President, Fax: 022-22873471 Telephone No.: 022-32520560/32603987/ 32922022

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
	Total	5569.0	2855.32	150.28
Part B — Issuing Bank

Issuing Bank	Commitment
1.	State Bank of India Address: 23, J.N. Heredia Marg, Ballard Estate, Mumbai – 400 001 Attn: Deputy General Manager Fax: 022-2267 9030 Telephone No.: 022 66356611/ 22671916	To issue Letter(s) of Commitment upto a maximum of Rs. 2600,00,00,000/- (Rupees Twenty Six Hundred Crores Only).

Provided that the Issuing Bank shall not issue any Letter of Commitment if the issue of such Letter of Commitment results in the aggregate of the Participating Interests of all Rupee Lenders (other than State Bank of India) under all Letter(s) of Commitment issued by it under this Agreement to exceed Rs. 1400,00,00,000/- (Rupees Fourteen Hundred Crores Only).

SCHEDULE III
CLEARANCES
1.	Final approval of the Orissa Electricity Regulatory Commission for the tariff to be paid under the PPA where required under Applicable Law.

2.	Environmental Clearance(s) from the Ministry of Environment and Forests, Government of India for the setting up and operation of the Project (including intake channel).

3.	Clearance in connection with the height of the chimney(s) from the Airports Authority of India.

4.	All consents and permissions required for supply of requisite water for the Project from Hirakud dam or any other source.

5.	Registration from the Provident Fund Commissioner.

6.	Registration under Section 7 of the Contract Labour (Regulation and Abolition) Act, 1970.

7.	Import licenses from the Director General of Foreign Trade for automatic clearance for the import of capital goods and raw materials.

8.	Sales Tax Registration, Government of Orissa.

9.	Insurance policy under the Public Liability Insurance Act, 1991.

10.	Applicable town planning/ local authority approval for construction, if required.

11.	Rights of Way for project roads, access roads, water intake/outlet and coal transportation from the concerned private parties.

12.	Approval of the Labour Commissioner under the Employees State Insurance Act, 1948, if applicable.

13.	Pollution Control Board approvals with respect to air and water pollution for the commencement of construction and for operation.

14.	Consent of Chief Controller of Explosives, Nagpur and Home Department, Government of Orissa/District Magistrate for the storage, possession and use of explosives, and also for fuel and flammable gas if required.

15.	Approval for communications facilities (wireless) from the Department of Telecommunications, Ministry of Communication and Information Technology, Government of India, if required.

16.	Authorization to collect, treat, store and dispose of waste (including fly ash).

17.	Permissions from the appropriate fire authorities, if applicable.

18.	All necessary requisite approval/s under Factories Act, 1948 and from Chief Inspector of Factories including in relation to fire fighting.

19.	Approvals from the Electrical Inspectorate or other relevant authorities in respect of equipment.

20.	Certificate of Importer-Exporter Code from the Ministry of Commerce, Government of India.

21.	Coal Block Allocation from the Ministry of Coal, Government of India, dated for allocation of the Coal Mines.

22.	Central Excise Registration Certificate from Ministry of Finance (Department of Revenue) for manufacturing of excisable goods.

23.	Railway Approval for proposed private siding near the Project Side to service the Project.

24.	Permission under S. 281(1)(ii) of the Income Tax Act, 1961.

25.	Any other clearances required as may be specified by the Facility Agent.

SCHEDULE IV
REPAYMENT SCHEDULE

		Amount of Loan
		repayable to the
Installment		Lenders (in
Number	Quarter	percentage)
1	First Repayment Date — 1st quarter	1.25%

2	2nd quarter	1.25%

3	3rd quarter	1.25%

4	4th quarter	1.25%

5	5th quarter	1.25%

6	6th quarter	1.25%

7	7th quarter	1.25%

8	8th quarter	1.25%

9	9th quarter	1.25%

10	10th quarter	1.25%

11	11th quarter	1.25%

12	12th quarter	1.25%

13	13th quarter	1.25%

14	14th quarter	1.25%

		Amount of Loan
		repayable to the
Installment		Lenders (in
Number	Quarter	percentage)
15	15th quarter	1.25%

16	16th quarter	1.25%

17	17th quarter	1.25%

18	18th quarter	1.25%

19	19th quarter	1.25%

20	20th quarter	1.25%

21	21st quarter	1.25%

22	22nd quarter	1.25%

23	23rd quarter	1.25%

24	24th quarter	1.25%

25	25th quarter	1.25%

26	26th quarter	1.25%

27	27th quarter	1.25%

28	28th quarter	1.25%

29	29th quarter	1.25%

30	30th quarter	1.25%

31	31st quarter	1.25%

32	32nd quarter	1.25%

33	33rd quarter	1.25%

34	34th quarter	1.25%

		Amount of Loan
		repayable to the
Installment		Lenders (in
Number	Quarter	percentage)
35	35th quarter	1.25%

36	36th quarter	1.25%

37	37th quarter	1.25%

38	38th quarter	1.25%

39	39th quarter	1.25%

40	40th quarter	1.25%

41	41st quarter	1.25%

42	42nd quarter	1.25%

43	43rd quarter	1.25%

44	44th quarter	1.25%

45	45th quarter	1.25%

46	46th quarter	1.25%

47	47th quarter	1.25%

48	48th quarter	41.25%

SCHEDULE V
FORM OF PARTICIPATING INTEREST NOTICE
[Letterhead of the Issuing Bank]
To: [Rupee Lenders]
Re: Participating Interest Notice for LOC
This notice is delivered pursuant to the Common Rupee Loan Agreement, dated as of                     , among the Rupee Lenders, the Issuing Bank, the Facility Agent, the Security Trustee and the Borrower (“Agreement”). Capitalized terms used herein without definition shall have the meaning specified in the Agreement.
Pursuant to Section 12.1.1 of the Agreement, the undersigned (the “Issuing Bank”) hereby notifies you that a Letter of Commitment for a face value of Rs.                     - has been issued by the Issuing Bank in favour of                                          on                    - in accordance with the terms of the Agreement. We hereby notify you that the Participating Interest of the Rupee Lenders in the Letter of Commitment will be as follows:

Name of Rupee Lender	Participating Interest
[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]

OR (for notifying revised Participating Interest)
Pursuant to Section 12.1.1 of the Agreement and pursuant to request received by us from [                    ] [insert name of Rupee Lender] on [                    ] [insert date], the undersigned (the “Issuing Bank”) hereby notifies you that a Letter of Commitment for a face value of Rs.                      has been issued by the Issuing Bank in favour of                      on                      in accordance with the terms of the Agreement. We hereby notify you that the revised Participating Interest of the Rupee Lenders in the Letter of Commitment will be as follows:

Name of Rupee Lender	Participating Interest (revised)
[•]	[•]
[•]	[•]
[•]	[•]
The Participating Interest Notice dated                      issued by the Issuing Bank is hereby revoked/cancelled in terms of the Agreement. This revised Participating Interest Notice shall be effective upon receipt of confirmation from the Rupee Lenders named in the original Participatory Interest Notice and this revised Participating Interest Notice.

[Name]
By

Name:

Title:

Date:

SCHEDULE VI
FINANCING DOCUMENTS
1.	Common Rupee Loan Agreement;

2.	Foreign Currency Facility Agreement;

3.	Trust and Retention Account Agreement;

4.	Intercreditor Agreement;

5.	Borrower’s confirmation letter in respect of the Intercreditor Agreement;

6.	Sponsor Support Agreement;

7.	Facility Agent Agreement;

8.	Security Documents; and

9.	Any other agreement for financing designated as a Financing Document by the Facility Agent.

SCHEDULE VII
FINANCING PLAN

	Rupees.	Percentage
Particulars	Crore	(%)
Capital Contribution — Equity Capital	2050	25%
Senior Debt Finance — Term Loans	6150	75%
Total	8200	100%

SCHEDULE VIII
PROJECT SCHEDULE

Particulars	Start	Completion
Advance Payment Date	Day 0 (Nov. 30, 2006)

Civil Works	Day 0 + 2 mths	Day 0 + 20 mths

Technical & Engineering	Day 0	Day 0 + 15 mths

Manufacturing & Delivery	Day 0 + 4 mths	Day 0 + 29 mths

Installation of Equipment	Day 0 + 13 mths	Day 0 + 38 mths

Unit I Trial Runs	Day 0 + 30 mths	Day 0 + 33 mths

Unit II Trial Runs	Day 0 + 33 mths	Day 0 + 36 mths

Unit III Trial Runs	Day 0 + 36 mths	Day 0 + 39 mths

Unit IV Trial Runs	Day 0 + 39 mths	Day 0 + 42 mths

Commercial Operation Date (Unit I)	Day 0 + 33 mths (September 1, 2009)

Commercial Operation Date (Unit II)	Day 0 + 36 mths (December 1, 2009)

Commercial Operation Date (Unit III)	Day 0 + 39 mths (March 1, 2010)

Commercial Operation Date (Unit IV)	Day 0 + 42 mths (June 1, 2010)

Particulars	Start	Completion
Total Implementation Period	42 Months (June 2010)

SCHEDULE IX
BASE CASE
PROFIT & LOSS ACCOUNT

	31-	31-	31-	31-
Profit & Loss	Mar-	Mar-	Mar-	Mar-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-
Account	07	08	09	10	Mar-11	Mar-12	Mar-13	Mar-14	Mar-15	Mar-16	Mar-17	Mar-18	Mar-19	Mar-20	Mar-21	Mar-22	Mar-23
Revenue
Revenue from Tariff — GRIDCO	0.00	0.00	0.00	461.40	868.00	882.17	898.47	907.37	921.29	936.15	951.97	968.81	986.69	1005.67	1025.78	1047.08	1077.01
Revenue from Sale to others	0.00	0.00	0.00	342.17	2326.73	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59
Interest Income on DSRA & Cash Balance	0.00	0.00	0.00	0.00	3.20	7.53	7.25	6.98	6.70	6.42	6.15	5.87	5.59	5.32	5.04	4.76	4.64
Total Revenue	0.00	0.00	0.00	803.57	3197.92	3353.30	3369.31	3377.94	3391.58	3406.16	3421.71	3438.27	3455.88	3474.58	3494.42	3515.43	3545.24
Expenditure
Fuel Cost	0.00	0.00	0.00	313.41	1249.20	1355.64	1409.87	1466.26	1524.91	1585.91	1649.35	1715.32	1783.93	1855.29	1929.50	2006.68	2086.95
O&M Expense	0.00	0.00	0.00	58.41	232.85	252.69	262.80	273.31	284.24	295.61	307.44	319.73	332.52	345.82	359.66	374.04	389.00
Orissa Cess on sale outside state	0.00	0.00	0.00	9.78	66.48	70.39	70.39	70.39	70.39	70.39	70.39	70.39	70.39	70.39	70.39	70.39	70.39
Total Expenditure	0.00	0.00	0.00	381.60	1548.52	1678.72	1743.05	1809.96	1879.54	1951.91	2027.17	2105.44	2186.84	2271.50	2359.54	2451.11	2546.34

	31-	31-	31-	31-
Profit & Loss	Mar-	Mar-	Mar-	Mar-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-
Account	07	08	09	10	Mar-11	Mar-12	Mar-13	Mar-14	Mar-15	Mar-16	Mar-17	Mar-18	Mar-19	Mar-20	Mar-21	Mar-22	Mar-23
PBDIT	0.00	0.00	0.00	421.97	1649.40	1674.58	1626.26	1567.98	1512.04	1454.25	1394.54	1332.83	1269.04	1203.08	1134.87	1064.32	998.90
Interest
Interest on Loan	0.00	0.00	0.00	179.43	716.68	701.10	664.20	627	590.40	553.50	516.60	479.70	442.80	405.90	369.00	332.10	294.54
Interest on WC	0.00	0.00	0.00	13.05	44.61	47.24	48.22	49	50.15	51.21	52.32	53.48	54.70	55.98	57.31	58.71	60.27
Total Interest	0.00	0.00	0.00	192.47	761.30	748.34	712.42	676	640.54	604.71	568.92	533.18	497.50	461.88	426.31	390.81	354.81

PBDT	0.00	0.00	0.00	229.49	888.10	926.24	913.84	892	871.50	849.55	825.62	799.65	771.54	741.20	708.56	673.51	644.09
Depreciation	0.00	0.00	0.00	104.28	404.94	422.89	422.89	423	422.89	422.89	422.89	422.89	422.89	422.89	422.89	422.89	422.89
PBT	0.00	0.00	0.00	125.21	483.16	503.35	490.96	469	448.61	426.66	402.74	376.76	348.65	318.32	285.67	250.63	221.21
Tax	0.00	0.00	0.00	14.19	54.74	57.03	55.63	53	50.83	48.34	45.63	42.69	39.50	36.07	32.37	28.40	25.06
Deferred Tax	0.00	0.00	0.00	28.37	109.48	114.06	111.25	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

PAT	0.00	0.00	0.00	82.65	318.93	332.26	324.08	416	397.78	378.32	357.11	334.07	309.15	282.25	253.31	222.23	196.14

Projected Cash Flow of the Company

	31-
Cash Flow	Mar-	31-	31-	31-	31-	31-	31-`	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-
Statement	07	Mar-08	Mar-09	Mar-10	Mar-11	Mar-12	Mar-13	Mar-14	Mar-15	Mar-16	Mar-17	Mar-18	Mar-19	Mar-20	Mar-21	Mar-22	Mar-23
Inflows
Cash flow from Operations	0.00	0.00	0.00	186.93	723.88	755.15	746.97	838.45	820.67	801.21	779.99	756.96	732.03	705.14	676.19	645.12	619.03
Deferred Tax	0.00	0.00	0.00	28.37	109.48	114.06	111.25	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Equity	512.06	102.94	728.80	636.28	69.92	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Subordinate Loans	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Senior Loans	0.00	901.12	3130.29	1908.83	209.76	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Working capital Finance	0.00	0.00	0.00	296.37	123.00	10.06	8.92	8.29	9.22	9.66	10.11	10.58	11.08	11.59	12.13	12.69	14.19
Total inflows	512.06	1004.06	3859.09	3056.79	1236.03	879.27	867.14	846.74	829.89	810.86	790.11	767.54	743.11	716.73	688.32	657.80	633.23

Outflows
Capital Expenditure	512.06	1004.06	3859.09	2432.87	251.12	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Loan Repayments-Senior Loans	0.00	0.00	0.00	0.00	153.75	307.50	307.50	307.50	307.50	307.50	307.50	307.50	307.50	307.50	307.50	307.50	329.46
Loan Repayments-Subordinated Loans	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Increase in Current Assets	0.00	0.00	0.00	395.16	164.00	13.42	11.90	11.05	12.30	12.88	13.48	14.11	14.77	15.45	16.17	16.91	18.93

	31-
Cash Flow	Mar-	31-	31-	31-	31-	31-	31-`	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-
Statement	07	Mar-08	Mar-09	Mar-10	Mar-11	Mar-12	Mar-13	Mar-14	Mar-15	Mar-16	Mar-17	Mar-18	Mar-19	Mar-20	Mar-21	Mar-22	Mar-23
Total outflows	512.06	1004.06	3859.09	2828.03	568.87	320.92	319.40	318.55	319.80	320.38	320.98	321.61	322.27	322.95	323.67	324.41	348.39
Opening cash	0.00	0.00	0.00	0.00	228.76	640.31	908.09	1105.30	1282.95	1442.51	1582.47	1701.05	1796.45	1866.76	1910.00	1924.12	1906.97
Additions	0.00	0.00	0.00	228.76	667.16	558.36	547.74	528.18	510.09	490.49	469.12	445.93	420.84	393.77	364.65	333.39	284.83
Cash available before DSRA	0.00	0.00	0.00	228.76	895.92	1198.67	1455.84	1633.49	1793.05	1933.00	2051.59	2146.99	2217.29	2260.53	2274.65	2257.51	2191.81
Transfer to DSRA Account	0.00	0.00	0.00	0.00	255.61	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	0.93
Equity Dividend paid	0.00	0.00	0.00	0.00	0.00	299.80	359.76	359.76	359.76	359.76	359.76	359.76	359.76	359.76	359.76	359.76	359.76
Closing balance	0.00	0.00	0.00	228.76	640.31	908.09	1105.30	1282.95	1442.51	1582.47	1701.05	1796.45	1866.76	1910.00	1924.12	1906.97	1831.11

SCHEDULE X
CONSTRUCTION BUDGET

	30-Jun-09	30-Sep-09	31-Dec-09	31-Mar-10	30-Jun-10	Total
Land, Site Development and Non-EPC cost	30.00	5.00	5.00	5.00	5.00	50.00
Civil & Structural Works other than EPC	0.00	0.00	0.00	0.00	0.00	0.00
EPC Cost	2000.00	1500.00	800.00	700.00	555.24	5555.24
Balance of Plant(including Coal Mine)	750.00	250.00	100.00	100.00	104.00	1304.00
Preliminary & Pre-operative Expenses	100.10	47.00	0.00	0.00	0.00	147.10
Contingencies	30.00	30.00	30.00	30.00	37.50	157.50
Margin Money for WC	0.00		0.00	0.00	140.79	140.79
Total project Cost	2910.10	1832.00	935.00	835.00	842.53	7354.64
IDC			845.36			845.36
Total Project Cost including IDC			Total			8200.00

SCHEDULE XI
ESTIMATED PROJECT COST

Particulars	(Rs. in crore)
Land & site development etc.	50.00
EPC Cost	5555.24
Transmission Line	400.00
Railway Line (MGR)	504.00
Water Line	125.00
Ash Pond	50.00
Township	75.00
Captive Coal Block Dev. Contribution	150.00
Total Hard Cost (incl. of Land) (A)	6909.24
Preoperative Expenditure (B)	146.58
Interest During Construction Period (C)	707.37
Contingencies (D)	296.24
Margin Money for working capital (E)	140.57

Total Cost (A + B + C + D + E )	8200.00

SCHEDULE XII
NOMINEE DIRECTORS
1.	The Borrower acknowledges and consents to the right of the Lenders to appoint to the Board and replace from time to time while the Facility is outstanding directors of the Borrower in accordance with the provisions of this Agreement (“Nominee Directors”) /or an observer (the “Observer”) on behalf of all the Lenders, and will take all corporate action to effectuate such right (including, without limitation, amending the Borrower’s articles of association). Such appointment shall be in accordance with the Intercreditor Agreement.

2.	The Nominee Directors shall:
(a)	not be required to hold qualification shares nor be liable to retire by rotation.

(b)	any expenditure incurred by the Lenders and/ or the Nominee Directors in connection with their appointment of directorship shall be borne and payable by the Borrower.

(c)	be appointed members of committees of the Board, if so desired by the Lenders.
3.	The Nominee Directors and the Observer(s) shall be entitled to receive all notices, agenda, etc. and to attend all General Meetings and Board Meetings and Meetings of any committees of the Board of which they are members.

4.	If, at any time, the Nominee Director is not able to attend a meeting of the Board of Directors or any of its committees of which he is a member, the Lenders may depute an Observer to attend the meeting. The expenses incurred by the Lenders in this connection shall be borne and payable by the Borrower.

5.	The Nominee Directors/the Observers shall furnish to the Lenders reports of the proceedings of all such meetings and the Borrower shall not have any objection to the same.

6.	The appointment/removal of the Nominee Directors shall be by notice in writing by the Lenders addressed to the Borrower and shall (unless otherwise indicated by the Lenders) take effect forthwith upon such a notice being delivered to the Borrower.

7.	The Nominee Directors shall be entitled to all the rights, privileges and indemnities of other Directors including the sitting fees and expenses as are payable by the Borrower to the other Directors, but if any other fees, commission, moneys or remuneration in any form are payable by the Borrower to the Directors in their capacity as Directors, the fees, commission, moneys and remuneration in relation to such Nominee Directors shall accrue to the Lenders in proportion to their respective Facility then outstanding and the same shall accordingly be paid by the Borrower directly for the respective accounts of the Lenders; provided, that if such Nominee Director is an officer of any of the Lenders the sitting fees in relation to such Nominee Director shall accrue to the relevant Lender and the same shall accordingly be paid by the Borrower directly to such Lender for its account. Any expenditure incurred by a Nominee Director or any Lender in connection with such appointment or directorship shall be borne by the Borrower.

8.	The Borrower shall ensure that the Observer shall be entitled to the same indemnities as the Directors and shall be indemnified by the Borrower against any liabilities, losses, damages, claims, penalties, judgments, suits, costs and expenses arising as a result of its actions pursuant to appointment as an Observer.

SCHEDULE XIII
DEED OF ACCESSION
(format)
To:	Lenders

[Insert Address]

To:	Facility Agent

[Insert Address]

To:	Security Trustee

[Insert Address]

Cc:	Borrower

[Insert Address]
THIS DEED OF ACCESSION (the “Deed”) dated                                          is supplemental to the common rupee loan agreement (the “Common Rupee Loan Agreement”) dated                                          between the Borrower, the Facility Agent, the Security Trustee and the Lenders. Words and expressions defined in the Common Rupee Loan Agreement have the same meaning when used in this Deed of Accession.
[Name of the new Lender] of [address] has entered into / acceded to the Common Rupee Loan Agreement with the Borrower for extending financial assistance by way of                      for a sum of                      (Facility).

[Name of the new Lender] of [address] hereby agrees with each other Person who is or who becomes a Party to the Common Rupee Loan Agreement that with effect on and from the date hereof, it shall be a party to the Common Rupee Loan Agreement as a Lender and shall assume and perform all obligations applicable to it and specified therein.
[Name of the new Lender] of [address] hereby appoints each agent to act as its agent as provided in the Common Rupee Loan Agreement, the Financing Documents and the Security Documents and agrees to be bound by such Agreement thereto.
Upon execution of this Deed, Part A of Schedule II of the Common Rupee Loan Agreement shall be amended and restated as set out in the attached Annexure.
Address for notices of the [new Lender] for the purposes of Section 21.3 of the Common Agreement is:

Signature of authorised Signatory for
and on behalf of the [new Lender]
ANNEXURE
Part A — Rupee Lenders

	Name of Lender,	Rupee	Earmarked Amount
	registered office and	Commitment
	branch details and	Amount (in Rupees	LC	Devaluation
Sr. No.	Lending Office	Crores)	Amount	Amount
1.	[•]	[•]	[•]	[•]

SCHEDULE XIV
LENDERS ENGINEER SCOPE OF WORK
Sterlite Energy Limited (SEL)
Scope of Services for Lenders Independent Engineer (LIE)
The Scope of LIE Services is broadly mentioned as below. However, the Scope shall not be limited to what is specified here & it is the sole responsibility of the LIE to provide the LIE Services as required for successful completion and operation of 4*600 MW Coal based Thermal Power Plant at Jharsuguda, Orissa.
The Scope of Services is divided into four phases:

Phase I	Project Review and Assessment (Until Financial Closure)
Phase II	Construction Monitoring
Phase III	Performance Testing
Phase IV	Annual Operational Review
Phase I: Project Review and Assessment (Until Financial Closure)
The Lenders Independent Engineer shall provide professional engineering consultancy services to the Lenders or other party so designated by the Sponsors and approved of by the Lenders in writing as well as SEL (the “Clients”).The Lenders Independent Engineer’s review and recommendation (where appropriate) shall include, but will not be limited to, the following:

A.	Plant Design Requirements
The Lenders Independent Engineer will assess the compatibility of the design on the basis of following:
*	Requirement of Power Purchase Agreement/s (PPA)

*	Plant operating requirements

*	Site characteristics and its acceptability for the development proposed

*	Fuel Characteristics

*	Off-site transport requirements

*	Evacuation requirements

*	Compliance with statutory regulations

B.	Design of Project Facilities
The Lenders Independent Engineer will review the conceptual design of major on-site facilities included within the Project boundary as well as Project-related off-site facilities such as those associated with the transmission of electric power to the procurers, transmission line, coal transportation /MGR facility, fuel but not to include, make-up water, wastewater and water etc.
Major equipment components and systems will be reviewed by mechanical, electrical, civil / structural, and environmental engineers for Boiler, turbine and Generator (BTG) including its Control system and any other major critical equipment/system, with regard to:
*	Capability of design to perform as required in all anticipated operating modes meeting all health and safety standards.

*	Capability of design to meet plant availability and reliability requirements.

*	Conformance of design with “good engineering practice”, i.e. industry standards.

*	Any major equipment component or system design feature that does not appear to meet design, performance or operating requirements or fails to adhere to good engineering practice will be identified. The Lenders Independent Engineer will provide an opinion on the quality of the design and equipment with respect to their effect on the anticipated service life of the facility, the degree of maintenance needed to meet performance requirements, long-term availability, and anticipated performance degradation over the term of the Client’s interest in the Project.

*	The extent to which each major equipment component proposed for the Project has been operating commercially under similar conditions and comment on the anticipated impact of limited operating experience, where applicable, on plant performance including expected plant degradation.

*	For any information not available, the Lenders Independent Engineer will note the significant issues requiring review, which could not be addressed at this time.
The above scope comprise broadly review of the following:
*	Design Criteria and Design Basis Reports

*	Plot Plan & Equipment floor drawings of all the systems

*	Design Calculations
The purpose of this review would be to determine if the equipment can meet the project requirements and to identify any risks associated with the project as planned.

C.	EPC and other Packages
The Lenders Independent Engineer will review the following elements relating to the EPC and other various equipment packages:
*	Scope of supply of EPC and other various equipment packages including water supply pipeline contract, transmission line contract, coal transportation / MGR facility construction contract etc.

*	Assessment of EPC contractor and other subcontractors, equipment suppliers based on their past experience, projects executed with similar technology, operational parameters of projects already implemented alongwith period of operations etc.

*	Terms and conditions (including a comparison with terms and conditions of PPA with regards to performance guarantees, force majeures, damages for delays etc. and potential liabilities arising thereon)

*	Integration issues between the EPC and other various equipment packages

*	Technical provisions associated with equipment supplier’s responsibilities

*	Provisions for provisional and final acceptance.

*	Provisions for qualifying and selecting sub-contractors.

*	Provisions for liquidated damages

*	Limits on total liability and individual liability caps.

*	Change order procedures.

*	Quality assurance measures

*	The procedures to develop, review, and approve periodic drawdown requests.

*	Scheduling and lay down provisions for interconnecting to off-site (out-of-scope) facilities.

*	Evaluation of project schedule and potential for delays, damages or force majeure provisions for spares.

D.	Construction Schedule
The Lenders Independent Engineer will review the proposed construction milestone schedule for the Project and determine that adequate provisions have been made for the following:
*	Design

*	Equipment procurement

*	Equipment fabrication

*	Shipment / Transportation

*	Installation

*	Start-up

*	Testing

*	Unknown or variable elements in the schedule

E.	Total Project Cost Estimate
The Lenders Independent Engineer will review the following:
*	The EPC and various other equipment suppliers’ scope of supply and corresponding cost estimate methodology.

*	The EPC / civil works contracts and corresponding cost estimate methodology.

*	Assessment of the EPC and other equipment packages finalized for optimization of performance and costs

*	The taxes, levies, freight and inflation indexation applicable to the EPC and other equipment suppliers’ costs

*	Identify major equipment not covered in the EPC and other equipment packages finalized and cost impact, if any.

*	Assess the methodology used to develop the total Project cost estimate.

*	Compare the total Project cost estimate to that of similar projects.

*	Evaluate to what extent cost items are based on estimates versus an actual fixed price and identify those items that are not fixed price along with the possible risk associated with these variables.

*	Opine on the adequacy of the contingency and total project cost estimate.

F.	Drawdown Schedule
The Lenders Independent Engineer will review the drawdown schedule prepared by the Company and comment on whether each monthly/quarterly cash drawdown amount is consistent with the likely Project schedule and requirements under EPC and the various equipment supply contracts.

G.	Review Performance Guarantees
The Lenders Independent Engineer will review and comment on the following:
*	The guarantees provided by EPC and other package suppliers to assess the potential for compliance with the applicable project contracts and permits.

*	The guarantees provided by EPC and other equipment manufacturer to assess the level of support that these equipment guarantees provide to the major package suppliers’ guarantees.

H.	Review Performance Testing Criteria
The Lenders Independent Engineer will review the plant performance test criteria as proposed by the contractor and comment on the following:
*	Adequacy of arrangements made by the company

*	Review of the Performance Test plans and procedures.

*	Reasonableness of performance criteria.

*	Ability of the test to unambiguously demonstrate net power output, total input, emissions, load-following capability, and other characteristics of the Project to determine whether manufacturers’ and contractor’s guarantees are met.

*	Adequacy of the test design.

*	Ability to extrapolate test results over the expected life of the Project.

*	Conformance of test procedures to established codes and standards for testing power plant equipment.

I.	Operations and Maintenance (“O&M”) Arrangements
Based on the O&M arrangements to be undertaken in-house Or through and O&M operator, the Lenders Independent Engineer will review and comment on the following atleast 6 months prior to commencement of operations of Unit 1 of the project:
*	Proposed staffing levels.

*	Provisions for Major and Minor Maintenance

*	The Technical Services Agreement for adequacy.

*	The adequacy of the start-up and long-term operating procedures.

*	The reasonableness of the annual Technical Services Agreement fee.

*	The guarantees, LDs under the Technical Services Agreement and the cap on the LDs.

*	The reasonableness of the proposed training and preventive maintenance programs.

*	Adequacy of projected non-operating days due to maintenance.

*	Risk sharing between Owner and Technical Services Agent.

J.	Non-Fuel Operating and Maintenance Cost Estimate
The Lenders Independent Engineer will review and comment on the O&M cost estimate and comment on its adequacy/ reasonableness.

K.	Technical input to the Project Pro forma/ Financial Model
The Lenders Independent Engineer will review and comment on all inputs to the Proforma which have a technical content, including but not limited to the following:
*	The technical data input to the Client’s or the Owner’s Project Pro forma.

*	The model used to estimate annual fuel and operating costs and annual revenues from the sale of power will be evaluated to determine if it accurately accounts for variation in, but not limited to, ambient temperature, power sales, and estimated plant availability.

*	How well the assumptions and projections made in the Pro Forma are supported by contract guarantees, performance testing, quality of the design and equipment, and the experience of the Project participants.

*	That the model accurately reflects the performance requirements of the Project documents (to include, but not limited to the PPA, EPC and other the Equipment Supply Contracts and O&M arrangements

L.	Project Pro Forma/ Financial Model Sensitivities
The Lenders Independent Engineer will conduct analysis on the Project Pro Forma as directed by the Client. The analysis shall include, but not be limited to, the following:
*	Fuel price increases.

*	Performance shortfalls compared to liquidated damages payments.

*	Determination of acceptable levels of End Finance requirements

M.	Fuel Supply Arrangements, Mining Arrangements & Fuel Transportation
The Lenders Independent Engineer will review the following aspects of the fuel supply and determine:
*	The Primary and Secondary Fuel required for the Project

*	Coal Linkage arrangements

*	Whether the quality of the coal available in the mines meets the standard operating requirements of the equipments supplied for the Project and enables the Project to operate within projections.

*	Coal Block allotment letters

*	Approvals required for commencement of mining operations including availability of mining rights

*	Whether the proportionate mining reserve allocated to the project meets the envisaged requirement for 1000 MW on an annual basis

*	Milestones for satisfactory progress on construction of any fuel supply infrastructure required for delivery of fuel to the Project, identify incompatibilities of any required infrastructure with requirements of Project

*	Any fuel supply infrastructure and/or transportation constraints of any party involved in fuel supply and Project

*	Any terms relating to interruptibility in supply of fuel or availability of fuel.

*	Adequacy of supply arrangements during testing period

*	Adequacy of the Project’s fuel storage capability

*	Adequacy of fuel measurement facilities to satisfy requirement of fuel related agreements

*	Fuel sampling procedures

*	Insurance issues

*	List any required fuel related permits which the Project or fuel related third-parties must obtain in order for the Project to receive delivery of fuel and operate; discuss any issues associated with any of these permits that may affect the Project’s construction schedule or operation

*	Proposed fuel delivery system, delivery schedule, flexibility of delivery schedule, and adequacy of unloading facilities

*	The coal transportation, loading and unloading facilities.

*	Alternative routes for fuel supply

*	Provisions for back-up fuel arrangements

*	The annual quantum of requirement and closest available source for the secondary fuel

*	Any other issues that would be faced while sourcing the fuel for the Project.

N.	Water Supply
The Lenders Independent Engineer will review and comment on the Water Supply arrangements for the Project including, but not limited to, the following:
*	Provisions for sufficient water supply to the project throughout the year and availability of a reliable source of suitable quality water for the full term of the Lenders’ loan

*	Construction water availability

*	Water works for water intake

O.	Power Evacuation Arrangements
The Lenders Independent Engineer will review and comment on the power evacuation arrangements for the Project including, but not limited to, the following:
*	Provisions for sufficient evacuation capacity for all envisaged procurers

*	Feasibility of as also the arrangements for interconnection with regional and national grid

P.	Ash Disposal Arrangements
The Lenders Independent Engineer will review and comment on the ash disposal arrangements for the Project including, but not limited to, the following:

*	Provisions for sufficient space and infrastructure for ash evacuation and disposal from the project

*	Compliance with regulatory guidelines for ash disposal for the thermal power projects

Q.	Consistency of Project Documentation
Considering the interrelationship between the various documents, the Lenders Independent Engineer will review all available Project documentation for the purpose of identifying missing, inconsistent or unresolved issues. The Lenders Independent Engineer will review and comment on:
*	The consistency of the various contract provisions within each of the technical contracts.

*	The capability of the Project as designed to meet the Project operating, contractual and licensing requirements.
For each of the activities in the scope of work the Independent Engineer shall, at all the times, compare with the requirements of the PPA.

R.	Review of Permits and Licenses
The Lenders Independent Engineer will review the permitting schedule and all available permits and licenses or permit/license applications for the project. Independent Engineer will:
*	Assess the capability of the Project as designed to meet the technical requirements specified in the Project’s permits licenses

*	Establish contact with the appropriate environmental or energy regulatory agencies for the purpose of independently identifying and determining the current status of the major permits and licenses to construct and operate the Project.

*	Review permits and approvals required for coal mining of the allotted coal block and preparedness of JV partners for the same

*	Identify what major permits have not been obtained and comment on the likelihood that they may or may not be able to be obtained in a timely manner to support the Project schedule.

*	Assess the adequacy of proposed evacuation facilities for the off take of power.

S.	Environmental Impact Assessment
The Lenders Independent Engineer would review the permits and licenses required for the construction and operation of the facility. The Environmental Impact Assessment report would be reviewed to address the general quality and accuracy of the environmental assessment of the project, the plume and dispersion modeling techniques and the meteorological data used. Guaranteed Emission levels would also be reviewed. The typical environmental issued to be addressed are:
*	Erosion Control Measures and other environmental protection measures during construction

*	Storage and handling of oils and hazardous chemicals during construction and operation.

*	Provisions for disposal of wastes and control of flooding during plant operation.

*	Provisions for control of air pollution emissions during plant operation.

T.	Work Product
*	Preparation and delivery to the Client of:

*	Preliminary reports as required, and a final report at Financial Closure evaluating the proposed Project

*	Attendance at meetings with the Client, and their counsel as needed.

*	Participation in conference calls with Client, and their counsel as needed.

*	Advise and consult with independent insurance consultant.

*	Issue Independent Engineer’s Certificate verifying progress claimed in each periodic cash drawdown request by contractor throughout the construction period, as will be required under the loan documents.

*	Review and comment on:
1)	The contractor’s Loan Requisition Certificate, and

2)	The contractor’s Completion Certificate, and

3)	The testing procedures.

Phase II: Construction Monitoring
The Project will be supervised and monitored on a regular quarterly basis through successful construction and commissioning completion which will include:
*	Attending quarterly Project review meetings to assess quarterly progress in engineering, procurement, and construction activities and to review contractor’s presentation of problem areas.

*	Advising client on possible problems and delays that may arise in future, to ensure timely action to prevent the problems.

*	Advise client immediately of major problems that may arise.

*	Reviewing progress of design effort for compliance with the Project schedule.

*	Reviewing progress of preparation of procurement specification for timely issuance and allowance for lead times.

*	Reviewing progress of issuance of procurement contracts for conformity with the Project Schedule.

*	Reviewing overall procurement contracts progress.

*	Reviewing work plans and quality control procedures.

*	Conducting quarterly on-site visits for observations of the work in progress to determine that the Project is proceeding in general accordance with the Project schedule and the agreed upon design concepts.

*	Advise client on any dispute that arises between contractor and the company.

*	Reviewing quality control reports and field laboratory test reports.

*	Consulting with Client in advance of scheduled major inspections, tests, or start of important phases of work, including witness of major equipment tests at Sub-Contractors sites.

*	Reviewing change orders to the EPC Contract and other Equipment Supply Contracts and informing Client of the amount of change order(s) and its status. Lenders Independent Engineer will apprise the Client if the change has an impact on operations and maintenance of the facility and whether the cost indicated is satisfactory. In addition client shall be advised if design or construction is deviating from the agreed specifications.

*	Issue of Certification of completion of site work in accordance with approved Drawings / specifications

*	Review & approval of EPC contractor’s commissioning schedule, procedure and checklist and ensuring that these are followed
*	Supervision & co-ordination of commissioning and start-up activities

*	Reviewing monthly/quarterly Loan Requisition Certificate and supporting documentation. Reviewing actual budget and schedule against contract budget and schedule. Requesting changes or supplemental information as required to approve drawdown request. Signing monthly/quarterly Consulting Engineer’s Certificate and submitting to the Client.

*	Review and confirm contractor’s punch list items to be identified and completed in accordance with the construction contract. Verify facility is ready to start up and begin performance testing. The Independent Engineers’ representative would be present at site during start-up and commissioning.

*	Conference calls and briefings for the Client

*	Prepare and submit monthly/quarterly written reports to client.

*	After every visit the Independent Engineer would prepare a progress report outlining all activities completed and those scheduled for the coming and an independent assessment of the status. On conclusion of the site visit the Independent Engineer will issue a communication covering their expert recommendation on the request for draw of loan funds.
Phase III: Performance Testing
During performance testing, the Lenders Independent Engineer will:
*	Review test procedures developed by contractor and confirm compliance with applicable test codes and standards and with testing criteria specified in EPC and other Equipment Supply contract.

*	Monitor on site overall plant performance tests including, data collection procedures, testing instrumentation, and plant operating and testing personnel throughout the plant performance test.

*	Review test reports prepared by contractor or contractor’s testing consultant and verify data reduction procedures and correction calculations to EPC and other Equipment Supply Contract guarantee conditions.

*	Submit letter summarizing testing procedures and verifying attainment of each performance guarantee specified in the EPC and other Equipment Supply Contracts. Comment on accuracy of Contractor’s Test Report and identify any discrepancies or errors noted.
*	Monitor successful completion of each punch-list item by telephone. Make one final visit to Project site to verify punch-list items have been completed. Sign and submit Project Completion Certificate. Completion Report to include :
*	Facility design versus actual installation

*	Adequacy of facility interconnection for fuel, power, water and other requirements

*	Compliance with health, safety and other regulatory requirements

*	Confirmation that required governmental permits and licenses have been obtained for construction and operation.

*	Certification of Performance Test Results.
After performance testing Lenders Independent engineer shall:
*	Review of EPC Contractor’s final O&M Manual

*	Review of Plant completion report prepared by EPC Contractor
Phase IV: Annual Operational Review
During commercial operation, the Lenders Independent Engineer will:
*	Review the O&M manuals and comment on their completeness and compatibility to those of similar facilities. In particular, the scheduled maintenance, preventive maintenance, and spare parts programs will be reviewed.

*	Review the O&M training program and the O&M manuals, periodically monitoring actual classroom and hands-on instruction and reporting to lender on the training programs.

*	Review the O&M monthly report issued by the operator. Actual plant performance, heat rate, and on-line availability will be compared to expected performance. Causes for equipment component and plant forced outages will be assessed. Conformance with scheduled maintenance, preventive maintenance, and spare parts programs will be evaluated.

*	Conduct periodic site visits to assess overall operation. During the first visit each year, the operation would be renewed. The station outage records, and any planned modifications for the period since the last visit would be reviewed. One of the site visits will be scheduled to coincide with the annual plant maintenance outage to review the condition of the facility while the plant is shut down.
*	Submit periodic report to the Client, noting recurring problems along with recommendations for improving plant operations.

*	Review the budget and actual expenditure to ensure that operational parameters are generally following the input assumptions in the project pro-forma.
Further, an indicative list of documents to be submitted by SEL to the Lenders and to be reviewed by the Lenders Independent Engineer including inter-alia, the following:
Permits and Licenses:
•	Issued Permits and Permit Applications

•	Licensing Agency Correspondence (As Required)

•	Site Lease or Acquisition Agreement

•	Land Lease Agreement

•	Coal block allotment letters

•	Coal Mining JV agreement
Design and Operating Information:
•	Construction Contracts

•	Facility Design Criteria

•	Site Plan and General Arrangements

•	Electrical Single-Line Diagrams

•	Performance and Acceptance Testing Plan

•	Turbine /Generator Performance Data

•	Major Equipment Specifications and Purchase Orders

•	Auxiliary Power Listing

•	Selected Detailed Design Drawing

•	Construction Methodology and Construction Equipment to be utilized

Reports and Analysis:
•	Environment Impact Analysis

•	Mass Wasting Impact Analysis

•	Energy Output Analysis
Business Information:
•	Financial Model and Supporting Documents

•	Power Purchase Agreement

•	Electrical Interconnection Agreement

•	Operation and Maintenance Plan

•	Project Operating and Management Structure

•	Credit Facility Document
Cost and Schedule:
•	Project Cost Estimates (Detailed)

•	Engineering & Procurement Schedule

•	Construction Schedule

•	Project Schedule

•	Operation and Maintenance Cost Estimates (Including Spare Parts and Plant Staffing)
The Lenders Independent Engineer shall ask the Borrower & Lead Institution for any further documents, if required for execution of the assignment.
The scope of services provided above is not exhaustive and it shall be the sole responsibility of the LIE to render all services required to fulfill the obligations broadly envisaged herein. Further, LIE may have to provide written opinions/clarifications on any of the techno-commercial issues related to the project as requested by the lenders.

SCHEDULE XV
FORMAT OF LETTER OF COMMITMENT
BY SWIFT MT 799
20 TRANSACTION REF
21 RELATED REF
79 NARRATIVE
PLEASE REFER TO YOUR QUOTE DATED .............................. FOR THE FOLLOWING TRANSACTION:
NAME AND ADDRESS OF THE IMPORTER: Sterlite Energy Limited
NAME AND ADDRESS OF THE EXPORTER: SEPCO III Electric Power Construction Corporation
NAME AND ADDRESS OF EXPORTER’S BANK:
DESCRIPTION OF GOODS IMPORTED: Capital Goods
COUNTRY OF ORIGIN OF GOODS: China
SHIPMENT FROM:
SHIPMENT TO:
NAME OF SHIPPING LINE / AIRLINE:
NAME OF THE VESSEL:
AMOUNT OF LOAN:
TENOR:
INTEREST RATE:
MATURITY AMOUNT:
PLEASE EXTEND THE LOAN FOR USD .............................. TO M/S. .............................. FOR THE ABOVE IMPORT TRANSACTION AND REMIT THE AMOUNT TO .............................. (BANKING INFORMATION WHERE THE FUNDS ARE TO BE CREDITED).

WE (NAME OF THE ISSUING BANK/ISSUING RUPEE LENDER) HEREBY UNCONDITIONALLY AGREE TO PAY THE MATURITY AMOUNT UNDER THIS LOAN IN CASE M/S. .............................. FAILS TO REMIT THE AMOUNT ON THE DUE DATE. WE UNDERTAKE TO CREDIT YOUR DESIGNATED ACCOUNT ON DUE DATE AS PER YOUR INSTRUCTIONS IN CASE M/S. .............................. FAILS TO REPAY.

WE HEREBY UNDERTAKE TO PAY YOU ON DEMAND THE MATURITY AMOUNT AND/OR THE AMOUNT OF ANY LOSSES, COSTS OR DAMAGES YOU MAY SUFFER ON OUR FAILURE TO CREDIT YOUR DESIGNATED ACCOUNT ON DUE DATE.

SCHEDULE XVI
MAJOR PROJECT DOCUMENTS
(a)	PPA;

(b)	Fuel Supply Agreements;

(c)	Coal Transportation Agreements;

(d)	Mining JV Agreement;

(e)	Any agreements, documents or instruments entered into by the Borrower or by any Person in its favour in respect of the operation and maintenance of the Project;

(f)	Memorandum of Understanding between Governor of Orissa through Commissioner cum Secretary, Energy Department and the Borrower dated September 26, 2006;

(g)	Offshore Supply Contract between the Borrower and SEPCOIII Electric Power Construction Corporation, dated May 10, 2006 for the Project;

(h)	Onshore Supply Contract between the Borrower and SEPCOIII Electric Power Construction Corporation, dated May 10, 2006 for the Project;

(i)	Offshore Engineering and Technical Services Contract between the Borrower and SEPCOIII Electric Power Construction Corporation, dated May 10, 2006 for the Project;

(j)	Onshore Services and Construction Contract between the Borrower and SEPCOIII Electric Power Construction Corporation, dated May 10, 2006 for the Project;

(k)	Design, Engineering, Supply, Services and Construction Contract for the long distance raw water pumping and delivery system at the Project Site between the Borrower and Simplex Infrastructures Limited dated March 27, 2007;

(l)	All documents reflecting the Borrower’s ownership/title in respect of the site of the Project, Borrower’s title to the fixed assets, easements, water rights and other documents analogous to the above, including but not limited to:
(i)	Lease Deed for industrial plots between Orissa Industrial Infrastructure Development Corporation (Lessor) and the Borrower (Lessee) dated August 7, 2007; and

(ii)	Lease Deed for industrial plots between Orissa Industrial Infrastructure Development Corporation (Lessor) and the Borrower (Lessee) dated December 13, 2006;
(m)	Letter of Award for design, engineering, obtaining statutory approvals from Railways and other relevant authorities, procurement, supply, transportation, unloading, civil works, storage, erection/construction, testing, commissioning and PMC services for Railway Siding to the Project Site issued by the Borrower to Larsen & Tourbo Limited dated June 11, 2008;

(n)	Letter of Award for obtaining Right of Way for 5 (five) tower locations in the Interconnection transmission line between 9 X 135 MW captive power plant and 4 X 600 MW power plant issued by the Borrower to ABB Limited dated October 10, 2008;

(o)	Purchase Order for Interconnection transmission line between 9 X 135 MW captive power plant and 4 X 600 MW power plant issued by the Borrower to ABB Limited dated August 22, 2008;

(p)	Purchase Order for supply of transformer, fire fighting equipment and spares issued by the Borrower to Crompton Greaves Limited dated October 8, 2008;

(q)	Work Order for Interconnection transmission line between 9 X 135 MW Captive Power Plant and 4 X 600 MW Power Plant issued by the Borrower to ABB Limited dated August 22, 2008.

(r)	Any bonds, letters of credit or guarantees, consent agreements, side letters under (a) to (q) above;

(s)	Any other document or agreement with respect to the Project designated as such by the Facility Agent and/or the Lenders Engineer after consultation with the Borrower.

EXHIBIT 1
NOVATION NOTICE

To:	[Insert name of Facility Agent]
[Insert address of Facility Agent]

Attention:	[Insert name of relevant department or title of relevant officer]

and

Sterlite Energy Limited
[Insert address of Borrower]

Attention:	[Insert title of relevant officer of the Borrower]
Sterlite Energy Limited
Common Rupee Loan Agreement dated                      ___, 2009
1.	This Novation Notice relates to the captioned Agreement. Terms defined in the Common Rupee Loan Agreement have the same meaning in this Novation Notice and in particular:

“Existing Lender” means [Insert name of the Existing Lender];

“New Lender” means [Insert name New Lender].

2.	The Existing Lender:
(A)	confirms that, to the extent details appear below under the heading “Rights and/or Obligations to be Novated”, those details accurately summarise the rights and/or obligations which are to be novated and which are, upon delivery of this Novation Notice to the Facility Agent (but subject to paragraph 3 below), cancelled and discharged in accordance with Section 21.8 of the Agreement;
(B)	confirms that any consent, if any, required in accordance with Section 21.8 of the Agreement has been obtained for this novation; and

(C)	gives notice to the undersigned New Lender that the Existing Lender is under no obligation to repurchase all or any part of those rights and/or obligations at any time nor to support any losses suffered by the New Lender.
3.	The undersigned New Lender agrees that it assumes and acquires new rights and/or obligations in accordance with Section 21.8 of the Agreement on and with effect from [______].

4.	The New Lender:
(A)	confirms that, until further notice, its Lending Office and details for communications are set out below;

(B)	agrees to perform and comply with the obligations expressed to be imposed on it by Section 21.8 of the Agreement as a result of this Novation Notice taking effect;

(C)	acknowledges and accepts paragraph 2(C) above;

(D)	if not already a Lender, appoints each agent to act as its agent as provided in the Agreement, the Financing Documents and the Security Documents and agrees to be bound by such Agreement thereto; and

(E)	confirms, on the basis of the facts then known to it, that the novation will not give rise to any requirement for any withholding or increased cost or other cost or expense to the Borrower which would not be incurred by the

Borrower if the novation did not take place.
5.	The above confirmations and documents are given to and for the benefit of and made with each of the other Parties to the Agreement.
Rights and/or Obligations to be Novated
The Existing Lender’s Available Commitment to be novated: Rs. [ ].

This Novation Notice shall be governed by and construed in accordance with the laws of India.
For the Existing Lender

Name:
By:
Authorized Signatory Date:

For the New Lender

Name:
By:
Authorized Signatory Date:

Lending Office
Address:
Facsimile No.:
Telex No.:
Attention:
Agreed for and on behalf of itself as Facility Agent and the other parties to the Agreement

Name:
By:
Authorized Signatory Date

EXHIBIT 2
NOTICE OF DRAWDOWN
To:     [•], as Facility Agent
Cc:     [•]
Notice of Drawdown of the Borrower
Ladies and Gentlemen:
               I, the undersigned Authorized Officer of Sterlite Energy Limited (the “Borrower”), DO HEREBY CERTIFY that:
1.	This certificate is furnished pursuant to Section 5.3.1 of the Common Rupee Loan Agreement, dated as of (the “Common Rupee Loan Agreement”), among the Borrower, the Lenders, the Facility Agent and the Security Trustee. Unless otherwise defined herein, all capitalized terms used herein have the meanings assigned to those terms in the Common Rupee Loan Agreement.

2.	The Borrower has irrevocably requested a Drawdown from [insert name of respective Lender or Lenders] on [insert Business Day] in the amount of [insert amount] in accordance with Section 5.3 of the Common Rupee Loan Agreement (the “Proposed Drawdown”). After giving effect to the Proposed Drawdown, the aggregate principal outstanding is [insert aggregate of all Drawdowns made under the Facility and the Proposed Drawdown].

3.	For the purposes of Section 5 of the Common Rupee Loan Agreement, the Borrower hereby certifies that the following statements are true on the date hereof and that the acceptance by the Borrower of the benefits of the Proposed Drawdown shall constitute a representation and warranty by the Borrower to each of the Lenders and the Facility Agent that as of the date of such Proposed Drawdown:
(a)	All representations and warranties of the Borrower and the other Material Project Participants contained in the Common Rupee Loan Agreement and in the other Transaction Documents are true, complete and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the date hereof and as of the date of the Proposed Drawdown;

(b)	No Event of Default or Potential Event of Default has occurred and is continuing;

(c)	All of the conditions in Section [Insert 7.1/7.2/7.3 as appropriate] of the Common Rupee Loan Agreement have been satisfied and all the necessary certificates and documentation required thereunder is attached herewith or has already been made available to the Facility Agent and the Lenders; and

(d)	The proceeds of the Proposed Drawdown shall be used towards the Project Costs under the Common Rupee Loan Agreement.
4.	If any of the certifications set forth in Clause 3 above shall cease to be valid on, as of or prior to the date of the Proposed Drawdown, the Borrower shall immediately notify each of the Lenders and the Facility Agent in writing.

5.	The Borrower hereby certifies that all proceeds of the equity required to be funded pursuant to Section [ ] of the Sponsor Support Agreement have been made and have been or, as of the date of the Proposed Drawdown will be applied for the following purposes, all of which form a part of the Project Costs as allowed under the Common Rupee Loan Agreement in respect of equity or has been allowed or approved by the Facility Agent and the Lenders in respect of the equity:

Purpose	Amount
6.	The Borrower hereby certifies that both before and after giving effect to the Proposed Drawdown, the ratio of:
(i)	the sum of the principal amount outstanding of all the Facility over

(ii)	the sum of all paid—up Required Equity is not greater than [•].
For the purpose of calculating the abovementioned ratio:
(a)	any Equity invested by or in the Borrower other than for the purposes of the Project or any equity/ shareholding of the Borrower in any Person has be excluded, and

(b)	the calculation of Equity for the purposes of the abovementioned ratio has been done on an unconsolidated basis. By way of illustration, if Rs. 100 is invested into the Borrower by way of equity, of which Rs. 40 is used by the Borrower to subscribe to shares of its subsidiary, only the remainder Rs. 60 has been used for the purposes of calculating Equity.
7.	The Borrower hereby certifies that the sum of: (A) the aggregate of all amounts available but undrawn under the Facility and all undisbursed moneys in the Construction Accounts; (B) proceeds of insurance received and available to the Borrower, (C) Loss Proceeds; (D) liquidated damages under Project Documents and other amounts which are due and payable pursuant to the Transaction Documents; (E) any unfunded Sponsor Support obligation pursuant to Sections [ ] of the Sponsor Support Agreement, equals or exceeds the sum of the amount necessary to pay all balance Project Costs which have been or are reasonably likely to be incurred in connection with the Project in order to achieve Final Completion.

8.	Outstanding Due Amounts under the Facility including the amount of the Drawdown requested hereunder is .
IN WITNESS WHEREOF, I have hereunto set my hand this day of                     .

STERLITE ENERGY LIMITED
By:
Name:
Designation:

EXHIBIT 3
LENDING CONFIRMATION NOTICE

To:	Sterlite Energy Limited
Cc:	[•]
Lending Confirmation Notice
Ladies and Gentlemen:
This notice is issued pursuant to Section 5.4.1.2 of the Common Rupee Loan Agreement, dated as of __________________ (the “Common Rupee Loan Agreement”), among the Borrower, the Lenders, the Security Trustee and the Facility Agent in connection with the, Notice of Drawdown of the Borrower dated ____________, 20__.
1.	We hereby state that as of the date hereof, we have not received an Unsatisfied CP Notice from any Lender in accordance with the Common Rupee Loan Agreement.

2.	Based on the information supplied to us by the Borrower, we also certify that the conditions precedent to Drawdown stipulated in Section 5 of the Common Rupee Loan Agreement have been satisfied.

3.	Pursuant to Section 5.4.1 of the Common Rupee Loan Agreement, Drawdown may occur in terms of the Notice of Drawdown of the Borrower dated ____________, 20__.

For and on behalf of [ ], as Facility Agent

Name:
Designation:

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly Authorized, as of the date first above written.

THE COMMON SEAL OF STERLITE ENERGY LIMITED has pursuant to the Resolution of its Board of Directors passed in that behalf on ___________________ hereunto been affixed in the presence of Shri. _________ ____________________________________
Director/ Company Secretary/ Authorised Signatory, who has signed these presents in token thereof and Shri ___________________ ____________ Company Secretary/ Authorised Signatory who has signed these presents in token thereof.		) ) ) ) ) ) ) ) ) )	/s/ V. Ramanathan /s/ Manish Bhatter

IDBI TRUSTEESHIP SERVICES LIMITED		)
as Security Trustee, for the Lenders		)

By:	/s/ Ajit S. Guruji

Name:	Ajit S. Guruji
Title:	Vice President

STATE BANK OF INDIA		)
as Facility Agent, for the Lenders		)

By:	/s/ VRK Saxena

Name:	VRK Saxena
Title:	Assistant General Manager

STATE BANK OF INDIA		)
as Issuing Bank

By:	/s/ VRK Saxena

Name:	VRK Saxena
Title:	Assistant General Manager

STATE BANK OF INDIA		)
as a Rupee Lender

By:	/s/ VRK Saxena

Name:	VRK Saxena
Title:	Assistant General Manager

IDBI BANK LIMITED as a Rupee Lender		)

By:	/s/ Subrajit Bhowmick

Name:	Subrajit Bhowmick
Title:	Deputy General Manager

PUNJAB NATIONAL BANK		)
as a Rupee Lender

By:	/s/ V.K. Sardeshpande

Name:	V.K. Sardeshpande
Title:	Sr. Manager

ANDHRA BANK		)
as a Rupee Lender

By:	/s/ K.G. Sivasankar Rao

Name:	K.G. Sivasankar Rao
Title:	Chief Manager

LIFE INSURANCE CORPORATION OF INDIA		)
as a Rupee Lender

By:	/s/ Smt. Anjali N. Desai

Name:	Smt. Anjali N. Desai
Title:	Deputy Secretary (Investment)

SYNDICATE BANK		)
as a Rupee Lender

By:	/s/ Jugeshchander

Name:	Jugeshchander
Title:	Assistant General Manager

TAMILNAD MERCANTILE BANK		)
as a Rupee Lender

By:	/s/ S. Senthil Anandan

Name:	S. Senthil Anandan
Title:	Chief Manager

BANK OF INDIA		)
as a Rupee Lender

By:	/s/ V.V. Agnihotri

Name:	V.V. Agnihotri
Title:	Assistant General Manager

CANARA BANK		)
as a Rupee Lender

By:	/s/ M.R. Muralidhar

Name:	M.R. Muralidhar
Title:	Chief Manager

CORPORATION BANK		)
as a Rupee Lender

By:	/s/ M. Pineiro

Name:	M. Pineiro
Title:	Chief Manager

UNION BANK OF INDIA
as a Rupee Lender

By:	/s/ N.S. Hegde

Name:	N.S. Hegde
Title:	Chief Manager

UNITED BANK OF INDIA
as a Rupee Lender

By:	/s/ Sanjay Kumar

Name:	Sanjay Kumar
Title:	Assistant General Manager

ALLAHABAD BANK		)
as a Rupee Lender

By:	/s/ Ashok Nath Chattopadhyay

Name:	Ashok Nath Chattopadhyay
Title:	Senior Manager

ORIENTAL BANK OF COMMERCE		)
as a Rupee Lender

By:	/s/ K.K. Aacharya

Name:	K.K. Aacharya
Title:	Deputy General Manager

UCO BANK		)
as a Rupee Lender

By:	/s/ R.K. Anjaria

Name:	R.K. Anjaria
Title:	Senior Manager—Relationship

JAMMU & KASHMIR BANK LIMITED		)
as a Rupee Lender

By:	/s/ A.K. Pardita

Name:	A.K. Pardita
Title:	Senior Executive Manager

CENTRAL BANK OF INDIA		)
as a Rupee Lender

By:	/s/ B. Akbaraly

Name:	B. Akbaraly
Title:	Assistant General Manager

THE BANK OF RAJASTHAN LIMITED		)
as a Rupee Lender

By:	/s/ A.M. Arun

Name:	A.M. Arun
Title:	Senior Manager